UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ATC TECHNOLOGY CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.
☐	Fee paid previously with preliminary materials.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of ATC Technology Corporation

(2)	Aggregate number of securities to which transaction applies:

20,329,648 shares of ATC Technology Corporation common stock (including 175,537 restricted shares) and

1,408,985 shares of ATC Technology Corporation common stock issuable pursuant to in-the-money options.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$25.00 per share of ATC Technology Corporation common stock

(4)	Proposed maximum aggregate value of transaction:

$517,045,135.27 (equal to the sum of (A) 20,329,648 shares of common stock (including 175,537 restricted shares) each multiplied by $25.00 and (B) the aggregate value of “in-the-money” options to purchase

1,408,985 shares of common stock determined by taking the difference between $25.00 and the exercise price per share of each of the in-the-money options).

(5)	Total fee paid:

$36,865.32

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of ATC Technology Corporation, a Delaware corporation (“ATC”), to be held on [—], 2010, at [—] local time at [—].

At the special meeting, you will be asked to approve and adopt an Agreement and Plan of Merger, dated as of July 18, 2010 (the “merger agreement”), by and among ATC, Genco Distribution System, Inc., a Pennsylvania corporation (“Buyer”), and Transformers Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Buyer (“Merger Sub”), pursuant to which Merger Sub will be merged with and into ATC, and ATC will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Buyer. Upon completion of the merger, you will be entitled to receive $25.00 in cash, without interest and less applicable withholding taxes, for each share of ATC common stock that you own immediately prior to the effective time of the merger.

Following the completion of the merger, Buyer will indirectly own all of ATC’s issued and outstanding capital stock and ATC will continue its operations as an indirect wholly-owned subsidiary of Buyer. As a result, ATC will no longer have its stock listed on the Nasdaq and will no longer be required to file periodic and other reports with the Securities and Exchange Commission. After the merger, you will no longer have an equity interest in ATC and will not participate in any potential future earnings of ATC.

ATC’s Board of Directors has unanimously approved and authorized the merger agreement, and unanimously recommends that you vote “FOR” adoption of the merger agreement. In arriving at its recommendation, ATC’s Board of Directors carefully considered a number of factors described in the accompanying proxy statement.

If your shares are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will be unable to vote your shares without receiving instructions from you. You should instruct your broker, bank or other nominee to vote your shares, and you should do so following the procedures provided by your broker, bank or other nominee. Failure to instruct your broker, bank or other nominee to vote your shares will have the same effect as voting against approval and adoption of the merger agreement.

If you do not hold your shares in “street name” and you complete, sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of approval and adoption of the merger agreement. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against approval and adoption of the merger agreement. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

Your proxy may be revoked at any time before it is voted by submitting a later-dated proxy to ATC in writing or by telephone or over the Internet, by submitting a written revocation to the corporate secretary of ATC prior to the vote at the special meeting, or by attending and voting in person at the special meeting. For shares held in “street name,” you may revoke or change your vote by submitting instructions to your bank, broker or other nominee.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of ATC common stock approve and adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by telephone or over the Internet following the instructions on the proxy card.

Your prompt submission of a proxy card will be greatly appreciated.

Sincerely,

Todd R. Peters
President and CEO

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [—], 2010 and is first being mailed to ATC’s stockholders on or about [—], 2010.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2010

ATC TECHNOLOGY CORPORATION

To the Stockholders of ATC Technology Corporation:

Notice is hereby given that a special meeting of stockholders of ATC Technology Corporation, a Delaware corporation (“ATC”), will be held on [—], 2010 at [—] local time at [—] located at [—], for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 18, 2010 (the “merger agreement”), by and among ATC, Genco Distribution System, Inc., a Pennsylvania corporation, and Transformers Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Buyer (“Merger Sub”), pursuant to which Merger Sub will be merged with and into ATC, and ATC will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Buyer. As part of the merger, each issued and outstanding share of ATC common stock will be converted into the right to receive $25.00 in cash, without interest and less applicable withholding taxes.

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

3. To consider and vote upon any other matters that properly come before the special meeting.

Only holders of record of ATC common stock at the close of business on [—], 2010, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

The merger agreement and the merger are described in the accompanying proxy statement, which ATC urges you to read carefully. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of ATC common stock approve the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by telephone or over the Internet following the instructions on the proxy card.

ATC’s Board of Directors has unanimously approved and authorized the merger agreement, and unanimously recommends that you vote “FOR” adoption of the merger agreement.

Under Delaware law, ATC’s stockholders may exercise appraisal rights in connection with the merger. Stockholders who do not vote in favor of the merger proposal and who comply with all of the other necessary procedural requirements under Delaware law will have the right to dissent from the merger and to seek appraisal of the fair value of their ATC shares, exclusive of any element of value arising from the expectation or accomplishment of the merger. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the General Corporation Law of the State of Delaware, a copy of which is included as Appendix B to the accompanying proxy statement.

By Order of ATC’s Board of Directors,

Joseph Salamunovich
Secretary

[—], 2010

Please do not send your ATC common stock certificates to ATC at this time. If the merger is completed, you will be sent instructions regarding the surrender of your certificates.

Proxy Statement

2

SUMMARY

This following summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the appendices. In addition, ATC Technology Corporation (“ATC” or the “Company”) incorporates by reference important business and financial information about the Company in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where Stockholders Can Find More Information” beginning on page [—]. In this proxy statement, we refer to Genco Distribution System, Inc. as “Buyer” and Transformers Merger Sub, Inc. as “Merger Sub.”

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Purpose of Stockholders’ Vote. You are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 18, 2010, by and among ATC, Buyer and Merger Sub, which is referred to in this proxy statement as the “merger agreement.” Pursuant to the merger agreement, Merger Sub will be merged with and into ATC, and ATC will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Buyer. Upon completion of the merger, each issued and outstanding share of ATC common stock (except for shares of ATC common stock owned immediately prior to the effective time of the merger by ATC or Buyer or their respective subsidiaries, which will be cancelled without the payment of any consideration, and shares held by stockholders properly demanding and perfecting appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive $25.00 in cash, without interest and less applicable withholding taxes. See “The Special Meeting” beginning on page [—].

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Parties Involved in the Proposed Transaction. ATC is a Delaware corporation. Buyer is a Pennsylvania corporation. Merger Sub is a Delaware corporation and an indirect wholly-owned subsidiary of Buyer. See “The Companies” beginning on page [—].

•	Special Meeting. The stockholders’ vote will take place at a special meeting to be held on [— ], 2010 at [—], located at [—] at [—] a.m. local time. See “The Special Meeting” beginning on page [—].

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Required Vote of the Company’s Stockholders. Under Delaware law, the affirmative vote of the holders of a majority of the shares of ATC common stock outstanding and entitled to vote is necessary to approve and adopt the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement. The approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger proposal requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereat and thereon. See “The Special Meeting—Record Date and Voting Information” beginning on page [—].

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Other Conditions. The completion of the merger is also subject to the satisfaction of conditions customary for a transaction of this type, including the expiration or termination of the regulatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the absence of legal prohibitions to the merger, the accuracy of the representations and warranties of the Company (subject to certain qualifications) and the absence of a material adverse effect on the Company. See “The Merger (Proposal 1)—Regulatory Approvals” beginning on page [—], “The Merger Agreement—Representations and Warranties” beginning on page [—] and “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [—].

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Financing Condition. In addition, the completion of the merger is subject to the availability to Buyer of equity and debt financing sufficient to pay the merger consideration and other amounts and fees payable under the merger agreement. The total amount of funds required to complete the merger and the other transactions contemplated by the merger agreement is anticipated to be approximately $[—]. Buyer intends to finance the merger and the other transactions contemplated by the merger agreement through the application of proceeds of approximately $[125] million from the sale of Buyer shares of common stock to certain affiliates of Greenbriar Equity Group LLC (collectively, “Greenbriar”), from borrowings under a new $[450] million line of credit to be extended to Buyer by PNC Bank, National Association (“PNC”) and Wells Fargo Bank, N.A. (“Wells Fargo”) and through the application of cash on hand. See “The Merger (Proposal 1)—Merger Financing” beginning on page [—]. The debt commitment letter obtained by Buyer from PNC and Wells Fargo, which is referenced in this proxy statement as the “debt commitment letter” contains closing conditions described below under “Merger (Proposal 1) – Merger Financing – Debt Financing” beginning on page [—], including (i) the absence of a material adverse effect on Buyer and (ii) the absence of a material adverse effect on the Company. The stock purchase agreement between Buyer and Greenbriar (which is referred to in this proxy statement as the “stock purchase agreement”) obligates Greenbriar to fund the equity financing subject only to (i) satisfaction or waiver by Buyer (with the consent of Greenbriar in the case of any material waivers) of each of the conditions precedent to Buyer’s obligations to complete the merger, (ii) the satisfaction or waiver by ATC of each of the conditions precedent to ATC’s obligations to complete the merger and (iii) Buyer’s ability to make its initial borrowing under the debt financing.

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Effect of the Merger on the Company’s Outstanding Common Stock. Upon completion of the merger, each issued and outstanding share of ATC common stock (except for shares of ATC common stock owned immediately prior to the effective time of the merger by ATC or Buyer or their respective subsidiaries, which will be cancelled without the payment of any consideration, and shares held by stockholders properly demanding and perfecting appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive $25.00 in cash, without interest and less applicable withholding taxes. See “The Merger (Proposal 1)—Certain Effects of the Merger” beginning on page [—].

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Record Date. You are entitled to vote at the special meeting if you owned shares of ATC common stock at the close of business on [—], 2010, which is the record date for the special meeting. On the record date, [—] shares of ATC common stock were outstanding and entitled to vote at the special meeting. See “The Special Meeting—Record Date and Voting Information” beginning on page [—].

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Voting Information. You will have one vote for each share of ATC common stock that you owned at the close of business on the record date. If your shares are held in “street name” by a broker, you will need to provide your broker with instructions on how to vote your shares. Before voting your shares of ATC common stock, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, please refer to “The Special Meeting—Record Date and Voting Information” beginning on page [— ].

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Board Recommendation. The Company’s Board of Directors has unanimously approved and authorized the merger agreement, and unanimously recommends that you vote “FOR” adoption of the merger agreement. See “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors” beginning on page [—].

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Opinion of ATC’s Financial Advisor. Robert W. Baird & Co. Incorporated (“Baird”) delivered its opinion to the Company’s Board of Directors that, as of July 18, 2010, and based upon and subject to the factors and assumptions set forth therein, the $25.00 per share in cash to be received by the holders of shares of Company common stock (other than Buyer, Merger Sub, and their affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders (other than Buyer, Merger Sub, and their affiliates). The full text of the written opinion of Baird, dated July 18, 2010 (the date the Board voted to approve the merger agreement), which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement. Baird provided its opinion for the information and assistance of the Company’s Board of Directors in connection with its consideration of the merger. The Baird opinion does not constitute a recommendation as to how any holder of the Company’s common stock should vote with respect to the merger. Pursuant to an engagement letter between the Company and Baird, the Company has agreed to pay Baird a transaction fee of approximately $4.4 million for its services, a significant portion of which is payable only upon consummation of the merger.

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Interests of the Company’s Directors and Executive Officers in the Merger. No stockholder is entitled to receive any special merger consideration. However, you should be aware that some of the Company’s executive officers and directors have relationships with the Company that may be different from your interests as a stockholder and that may present actual or potential conflicts of interest. These interests are discussed in detail in “The Merger (Proposal 1)—Interests of ATC Directors and Executive Officers in the Merger” beginning on page [—].

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Material U.S. Federal Income Tax Consequences of the Merger. The merger will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined herein) will recognize gain or loss equal to the difference between the consideration received (prior to reduction for any applicable withholding taxes) in the merger and the U.S. holder’s adjusted tax basis in the shares of ATC common stock surrendered. See “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences” beginning on page [—] for a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders.

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Treatment of Outstanding Options and Restricted Stock. Immediately before the effective time of the merger, all outstanding unvested options and restricted stock awarded under ATC’s equity compensation plans will become fully vested. As described in further detail below, the holders of “in the money” options will receive, in exchange for their options, an amount in cash per share equal to the excess of $25.00 over the exercise price per share of the options. Upon such exchange of “in the money” options, such options will be cancelled. “Out of the money” options will be converted, pursuant to the terms of ATC’s equity compensation plans, into the right to receive upon exercise of the option (including the payment of the exercise price), $25.00 in cash per share. Any “out of the money” options that remain unexercised will be cancelled on the later of the effective date of the merger and 30 days after ATC’s stockholders approve the merger agreement. Each share of restricted stock shall be exchanged for $25.00 in cash. All payments described in this paragraph will be made without interest and will be subject to deductions for applicable withholding taxes.

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Appraisal Rights. Stockholders who oppose the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and otherwise comply with the procedures of Section 262 of the General Corporation Law of the State of Delaware, which is Delaware’s appraisal rights statute. A copy of Section 262 is included as Appendix B to this proxy statement. See “The Merger (Proposal 1)—Appraisal Rights” beginning on page [—] and Appendix B to this proxy statement.

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Anticipated Closing of the Merger. The merger will be completed after all of the conditions to the merger are satisfied or waived, including expiration or termination of the regulatory waiting period under the HSR Act, the adoption of the merger agreement by the Company’s stockholders, the absence of legal prohibitions to the merger, the accuracy of the representations and warranties of the parties (subject to certain qualifications) and the absence of a material adverse effect on the Company. In addition, the completion of the merger is subject to the availability to Buyer of financing sufficient to pay the merger consideration and other amounts and fees payable under the merger agreement. For a discussion of certain conditions to completion of such financing, see “Merger (Proposal 1) – Merger Financing” beginning on page [—]. The Company currently expects the merger to be completed in the fourth quarter of 2010, although the Company cannot assure completion by any particular date, if at all. The Company will issue a press release and a letter of transmittal for your use once the merger has been completed. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [—].

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Solicitation Period and Limitations on Solicitations of Other Offers. Pursuant to the merger agreement, the Company was permitted to actively solicit alternative takeover proposals during a 30-day “go-shop” period that ended at 11:59 p.m. New York City time on August 17, 2010. During this period the Company, through its financial advisor, actively solicited such proposals. Despite the extensive efforts of ATC and its advisors during the go-shop period, the process did not result in any party being designated an “excluded party,” as defined in the merger agreement, with whom merger discussions may continue. See “The Merger Agreement—Covenants of ATC—Solicitation of Other Offers” beginning on page [—]. Accordingly, the Company is not permitted to solicit alternative takeover proposals and may only respond to certain unsolicited proposals prior to the time the Company’s stockholders adopt the merger agreement. If the Company’s Board of Directors determines that a takeover proposal is a superior proposal, the Company may terminate the merger agreement upon the satisfaction of certain conditions, including the Company’s payment of a break-up fee of $20,000,000. A reduced break-up fee of $15,000,000 would have applied had the Company terminated the merger agreement to accept a superior proposal prior to the end of the go-shop period. See “The Merger Agreement—Covenants of ATC—No Solicitation of Takeover Proposals After the Go-Shop Period; Fiduciary Out” beginning on page [—] and “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page [—].

•	Termination. The merger agreement may be terminated before the completion of the merger in certain circumstances. See “The Merger Agreement—Termination” beginning on page [—].

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Break-Up Fees and Expense Reimbursement. The merger agreement contains termination rights for both ATC and Buyer. The merger agreement further provides that in specified circumstances, upon termination, ATC may be required to pay Buyer a break-up fee of $20,000,000. A reduced break-up fee of $15,000,000 would have applied had the Company terminated the merger agreement to accept a superior proposal prior to the end of the go-shop period. The merger agreement also provides that, in certain other circumstances, upon termination, Buyer may be required to pay ATC an amount equal to $2,000,000 intended to reimburse certain expenses incurred by ATC in connection with the transaction. Upon the occurrence of certain other termination events, no payments are required to be made by either party. See “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page [—].

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Specific Performance. Under certain circumstances, a party may seek specific performance to require the other party to complete the merger. If a termination fee is due and payable to a party, such party is not entitled to require the other party to complete the merger. See “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page [—].

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Additional Information. You can find more information about the Company in the periodic reports and other information the Company files with the Securities and Exchange Commission (the “SEC”). This information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov and on the Company’s website at http://www.goatc.com. For a more detailed description of the additional information available, see “Where Stockholders Can Find More Information” beginning on page [—].

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE

SPECIAL MEETING

The following questions and answers are for your convenience only, briefly address some commonly asked questions about the merger and are qualified in their entirety by the more detailed information contained elsewhere in this proxy statement. You should still carefully read this entire proxy statement, including the attached appendices.

Q:	Why am I receiving these materials?

A:	The Company’s Board of Directors is providing these proxy materials to give you information to determine how to vote in connection with the special meeting of the Company’s stockholders. The Company’s Board of Directors has unanimously approved and authorized the merger agreement, and unanimously recommends that you vote “FOR” adoption of the merger agreement.

Q:	When and where is the special meeting?

A:	The special meeting will be held at [—] local time on [—], 2010, at [—], located at [—].

Q:	Upon what am I being asked to vote?

A:	You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement pursuant to which Merger Sub will merge with and into ATC and ATC will continue as the surviving corporation and become a wholly-owned subsidiary of Buyer. You are also being asked to consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Why is the merger being proposed?

A:	The Company’s purpose in proposing the merger is to enable stockholders to receive, upon completion of the merger, $25.00 in cash, without interest and less applicable withholding taxes, per share. After careful consideration, the Company’s Board of Directors has unanimously approved and authorized the merger agreement, determined that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of the Company and its stockholders and unanimously recommends that the Company’s stockholders vote “FOR” adoption of the merger agreement. For a more detailed discussion of the conclusions, determinations and reasons of the Company’s Board of Directors for recommending that the Company undertake the merger on the terms of the merger agreement, see “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors,” beginning on page [—].

Q:	What will happen in the merger?

A:	In the merger, Merger Sub will be merged with and into ATC and ATC will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Buyer.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $25.00 in cash, without interest and less any applicable withholding taxes, for each share of ATC common stock that you own immediately prior to the effective time of the merger.

Q:	What is the recommendation of the Company’s Board of Directors?

A:	Based on the factors described in “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors,” the Company’s Board of Directors has approved and authorized the merger agreement by unanimous vote and unanimously recommends that you vote “FOR” the merger agreement. In the unanimous opinion of the Company’s Board of Directors, the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of the Company and its stockholders. See “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors” beginning on page [—].

Q:	Who will own ATC after the merger?

A:	After the merger, ATC will be an indirect wholly-owned subsidiary of Buyer.

Q:	What are the consequences of the merger to present members of management and the Company’s Board of Directors?

A:	Shares of stock owned by members of management and the Company’s Board of Directors will be treated the same as shares held by other stockholders. Options, and restricted stock owned by members of management and the Company’s Board of Directors will be treated the same as options and restricted stock held by other employees. See “Treatment of Outstanding Options and Restricted Stock” in the Summary section above. In addition, certain executive officers are entitled to receive enhanced severance payments under their existing employment agreements if their employment is terminated without cause within 18 months after the merger. Finally, the merger will be treated as a “change in control” for purposes of ATC’s nonqualified deferred compensation plan, triggering both the accelerated vesting of matching funds in the participants’ accounts and distributions from the plan. For more information, see “The Merger (Proposal 1)—Interests of ATC Directors and Executive Officers in the Merger” beginning on page [—].

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must either be satisfied or waived. These conditions are described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [—]. These conditions include, among others, the expiration or termination of the regulatory waiting period under the HSR Act, the adoption of the merger by ATC’s stockholders, the absence of legal prohibitions to the merger, the accuracy of the representations and warranties of the parties (subject to certain qualifications) and the absence of a material adverse effect on the Company. In addition, the completion of the merger is subject to the availability to Buyer of equity and debt financing sufficient to pay the merger consideration and other amounts and fees payable under the merger agreement. Further, the debt commitment letter contains closing conditions described below under “Merger (Proposal 1) – Merger Financing – Debt Financing” beginning on page [—], including (i) the absence of a material adverse effect on Buyer and (ii) the absence of a material adverse effect on the Company. The stock purchase agreement providing for the equity financing necessary to complete the financing obligates Greenbriar to fund the equity financing subject only to (i) satisfaction or waiver by Greenbriar of each of the conditions precedent to Buyer’s obligations to complete the merger, (ii) the satisfaction or waiver by ATC of each of the conditions precedent to ATC’s obligations to complete the merger and (iii) Buyer’s ability to make its initial borrowing under the debt financing. If these conditions are not satisfied or waived, the merger will not be completed.

Q:	Who can vote on the merger agreement?

A:	Holders of ATC common stock at the close of business on [—], 2010, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	The merger agreement must be approved and adopted by the affirmative vote of a majority of the shares of ATC common stock outstanding on the record date.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of ATC common stock must be present for the special meeting to be held. A quorum is present if the holders of record of a majority of the outstanding shares of ATC common stock entitled to vote at the meeting are present at the meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present. Broker non-votes are not counted as present for the purpose of determining whether a quorum is present.

Q:	How many votes do I have?

A:	You have one vote for each share of ATC common stock that you own as of the record date.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions from the beneficial owner with respect to the merger proposal or the adjournment proposal. Because under Delaware law adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of ATC common stock, the failure to vote, broker non-votes and abstentions will have the same effect as voting “AGAINST” the merger proposal. See “Adjournment of the Special Meeting (Proposal 2),” beginning on page [—].

Because approval of the adjournment proposal requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy and entitled to vote thereon and thereat, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, and broker non-votes will have no effect on the outcome of the adjournment proposal.

Q:	How do I vote my ATC common stock?

A:	Before you vote, you should read this proxy statement in its entirety, including the appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, see “The Special Meeting—Record Date and Voting Information” beginning on page [—].

Q:	What happens if I do not vote?

A:	The vote to adopt the merger agreement is based on the total number of shares of ATC common stock outstanding on the record date, and not just the shares that are voted. If you do not vote, it will have the exact same effect as a vote “AGAINST” the merger proposal. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of ATC common stock upon completion of the merger, unless you properly exercise your appraisal rights. See “The Special Meeting” and “The Merger (Proposal 1)—Appraisal Rights” beginning on pages [—] and [—], respectively, and Appendix B to this proxy statement.

Q:	If the merger is completed, how will I receive cash for my shares?

A:	If the merger agreement is adopted and the merger is consummated, and if you are the record holder of your shares of ATC common stock immediately prior to the effective time of the merger (i.e., you have a stock certificate), you will be sent a letter of transmittal to complete and return to [—], referred to herein as the “paying agent.” In order to receive the $25.00 in cash, without interest and less any applicable withholding taxes, per share merger consideration, you must send the paying agent, according to the instructions provided, your validly completed letter of transmittal together with your ATC stock certificates and other required documents as instructed in the separate mailing. Once you have properly submitted a completed letter of transmittal, you will receive cash for your shares. If your shares of ATC common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions after the effective time of the merger from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares and receive cash for those shares.

Q:	When should I send in my stock certificates?

A:	You should send your stock certificates together with the letter of transmittal sent to you following the consummation of the merger. You should not send your stock certificates now.

Q:	I do not know where my stock certificate is – how will I get my cash?

A:	The materials you are sent after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a bond to the Company in order to cover any potential loss.

Q:	What happens if I sell my shares of ATC common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of ATC common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will vote your shares only if you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the directions provided to you by your broker, bank or other nominee.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an Individual Retirement Account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of ATC common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	What if I fail to instruct my broker?

A:	Without instructions, your broker will not vote any of your shares held in “street name.” Broker non-votes will not be counted for purposes of determining the presence or absence of a quorum. Broker non-votes will have exactly the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the outcome of the vote on the adjournment proposal.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working to complete the merger as quickly as possible. In order to complete the merger, the Company must obtain the stockholder approval described in this proxy statement, and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger in the fourth quarter of 2010, although the Company cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	The merger will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined herein) will recognize a taxable gain or loss in an amount equal to the difference between the consideration received in the merger (prior to reduction for any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in the shares of ATC common stock surrendered. See “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences” beginning on page [—] for a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders.

The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What happens if I do not return a proxy card?

A:	Your failure to return your proxy card will have the same effect as voting against adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from such record holder.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

•	First, you can send a written notice to the ATC Corporate Secretary stating that you would like to revoke your proxy;

•	Second, you can complete and submit a new proxy in writing, by telephone or over the Internet; or

•	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change those instructions.

Q:	What rights do I have to seek a valuation of my shares?

A:	Under Delaware Law, stockholders who oppose the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and they otherwise comply with the procedures of Section 262 of the General Corporation Law of the State of Delaware, which is Delaware’s appraisal statute. A copy of Section 262 is included as Appendix B to this proxy statement.

Q:	Who can help answer my questions?

A:	If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact [—] via telephone at [—] or via [—] at [—]. You may also call the Company’s proxy solicitor, [—], toll-free at [—] (banks and brokers may call collect at [—]).

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the special meeting to be held at [—], on [—], 2010 at

[—] local time.

The Company is asking its stockholders to vote on the adoption of the merger agreement, dated as of July 18, 2010, by and among ATC, Buyer and Merger Sub. If the merger is completed, ATC will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Buyer, and the Company’s stockholders (other than those who perfect their appraisal rights under Delaware law) will have the right to receive $25.00 in cash, without interest and less any applicable withholding taxes, for each share of ATC common stock that they own immediately prior to the effective time of the merger.

THE COMPANIES

ATC Technology Corporation

ATC Technology Corporation, through its subsidiaries, provides outsourced supply chain logistics services and engineering solutions to the consumer electronics industries and light-, medium- and heavy-duty vehicle aftermarket. Through ATC’s “Logistics” business, it offers value-added supply chain services primarily to the wireless, high-end consumer electronics, broadband and cable, and light vehicle automotive electronics markets. These services include fulfillment, returns management, reverse logistics, packaging, test and repair, and other related services. Through ATC’s “Drivetrain” business, it provides customized remanufacturing services focused on complex light-, medium- and heavy-duty vehicle drivetrain products, consisting principally of automatic transmissions and to a lesser extent engines, that are primarily sold through the service, repair and parts organizations of the Company’s customers. ATC generally provides services under contractual relationships with customers that distribute high-value, complex products.

ATC believes that its service offerings are differentiated from those of its competitors by the degree of customization it provides coupled with its focus on quality and the consistency of its performance. ATC has developed business processes, technical capabilities and information technology systems that allow it to design flexible and scaleable solutions that help its customers reduce their costs, improve their supply chain efficiency and enhance their profitability. ATC manages, monitors and communicates detailed information about its processes and its customers’ shipments, returns, products and inventory on a real-time basis. This information is readily accessible to its customers, easy-to-use, and customized to fit their needs. ATC also uses this information to analyze and improve the performance of its businesses and to help it achieve its exacting quality and service benchmarks.

Additional information about ATC’s business is set forth in ATC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, ATC’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, which are incorporated in this proxy statement by reference. See “Where Stockholders Can Find More Information” beginning on page [—].

ATC Technology Corporation

1400 Opus Place, Suite 600

Downers Grove, Illinois 60515-5707

Telephone: (630) 271-8100

Genco Distribution System, Inc.

Genco Distribution System, Inc., through its subsidiaries, provides comprehensive supply chain solutions, including contract logistics, transportation logistics, parcel freight negotiation and audits, reverse logistics, product liquidation, pharmaceutical services, government solutions and supply chain technology solutions. Genco is one of the largest U.S.-based third-party logistics providers in North America and a recognized leader in reverse logistics. It is a privately held company dating back to 1898 with headquarters in Pittsburgh with more than 120 operations throughout the U.S. and Canada. Mr. Herb Shear, the Company’s current Chairman and CEO, has been part of the organization since 1971, and is the third generation to be involved in the logistics business.

Genco Distribution System, Inc.

100 Papercraft Park

Pittsburgh, Pennsylvania 15238

Telephone: (412) 820-3700

Transformers Merger Sub, Inc.

Transformers Merger Sub, Inc., an indirect wholly-owned subsidiary of Buyer, is a Delaware corporation formed on July 14, 2010 for the purpose of effecting the merger. At the effective time of the merger, Transformers Merger Sub, Inc. will be merged with and into the Company and the name of the resulting company will be ATC Technology Corporation. Transformers Merger Sub, Inc. has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Transformers Merger Sub, Inc.

c/o Genco Distribution System, Inc.

100 Papercraft Park

Pittsburgh, Pennsylvania 15238

Telephone: (412) 820-3700

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING

INFORMATION

This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on ATC’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning ATC’s possible or assumed future results of operations and ATC’s plans, intentions and expectations to complete the merger and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. They include statements relating to future revenues and expenses, the expected growth of the Company’s business and trends and opportunities in the Company’s markets.

These forward-looking statements include, among other things, whether and when the proposed merger will close and whether conditions to the proposed merger will be satisfied. These forward-looking statements also involve known and unknown risks, uncertainties and other factors that include, among others, the failure of the merger to be completed, the time at which the merger is completed, approval and adoption of the merger by the Company’s stockholders, failure of Buyer to obtain financing for the merger, and failure by the Company or by Buyer or Merger Sub to satisfy other conditions to the merger.

The forward-looking statements are not guarantees of future performance or that the merger will be completed as planned, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict. The risk factors discussed herein are also discussed in the documents that are incorporated by reference into this proxy statement, including ATC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and ATC’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010. These factors may cause the Company’s actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Except to the extent required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained throughout this proxy statement.

All information contained in this proxy statement concerning Buyer and Merger Sub has been supplied by Buyer and Merger Sub and has not been independently verified by ATC.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of the Company’s Board of Directors for use at a special meeting of the Company’s stockholders to be held on [—], 2010, at [—] local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at [—] at [—].

At the special meeting, the Company’s stockholders are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 18, 2010, by and among ATC, Buyer and Merger Sub. The Company’s stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement.

ATC does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Only holders of record of ATC common stock at the close of business on [—], 2010 are entitled to notice of and to vote at the special meeting. At the close of business on [—], 2010, [—] shares of ATC common stock were outstanding and entitled to vote. A list of the Company’s stockholders will be available for review at the Company’s executive offices during regular business hours after the date of this proxy statement and through the date of the special meeting. Each holder of record of ATC common stock on the record date will be entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of ATC common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Abstentions are counted for purposes of determining whether a quorum exists at the special meeting. Broker non-votes are not counted for purposes of determining whether a quorum exists at the special meeting.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” adoption of the merger agreement, “FOR” the approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the special meeting or any postponement or adjournment of the special meeting.

Stockholders may also vote in person by ballot at the special meeting.

The affirmative vote of holders of a majority of the outstanding shares of ATC common stock is required to approve and adopt the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of ATC common stock, failure to vote your shares of ATC common stock (including failure to provide voting instructions if you hold through a broker, bank or other nominee) will have exactly the same effect as a vote against the merger agreement.

The approval of the proposal to adjourn the special meeting if there are not sufficient votes to approve and adopt the merger agreement requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereat and thereon. The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

Please do not send in stock certificates at this time. If the merger is completed, you will be sent a letter of transmittal regarding the procedures for exchanging existing ATC stock certificates for the $25.00 in cash, without interest and less any applicable withholding taxes, per share payment.

How You Can Vote

Each share of ATC common stock outstanding on [—], 2010, the record date for stockholders entitled to vote at the special meeting, is entitled to one vote at the special meeting. The affirmative vote of holders of a majority of the outstanding shares of ATC common stock is required to approve the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of ATC common stock, failure to vote your shares of ATC common stock (including failure to provide voting instruction if you hold through a broker, bank or other nominee) will have exactly the same effect as a vote against the merger agreement.

You may vote your shares in any of the following ways:

•

Submitting a Proxy by Mail. If you choose to have your shares voted at the special meeting by submitting a proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

•

Submitting a Proxy by Telephone. You can have your shares voted at the special meeting by submitting a proxy by telephone by calling the toll-free number on the proxy card. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Submitting a proxy by telephone is available 24 hours a day. If you submit a proxy by telephone with respect to a proxy card, do not return that proxy card.

•

Submitting a Proxy by Internet. You can also have your shares voted at the special meeting by submitting a proxy via the Internet. The website for submitting a proxy via the Internet is www.[—], and is available 24 hours per day. Instructions on how to submit a proxy via the Internet are located on the proxy card enclosed with this proxy statement. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting form. If you submit a proxy via the Internet with respect to a proxy card, you should not return that proxy card.

•	Voting in Person. You can also vote by appearing and voting in person at the special meeting.

If you choose to have your shares of ATC common stock voted at the special meeting by submitting a proxy, your shares will be voted at the special meeting as you indicate on your proxy card, or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of ATC common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You should return a proxy by mail, by telephone, or via the Internet even if you plan to attend the special meeting in person.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. It may be revoked and/or changed at any time before it is voted at the special meeting by:

•	giving written notice of revocation to ATC’s Corporate Secretary;

•	submitting another proper proxy via the Internet, by telephone or a later-dated written proxy; or

•	attending the special meeting and voting by paper ballot in person. Your attendance at the special meeting alone will not revoke your proxy.

If your ATC shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the special meeting.

Expenses of Proxy Solicitation

ATC will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of ATC may solicit proxies by telephone, mail or the Internet or in person. However, they will not be paid for soliciting proxies. ATC will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from, those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. [—] has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of $[—], plus $[—] if the merger agreement is approved.

Adjournments

Although it is not expected, in the absence of a quorum at the special meeting, a majority in voting interest of the stockholders present in person or by proxy and entitled to vote at the special meeting or, if no stockholders are present in person or by proxy at the special meeting, any officer entitled to preside at, or act as secretary of, the special meeting may adjourn the meeting. When a meeting is adjourned to another time or place, notice need not be provided of the adjourned meeting if the time, place and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at the adjourned meeting are announced at the meeting at which the adjournment is taken. If, however, the date of the adjourned meeting is more than 30 days after the date for which the special meeting was originally called, or if, after the adjournment, a new record date is fixed, certain other information, including notice of place, date and time shall be provided to each stockholder of record entitled to vote at the adjourned meeting. Such notice will be delivered to you personally, or mailed to you at the post office addressed furnished by you to the Secretary of ATC for such purpose or, if you have not furnished your address to the Secretary for such purpose, then at your post office address last known to the Secretary. This notice will be provided not less than ten days nor more than 60 days before the date of the adjourned meeting and will set forth the purpose of the meeting.

Other Matters

The Company’s Board of Directors is not aware of any business to be brought before the special meeting other than that described in this proxy statement.

THE MERGER (PROPOSAL 1)

Background of the Merger

As part of their ongoing activities, ATC’s Board of Directors and ATC’s senior management have regularly evaluated ATC’s continuing business operations and growth as an independent company, as well as long-term strategic alternatives, including prospects for mergers and acquisitions and prospects for the sale of individual business segments (including ATC’s Drivetrain and Logistics business segments), each with a view towards maximizing stockholder value. These activities have included meeting with potential strategic and financial partners, reviewing and analyzing solicited and unsolicited indications of interest, conducting targeted processes and exploring strategic alternatives with potential buyers.

In the second quarter of 2009, ATC received unsolicited preliminary indications of interest from two separate financial sponsors to acquire the entire Company, at per-share prices of $18.00 and $22.00, respectively. These preliminary proposals were based solely on information available to the public at the time, and were subject to numerous conditions, including the satisfactory completion of due diligence. Following the serious consideration of these proposals by ATC with its financial advisor, Robert W. Baird & Co. Incorporated (“Baird”), ATC’s Board of Directors determined that the unsolicited indications of interest valued the Company at a price substantially below what the Board of Directors believed to be the Company’s intrinsic value at that time. Additional considerations, including the status of debt markets at the time, made it likely that leveraged transactions, such as those outlined in these preliminary indications of interest, would be subject to potentially significant financing risks and closing uncertainty. Accordingly, ATC’s Board of Directors decided not to pursue the preliminary indications of interest at that time.

In May 2009, ATC entered into discussions with a strategic party regarding a possible joint venture involving some or all of ATC’s Drivetrain business segment (which consisted of subsidiaries in North America and the United Kingdom). Following the announcement of the loss of the Company’s Honda remanufactured transmission business, these discussions focused on only a European joint venture. In June and July 2009, ATC received two unsolicited inquiries from strategic parties regarding a possible acquisition of ATC’s North American Drivetrain business. In light of these developments, ATC’s Board of Directors determined to explore a potential sale of all or a portion of ATC’s Drivetrain business segment. Baird advised ATC’s Board of Directors in connection with exploring a potential transaction, and conducted a targeted process to evaluate potential interest in ATC’s Drivetrain business segment.

ATC entered into non-disclosure agreements with several potential buyers of its Drivetrain business segment, and ATC’s senior management and Baird conducted due diligence sessions with some of these potential buyers. However, none of the parties involved in this targeted process ultimately submitted a definitive offer to acquire ATC’s Drivetrain business segment, nor did any of the parties agree to pursue a joint venture with ATC.

During the process involving the potential sale of the Drivetrain business segment, none of the potential buyers were interested in acquiring ATC’s U.K. Drivetrain business, except for two senior members of the U.K. management team. Following consultation with PricewaterhouseCoopers LLP, and its own financial analysis, ATC’s Board of Directors determined that a sale of the U.K. Drivetrain business to the two senior members of its U.K. management team for approximately £500,000, an amount in excess of the business’ projected liquidation value range, would be more beneficial to ATC and its stockholders than continuing to operate the U.K. Drivetrain business or terminating its operations and liquidating it. Accordingly, the sale of the U.K. Drivetrain business was concluded on May 5, 2010.

In mid September 2009, Party A, a financial sponsor, contacted Todd R. Peters, ATC’s Chief Executive Officer, requesting a meeting to explore strategic alternatives for ATC. On September 16, 2009, Party A met with Mr. Peters and Ryan Kelly, ATC’s Director of Corporate Development, and outlined potential transactions involving either (a) an acquisition of ATC in its entirety by Party A or (b) a merger of ATC and a portfolio company of Party A in which ATC would remain a public company and Party A would hold a significant ownership stake in ATC.

On September 17, 2009, Party B, a strategic party, contacted ATC regarding its interest in exploring a potential strategic combination of Party B and ATC.

On September 21, 2009, a representative of Macquarie Capital (USA) Inc. (“Macquarie”) met with Herbert S. Shear, Buyer’s Chief Executive Officer. At this meeting, Macquarie suggested that an opportunity could exist for combining Buyer and ATC in a transaction that would be beneficial to both companies. Although Macquarie was subsequently engaged as Buyer’s lead financial advisor, at the time of this meeting, Macquarie was not acting as an agent of or advisor to any party. Following this meeting Mr. Shear determined that the matter was worthy of consideration by the full Board of Directors of Buyer at its next meeting.

On September 23, 2009, at its regular quarterly meeting, ATC’s Board of Directors discussed, among other things, the status of efforts to sell the Drivetrain business segment, and the recent contacts from Party A and Party B.

On September 29, 2009, ATC entered into a confidentiality agreement with Party B.

On October 6, 2009, Mr. Peters met with Party B to discuss opportunities to strengthen their respective operations and customer platforms in the context of a potential business combination. In particular, Party B expressed interest in acquiring the Company’s Logistics business segment. Mr. Peters informed Party B that it was unlikely that ATC would sell its Logistics business segment outright due to anticipated significant income tax consequences. He informed Party B that if it was interested in pursuing a transaction, the transaction would have to be for the entire Company and that Party B should review publicly available financial information and submit a nonbinding preliminary indication of interest for ATC’s Board of Directors to consider. ATC’s relationship with AT&T and the AT&T contract term were discussed in the context of a proposed combination.

On October 14, 2009, Party A met with Mr. Peters and Mr. Kelly and delivered a short presentation describing the two potential transaction structures that Party A had outlined at their September 16, 2009 meeting, each of which valued ATC at $26.34 per share, and each of which contained various conditions including a financing condition and the spin-off of ATC’s Drivetrain business segment. The two structures involved (a) an acquisition of ATC in its entirety by Party A or (b) a merger of ATC and a portfolio company of Party A in which ATC would remain a public company and Party A would hold a significant ownership stake in ATC. Party A’s presentation was based solely on information available to the public at the time.

Also on October 14, 2009, Mr. Peters spoke again with Party B to discuss the status of Party B’s interest in a potential strategic transaction with ATC.

The following day, Party B submitted a written, non-binding preliminary indication of interest to acquire ATC at a 25%—35% premium over ATC’s then-current stock price and did not contain a financing condition. On October 14, 2009 (the last trading day before Party B’s preliminary indication of interest was received by ATC), the closing price per share of ATC’s common stock was $21.18. Party B’s preliminary proposal was based solely on information available to the public at the time, and was subject to numerous conditions.

On October 22, 2009, ATC’s Board of Directors held a meeting with Baird and a representative of Gibson, Dunn & Crutcher LLP, legal counsel to ATC (“Gibson Dunn”), to discuss, among other things, the terms of the recent preliminary proposals submitted by Party A and Party B. ATC’s Board of Directors also discussed in detail the parallel process involving the potential sale of ATC’s Drivetrain business segment, and a potential sale of the entire Company. During the meeting, Mr. Peters indicated that Party B had advised that the completion of a sale of ATC’s Drivetrain business segment was not a condition to Party B being willing to pursue an acquisition of ATC within the valuation range stated in its preliminary indication of interest. Baird also gave a presentation to the Board of Directors that addressed the details of the preliminary proposals submitted by Party A and Party B and the status of the discussions with such parties. Baird also updated the Board of Directors on ATC’s parallel process involving the potential sale of ATC’s Drivetrain business segment. ATC’s Board of Directors discussed further the proposed transaction with Party B, ATC’s relationship with AT&T and how that relationship could impact the transaction. Mr. Peters indicated that Party B had an existing business relationship with AT&T, and Party B’s strategic position, financial strength, operational scope, and experienced management team positioned it well to address the diligence issues regarding AT&T that would be inherent in an acquisition of ATC. Mr. Peters advocated a focused approach with Party B to refine the value, terms and certainty of a potential transaction, while maintaining Party A as a second option. ATC’s Board of Directors agreed with this approach.

On October 27, 2009, ATC executed an engagement letter with Baird, confirming Baird’s retention as ATC’s financial advisor to assist it in evaluating potential transactions involving the sale of ATC. Baird has a long history of assisting the Company with its strategic plans, including acting as an underwriter in the Company’s 2005 public equity offering and advising the Company in connection with previous acquisition and disposition opportunities.

At a meeting of Buyer’s Board of Directors held on October 29, 2009, Buyer’s Board of Directors discussed the potential benefits that could result from a combination with ATC as well as potential transaction structures for such a combination, and agreed that Buyer should continue to investigate the possibility of pursuing a transaction with ATC.

Beginning November 4, 2009, Party B began to conduct due diligence on ATC by reviewing nonpublic information contained in an online data site prepared by ATC. Party B continued to conduct diligence on ATC through November 2009 by, among other things, reviewing documents on the online data site and holding various telephonic due diligence meetings with representatives from ATC and Baird.

On November 16, 2009, Edward Stewart, Chairman of ATC’s Board of Directors, Mr. Peters and Antony Francis, President of ATC Logistics & Electronics, met with Party B and discussed Party B’s interest in ATC. The discussions focused on ATC’s business operations and the potential commercial and operational fit with Party B’s business.

On November 17, 2009, Mr. Stewart, Mr. Peters, and other members of ATC’s senior management and certain advisors of ATC met with representatives of Party B and certain advisors of Party B to discuss historical results and future business projections, operations and other diligence items. Shortly after this meeting, ATC’s senior management and Baird responded to certain follow-on diligence requests made by Party B.

Also on November 17, 2009, a confidentiality agreement was executed between Party A and ATC, and on November 18, 2009, at ATC’s request, Baird provided Party A with certain non-public financial information that had been previously provided to Party B.

On November 18, 2009, Macquarie met with Mr. Peters to inform him of Buyer’s potential interest in a combination of the two companies. Among other things, Mr. Peters and Macquarie discussed Buyer’s business and potential synergies that could be created by a business combination between Buyer and ATC as well as potential alternative transaction structures. Following this meeting, Macquarie arranged for Mr. Shear and Mr. Peters to meet in person the following month.

On December 7, 2009, Party A contacted Baird and informed it that Party A was no longer interested in pursuing a transaction with ATC, based primarily on debt it would be required to incur to complete the transaction, the effects of Party A’s leverage that would result from incurrence of such debt and other structural considerations. Party A indicated to Baird that Party A might consider a transaction at a later date, or some other form of a business partnership with ATC. Baird then informed ATC regarding Party A’s withdrawal.

At its regular quarterly meeting on December 8, 2009, ATC’s Board of Directors was informed that Party A had withdrawn its proposal and the Board then discussed, among other things, the status of strategic alternatives involving ATC’s Drivetrain business segment and the status of discussions with Party B.

Later on December 8, 2009, Party B contacted Mr. Peters and indicated that it was no longer interested in pursuing a transaction with ATC because Party B had new urgent business priorities that needed to be addressed in the near term. Party B indicated that it might decide to re-engage in discussions with ATC in the future.

On December 11, 2009, Buyer and ATC executed a confidentiality agreement.

On December 16, 2009, Mr. Peters and Mr. Shear met to discuss various strategic alternatives for ATC, including both a potential acquisition of ATC by Buyer and in the alternative a potential acquisition of Buyer by ATC, and decided to meet again in January 2010.

On January 12 and 13, 2010, Mr. Stewart and Mr. Peters (and Mr. Kelly on January 13) met with Mr. Shear, John Staley, a member of Buyer’s Board of Directors, and Robert J. Auray, Jr., President and Chief Executive Officer of GENCO Marketplace, to discuss topics from the December 16, 2009 meeting, including ATC’s current relationship with AT&T and the fact that the contract with AT&T would expire in December 2010. The parties also discussed whether Buyer should acquire ATC, or whether ATC should acquire Buyer. Buyer’s preference was to pursue a transaction in which it would acquire ATC. The parties mutually determined not to engage in further discussions regarding a potential acquisition of ATC by Buyer until after ATC successfully renewed and extended its contract for services with AT&T. This was crucial given that AT&T represented 48% of ATC’s sales in 2009.

Effective January 19, 2010, Buyer formally engaged Macquarie to act as its lead financial advisor in connection with a potential transaction with ATC. Effective the same date, Buyer also engaged Republic Partners to act as strategic advisor to Buyer in connection with a potential transaction with ATC.

On January 27, 2010, ATC’s Board of Directors met to discuss, among other things, the status of discussions with Buyer, including that Mr. Stewart, Mr. Peters and Mr. Kelly had met with representatives of Buyer earlier in January to discuss a possible acquisition of ATC by Buyer. Mr. Peters then explained that the parties had agreed not to engage in further discussions regarding a transaction until after the renewal and extension of the AT&T contract because any disclosure of a potential acquisition of ATC could adversely affect the renewal of the contract. Furthermore, he noted that a new contract with AT&T would be essential to the viability of a potential acquisition by any party. Mr. Peters also explained that once the AT&T contract was renewed and extended, ATC’s strategy should not be to conduct an auction for the sale of ATC, which could jeopardize ATC’s relationships with its key customers (the top five of which represented approximately 80% of ATC’s 2009 revenue), but to instead work with a single potential buyer and insist that any agreement pursuant to which ATC would be acquired would have to include a “go-shop” provision entitling ATC to provide confidential information to, and vigorously solicit competing proposals from, third parties for a specified period of time after the agreement with the potential buyer was signed. ATC’s Board of Directors concurred with all of these positions.

Over the next few months, Mr. Peters and Mr. Shear spoke to each other at various times regarding ATC’s business in general, and the status of ATC’s relationship with AT&T. On March 22, 2010, Mr. Peters and Mr. Shear spoke to discuss ATC’s significant downward adjustment of earnings guidance from a range of $2.13 to $2.45 per share to a range of $1.75 to $1.95 per share, which was then publicly announced on March 25, 2010. On March 26, 2010, the day after ATC announced its downward adjustment in earnings guidance, the closing price per share of ATC’s common stock was $18.02, $5.53 lower than the per share closing price of ATC’s common stock on the last trading day before the announcement. The downward adjustment was due in large part to a decline in returns volume with AT&T, reductions in scope and timing of certain anticipated new logistics programs, and the impact of slower than expected launches of new engine programs in the Drivetrain business segment. Despite the significant decline in earnings guidance and the significant decline in ATC’s stock price, Mr. Shear informed Mr. Peters that Buyer still remained interested in a potential acquisition of ATC, subject to AT&T’s decision to renew and extend its contract with ATC.

On March 31, 2010, at its regular quarterly meeting, ATC’s Board of Directors discussed the status of ATC’s Drivetrain business segment, and determined to sell the U.K. Drivetrain operations to two senior members of the management team of the U.K. Drivetrain operations who were resident in the U.K. Mr. Peters advised the Board that Mr. Shear had informed him that Buyer was still interested in acquiring ATC despite the significant revision in earnings guidance and the significant decline in ATC’s stock price, subject to AT&T’s decision to renew and extend its contract with ATC.

On April 23, 2010, Mr. Peters spoke with both Baird and Macquarie and informed them that ATC’s subsidiary, ATC Logistics & Electronics, Inc., had renewed its contract with AT&T. The contract covers all services then being provided to AT&T, including forward, reverse, test and repair, and kitting and packaging services, and extends through December 31, 2013 (the “AT&T Renewal”). During that conversation, Mr. Peters noted that, as in the past, AT&T retains a right to terminate its relationship with ATC for convenience on 180 days’ prior notice.

On April 26, 2010, before trading began on the NASDAQ, the principal market in which ATC’s common stock is traded, ATC publicly announced the AT&T Renewal. On April 26, 2010, the closing price per share of ATC’s common stock was $19.71, $0.40 higher than the per share closing price of ATC’s common stock on Friday, April 23, 2010, the business day prior to the announcement. Also on April 26, 2010, Mr. Peters and Mr. Shear discussed the AT&T Renewal in a telephone call, and made arrangements to meet on May 3, 2010.

On May 3, 2010, Mr. Stewart and Mr. Peters met with Mr. Shear and Mr. Staley regarding Buyer’s interest in acquiring ATC, and received an unsolicited verbal non-binding preliminary indication of interest to acquire ATC, at a per share price of $25.00, with partial equity financing from Greenbriar. Buyer indicated that its indication of interest was conditioned upon, among other things, the successful completion of due diligence, the receipt of partial equity financing from Greenbriar, and the consummation of third party debt financing that Buyer believed was readily available. Mr. Stewart and Mr. Peters informed Buyer that a transaction may be possible at that value subject to negotiation of a definitive merger agreement with terms and conditions typical for a public company transaction, including the necessity of having a “go-shop” process.

On May 4, 2010, members of ATC’s senior management met with Baird to discuss the preliminary indication of interest received from Buyer the prior day, including the current state of the capital markets and potential sources of financing available to Buyer.

On May 6, 2010, Mr. Peters spoke with each of the other members of ATC’s Board of Directors regarding Buyer’s non-binding preliminary indication of interest to acquire ATC and informed them that the Company would be reengaging with Buyer as discussed at the January meeting of ATC’s Board of Directors.

Also on May 6, 2010, Mr. Peters called Mr. Shear to indicate ATC’s willingness to explore a transaction with Buyer. Mr. Peters and Mr. Shear discussed ATC’s desire that Buyer engage in a focused due diligence process that would enable Buyer to quickly confirm its interest in acquiring ATC.

On May 18, 2010, ATC was contacted by Party C, which consisted of two financial sponsors that expressed a joint interest in a potential acquisition of ATC. Party C expressed a high degree of interest in ATC’s Logistics business segment but was less interested in the Drivetrain business segment. ATC informed Party C that it was not interested in selling only the Logistics business segment and was not interested in exploring a transaction with Party C at that time. This was consistent with the previously developed strategy of not conducting an auction for the sale of ATC so as not to jeopardize ATC’s relationships with its key customers such as AT&T.

On May 20, 2010, a confidentiality agreement was executed between Greenbriar and ATC, and a new confidentiality agreement was executed between ATC and Buyer. Buyer, Greenbriar, Macquarie and legal counsel for Buyer were granted access to an online data room on May 21, 2010 and received nonpublic information about ATC for purposes of conducting due diligence on ATC. The new confidentiality agreement with Buyer included a provision that required ATC to notify Buyer in writing within 24 hours following any decision to initiate, encourage, respond to or otherwise entertain or pursue any discussions, inquiries or proposals with respect to a competing transaction.

On May 24, 2010, Mr. Shear, Mr. Auray and Mr. Peters discussed the due diligence plan that Buyer would follow to assess the potential acquisition of ATC by Buyer. The parties also discussed ATC’s business in general, its current internal forecast for 2010 and its relationship with AT&T and other key customers.

On June 2, 2010 and June 3, 2010, Mr. Stewart, Mr. Peters and other members of ATC’s senior management, and Mr. Shear, Mr. Auray, other members of Buyer’s senior management, and representatives of Greenbriar, Macquarie and other advisors for Buyer met to further discuss ATC’s historical and projected business results. Among other things, topics discussed included ATC’s Logistics business segment and various due diligence requests.

On June 7, 2010, Party C contacted ATC and informed ATC that it would be sending a letter outlining its interest in acquiring ATC. That same day Party C submitted an unsolicited non-binding preliminary indication of interest to acquire ATC at a price in the range of $25.00 to $27.00 per share, based solely on information available to the public at the time, and subject to certain valuation assumptions, including aggressive assumptions regarding the performance of the Drivetrain business segment, and numerous other conditions, including satisfactory completion of due diligence.

On June 10, 2010, at its regular quarterly meeting, ATC’s Board of Directors discussed, among other things, the status of discussions with Buyer, and the recent unsolicited preliminary indication of interest submitted by Party C. Representatives of Baird and Gibson Dunn participated in such meeting. The Board of Directors reassessed its previously developed strategy of not conducting an auction for the sale of ATC, which could jeopardize ATC’s relationships with its key customers such as AT&T, but instead to work with a single potential buyer and insist that any agreement pursuant to which ATC would be acquired would have to include a “go-shop” provision entitling ATC to provide confidential information to, and vigorously solicit competing proposals from, third parties for a specified period of time after the agreement with the potential buyer was signed. Gibson Dunn then reviewed ATC’s strategy as applied to the discussions to date with Buyer and other potential parties and the duties of the Board of Directors under these circumstances and then responded to questions. Baird updated the Board of Directors on the process with Buyer, after which Baird responded to questions. Baird and Gibson Dunn then discussed the Company’s rights and duties in the “go-shop” process intended to assure that the transaction that ATC would pursue would maximize stockholder value.

Following the June 10 meeting of ATC’s Board of Directors, Party C was informed by Mr. Stewart that ATC was not interested in pursuing a potential transaction with Party C at that time. This decision was made by ATC due to, among other things, (a) the progress that Buyer had made to date in considering a potential transaction with ATC, (b) Buyer’s strategic position, financial strength and operational scope would be viewed more favorably by ATC’s key customers, which could potentially eliminate or reduce a significant contingency in completing the acquisition of ATC, (c) ATC’s belief that Party C’s proposal was conditioned on assumptions about the performance of the Drivetrain business segment that ATC believed to be unachievable as well as the fact that Party C’s proposal was subject to numerous other conditions and subject to substantial due diligence, (d) Party C could be approached during the “go-shop” period in the event an agreement was reached with Buyer, and (e) the requirement under ATC’s confidentiality agreement with Buyer that ATC notify Buyer if ATC initiated, encouraged, responded to or otherwise entertained or pursued any discussions, inquiries or proposals with respect to a competing transaction, and the potential adverse consequences if Buyer were so informed.

On June 14, 2010 and June 15, 2010, a meeting was held among members of ATC’s senior management (including managers of ATC’s Logistics business segment), representatives of Baird, representatives of and advisors to Buyer, Macquarie and Greenbriar to discuss, among other things, ATC’s Logistics business segment, conduct a tour of ATC’s operations in Fort Worth, Texas, and conduct due diligence with respect to ATC. On June 21, 2010, a meeting was held among ATC’s senior management (including managers of ATC’s Drivetrain business segment), representatives of Baird, and representatives of and advisors to Buyer, Macquarie and Greenbriar to discuss, among other things, ATC’s Drivetrain business segment, conduct a tour of ATC’s operations in Oklahoma City, Oklahoma, and conduct due diligence.

On June 21, 2010 Buyer’s special transaction counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP, delivered a draft merger agreement to ATC’s lawyers containing proposed terms for the acquisition of ATC by Buyer. On June 23, 2010, Buyer’s counsel delivered copies of draft debt commitment letters that Buyer had received from its debt financing sources and a draft stock purchase agreement that outlined the terms by which Greenbriar would anticipate providing equity financing. Shortly after the draft of the merger agreement was received by ATC, negotiations over the terms of the merger agreement commenced among representatives of ATC and Buyer regarding numerous unresolved issues related to, among other things, the representations and warranties from ATC and Buyer, closing conditions, the “go-shop” procedures and termination rights and remedies.

On June 24, 2010 Mr. Francis and a member of Buyer’s senior management toured ATC’s operation in Matamoros, Mexico.

On June 28, 2010, Macquarie spoke with Baird following a meeting of certain members of the Board of Directors of Buyer and certain of Buyer’s advisors to provide Baird with an update on the status of the potential acquisition of ATC by Buyer, and communicated a revised indication of interest to acquire ATC at $23.00 per share, which represented $2.00 per share less than Buyer’s initial indication of interest of $25.00 per share that had been verbally communicated to Mr. Stewart and Mr. Peters on May 3, 2010. Macquarie indicated that the reduction in the price per share proposed by Buyer was due to, among other things, the current status of ATC’s Drivetrain business segment, ATC’s most recent internal forecast provided to Buyer, and concerns about ATC’s prospects for future business as outlined in its most recent new business pipeline.

On June 29, 2010, Baird contacted Mr. Peters to discuss Buyer’s revised indication of interest to acquire ATC at $23.00 per share.

After consultation with Mr. Stewart and Mr. Peters on June 30, 2010, Baird communicated to Macquarie that Buyer’s revised indication of interest at $23.00 per share was unacceptable to ATC, and insufficient to engage in further discussion with respect to a potential strategic transaction.

On July 2, 2010, Mr. Shear contacted Mr. Peters and informed him that Buyer would consider a transaction at $25.00 per share subject to the satisfactory completion of its remaining diligence and if other merger agreement terms could be successfully negotiated between the parties. Mr. Peters and Mr. Shear also discussed the status of the negotiation of the merger agreement, and Mr. Peters agreed to reengage in negotiations with Buyer on this basis.

Between July 2, 2010 and July 16, 2010, ATC and Buyer, and their respective representatives, continued to negotiate the specific terms of the merger agreement.

On July 8, 2010, Mr. Peters, Mr. Shear and a senior AT&T representative met to discuss ATC’s relationship with AT&T generally, and the impact that the potential strategic transaction would have on the relationship between AT&T and ATC.

On July 12, 2010, Mr. Stewart and Mr. Peters met with Mr. Shear and Mr. Staley to discuss ATC’s most recent internal forecast for 2010 and certain open issues related to the terms of the draft merger agreement.

On July 14, 2010, Mr. Peters and Mr. Shear met with a senior member of one of ATC’s key customers to discuss ATC’s relationship with the customer generally, and the impact that the potential strategic transaction would have on its relationship with ATC.

On July 14, 2010 and July 15, 2010, Mr. Shear and Mr. Peters held calls with certain other key customers of ATC to discuss ATC’s relationship with such customers generally, and the impact that the potential strategic transaction would have on their relationships with ATC.

On July 16, 2010, Mr. Stewart held calls with each of the members of ATC’s Board of Directors to update them on the status of the process with Buyer.

Also on July 16, 2010, Buyer’s Board of Directors approved Buyer’s entering into the merger agreement in substantially the form of the latest draft of the merger agreement presented to Buyer’s Board of Directors and the completion of the draft merger agreement with a merger consideration of $25.00 in cash per share of common stock to be received by the holders of ATC’s common stock. Mr. Shear informed Mr. Peters of this approval promptly after completion of the meeting of Buyer’s Board of Directors.

On July 18, 2010, ATC’s Board of Directors held a meeting with Gibson Dunn, Baird, and Richards, Layton & Finger, P.A. (“RLF”), special Delaware counsel to ATC. During this meeting, ATC’s Board of Directors discussed the terms and conditions of the proposed merger agreement, including without limitation, the go-shop provision, Buyer’s notice and matching right, and a potential break-up fee. ATC’s Board of Directors considered the benefits and detriments of approving the transaction with Buyer. Baird and Gibson Dunn reviewed the terms of the merger agreement and the terms of the equity and debt financing required by Buyer. Gibson Dunn advised ATC’s Board of Directors of its fiduciary duties in these circumstances and Gibson Dunn and RLF answered questions concerning these fiduciary duties, particularly in the context of the proposed merger with Buyer. Following further discussion, Baird provided its view regarding the fairness, from a financial point of view, to the holders of ATC’s common stock (other than Buyer, Merger Sub and their affiliates) of the $25.00 per share in cash to be received by the holders of ATC’s common stock pursuant to the proposed merger agreement. Baird delivered its financial analyses to ATC’s Board of Directors and answered questions. Baird then rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated July 18, 2010, that, subject to the factors, assumptions and limitations set forth therein, Baird was of the opinion that, as of such date, the consideration of $25.00 in cash per share of common stock to be received by the holders of ATC’s common stock was fair, from a financial point of view, to the holders of ATC’s common stock (other than Buyer, Merger Sub and their affiliates). The full text of the written opinion of Baird, dated July 18, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Appendix C to this proxy statement. See “Opinion of ATC’s Financial Advisor” beginning on page [—] for a description of the presentation of Baird. Following these discussions, ATC’s Board of Directors discussed the transaction, the terms and conditions of the proposed merger agreement, the overview given by Gibson Dunn and the presentation by Baird. After the discussion, the Board of Directors unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement, and unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were fair to and in the best interests of ATC and its stockholders. ATC’s Board of Directors directed management to include in this proxy statement the Board of Directors’ unanimous recommendation that ATC’s stockholders vote for the approval of the merger agreement and the consummation of the merger. Certain of the factors considered by the Board of Directors are described in greater detail under the heading “Recommendation of the Company’s Board of Directors” beginning on page [—].

Immediately following ATC’s Board of Directors meeting, Mr. Peters called Mr. Shear to inform him that the Board had approved the transaction.

During the meeting of ATC’s Board of Directors on July 18, 2010, ATC’s Board of Directors formed a subcommittee to oversee the go-shop process and evaluate the status of potentially interested parties on a regular basis.

Pursuant to the merger agreement, until 11:59 p.m., New York city time, on August 17, 2010, ATC and its advisors were able to initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information and participate in discussions and negotiate with third parties with respect to acquisition proposals. At the direction of ATC’s Board of Directors and the subcommittee, Baird began conducting this go-shop process on behalf of ATC and, on July 19, 2010, began contacting third parties to solicit and encourage acquisition proposals.

During the go-shop period, Baird contacted 101 potential buyers, including both strategic parties and financial sponsor firms. Of the parties contacted, 14 entered into confidentiality agreements and reviewed certain nonpublic information regarding ATC.

Party A was contacted in the go-shop process and encouraged to submit an acquisition proposal. Party A executed a confidentiality agreement as part of the go-shop process, but ultimately declined to submit an acquisition proposal.

Each of Party B and Party C was contacted during the go-shop period and encouraged to submit an acquisition proposal. However, both Party B and Party C indicated they were no longer interested in pursuing an acquisition of ATC.

Party D, a strategic party, was contacted during the go-shop period and encouraged to submit an acquisition proposal. On July 21, 2010, ATC entered into a confidentiality agreement with Party D. Shortly thereafter, Party D began to conduct due diligence on ATC by reviewing nonpublic information contained in an online data site prepared by ATC. On July 28, 2010, based on its initial due diligence, Party D submitted a preliminary non-binding indication of interest to acquire ATC at a price in the range of $28.00 to $30.00 per share, which was subject to significant conditionality, including the successful completion of further due diligence, analysis of potential synergies and further consideration of its initial potential debt and equity financing scenarios. Party D also indicated that it held discussions with several lenders and equity financing sources, but financing had not been identified, negotiated or committed. Thereafter, Party D continued its due diligence review of the business and participated in due diligence meetings with the ATC management team on August 2, 2010 and August 3, 2010 in an attempt to explore further a potential transaction. On August 10, 2010, despite being encouraged to submit an acquisition proposal, Party D notified ATC that it would not continue to pursue a potential bid.

Despite the extensive efforts of ATC and its advisors during the go-shop period, the process did not result in any party being designated an excluded party, as defined in the merger agreement, with whom merger discussions may continue. Only Party D, a strategic party, submitted a preliminary non-binding indication of interest, and none of the parties submitted an acquisition proposal. Accordingly, on August 18, 2010, ATC delivered written notice to Buyer indicating that no excluded parties existed.

Recommendation of the Company’s Board of Directors

After careful consideration, ATC’s Board of Directors, by unanimous vote on July 18, 2010, (i) approved and authorized the merger agreement, (ii) determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, ATC and its stockholders, (iii) declared the merger agreement advisable, (iv) determined to submit the merger agreement to the Company’s stockholders to vote upon its adoption, and (v) recommended to the Company’s stockholders that they vote in favor of the adoption of the merger agreement. In reaching its determination, the members of the Company’s Board of Directors consulted with the Company’s management, as well as the Company’s financial and legal advisors, considered the short-term and long-term interests and prospects of ATC and its stockholders, and considered a number of factors, including among others, the following:

•

the Company’s historical and current financial performance and results of operations, the Company’s prospects and long-term strategy, the Company’s competitive position in its industries and general economic and stock market conditions;

•

the Company’s Board of Directors’ knowledge of the Company’s businesses, assets, financial condition, results of operations and prospects (as well as the risks involved in achieving those prospects), the Company’s competitive position, the nature of the Company’s businesses and the industries in which the Company competes and the market for the Company’s common stock;

•	the possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis and the risks associated with those alternatives;

•

the Company’s financial and strategic plan and the initiatives and the potential execution risks associated with such plan, and the effects of the economic downturn on the Company specifically, and on the Company’s industries generally, and in connection with these considerations, the attendant risk that, if the Company did not enter into the merger agreement, the price that might be received by the Company’s stockholders selling stock of the Company in the open market, both from a short-term and long-term perspective, could be less than the merger consideration, especially in light of recent economic trends in the stock market;

•

the Company’s concentrated customer base, with five customers representing approximately 80% of the Company’s fiscal year 2009 gross revenues, and the potentially significant decline in the Company’s stock price in the event one or more of such customers terminates or fails to renew its contract(s) with the Company;

•

the current condition of the financial markets, including the availability of committed financing (subject to limited restrictions) for the merger, and the risk, in the future, of deterioration in such conditions;

•

the historical market prices of ATC common stock and recent trading activity, including the fact that the merger consideration represents a premium of 43.4% based on the Company’s closing market price on July 16, 2010 (the last trading day before the announcement of the merger agreement), a premium of 24.8% based on the Company’s average price per share for the six months ended July 16, 2010 and a premium of 20.0% based on the Company’s average price per share for the 12 months ended July 16, 2010;

•

the Board of Directors’ belief, based on the factors described above, that the $25.00 in cash per share merger consideration would result in greater value to the Company’s stockholders than the alternative of remaining a stand-alone, independent company and not entering into a transaction at this time;

•	the fact that the consideration to be paid pursuant to the merger agreement would be all cash, which would provide certainty and immediate value to the Company’s stockholders;

•

the financial analyses and the oral opinion of Baird delivered to the Company’s Board of Directors on July 18, 2010, subsequently confirmed in writing, that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the $25.00 per share in cash to be received by the holders of shares of ATC common stock (other than Buyer, Merger Sub and their affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders (other than Buyer, Merger Sub and their affiliates). The full text of the written opinion of Baird, dated July 18, 2010, which sets forth assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with such opinion, is attached as Appendix C to this proxy statement. See “The Merger (Proposal 1)—Opinion of Baird” beginning on page [—];

•	the fact that the consideration and negotiation of the merger agreement was conducted through arms-length negotiations under the oversight of the Company’s Board of Directors;

•

the fact that all of the members of the Company’s Board of Directors, some of whom have significant investments in ATC common stock, were unanimous in their approval and adoption of the merger agreement;

•

the terms of the merger agreement, including the fact that the merger agreement contains provisions that are designed to ensure that the $25.00 in cash per share price to be provided pursuant to the merger agreement is the best reasonably available to ATC’s stockholders, including (i) a “go-shop” provision that permitted the Company to actively solicit competing proposals for a business combination for a period of 30 days after the date of the merger agreement, and (ii) the right, after the end of this solicitation period, subject to certain conditions, to explore unsolicited proposals and to terminate the merger agreement and accept a “superior proposal” prior to stockholder approval of the merger agreement, subject to payment of a reasonable break-up fee, in each case, resulting in a merger that would be fair and the best reasonably available to ATC’s stockholders and providing the Company’s Board of Directors with adequate flexibility to explore potential transactions with other parties;

•

the fact that the merger agreement provides the Company with the ability to enter into a definitive agreement that constitutes a superior proposal with an alternative buyer with the payment of a termination fee of $20,000,000, which represents approximately [3.9]% of the equity purchase price, or $15,000,000, which represents approximately [2.9]% of the equity purchase price (if the merger agreement were to be terminated prior to the end of the go-shop period), which, in either event, would not likely serve as a meaningful deterrent to such an offer emerging were an alternative buyer to be interested;

•

the fact that, if the financing condition specified in the merger agreement were not satisfied, Buyer would be required to pay ATC $2,000,000, intended to reimburse ATC for certain expenses incurred in connection with the merger transaction;

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the likelihood that Buyer would be able to finance the merger given Buyer’s financial condition, existing resources, reputation and the strength of the equity and debt financing commitments that it had obtained prior to the signing of the merger agreement;

•

the limited number and nature of the conditions to funding set forth in the debt commitment letter and the obligation of Buyer and Merger Sub to use their commercially reasonable efforts to obtain debt financing on the terms and conditions set forth in the debt commitment letter after giving effect to the “market flex” terms in the fee letter referred to therein (or on terms that would not reasonably be expected to lead to the delay or prevent the closing of the merger, the equity financing or the debt financing);

•

the limited number and nature of the conditions to the funding set forth in the stock purchase agreement to provide the equity financing required to complete the financing and the merger and the obligation of Buyer to use commercially reasonable efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper and advisable to obtain the equity financing on the terms and conditions set forth in the stock purchase agreement;

•

the likelihood that the merger will be completed, including the fact that conditions to closing the merger are limited to ATC stockholder approval, receipt of regulatory approvals, the Company not having suffered a material adverse effect, the financing condition, and other customary closing conditions; and the likelihood that the regulatory and stockholder approvals necessary to complete the merger will be obtained;

•	the fact that the Company’s stockholders have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law;

•	the fact that the transaction is subject to the approval of the Company’s stockholders; and

•	the fact that the outside date for consummating the merger is January 18, 2011, providing half a year to complete the merger.

The Company’s Board of Directors also considered the following adverse factors associated with the merger, among others:

•

the fact that the Company’s stockholders will have no ongoing equity participation in the surviving corporation following the merger, meaning that the Company’s stockholders will cease to participate in ATC’s future earnings or growth, or to benefit from any increases in the value of ATC stock;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action the Company would otherwise take with respect to the operations of the Company pending completion of the merger;

•	that gains from the sale of shares in the proposed merger will be a taxable transaction for the Company’s stockholders since such shares are to be converted into cash in the merger;

•	that if the merger is not completed under certain circumstances, ATC will incur fees and expenses associated with the transaction that will not be reimbursed to ATC by the Buyer;

•	the fact that, under certain circumstances, ATC may be required to pay to Buyer a termination fee of either $20,000,000 or $15,000,000;

•

the fact that while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and, as a result, it is possible that the merger might not be completed even if it is approved by the Company’s stockholders;

•

the risk that the debt financing contemplated by the debt commitment letter or the equity financing contemplated by the stock purchase agreement for the consummation of the merger might not be obtained;

•

the risks, costs and disruptions to ATC’s operations if the merger is not completed, including the diversion of management and employee attention, potential employee attrition, the potential effect on ATC’s business and its relationships, and the likely negative effect on the trading price of ATC’s common stock; and

•

that certain directors and executive officers of the Company have interests in the merger that are different from, or in addition to, the Company’s stockholders. See section entitled “The Merger (Proposal 1)—Interests of ATC Directors and Executive Officers in the Merger” beginning on page [—].

In reaching the determination described above, the Company’s Board of Directors, unanimously passed resolutions:

•	authorizing, approving and adopting the merger and the merger agreement;

•	determining that the consideration to be paid to the Company’s stockholders in the merger is fair to, and in the best interests of, ATC and its stockholders;

•	recommending that the Company’s stockholders vote in favor of adopting the merger agreement and the merger;

•

determining that the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware, which prohibits companies from entering into business combinations with interested stockholders under certain circumstances, are inapplicable to the execution and delivery of the merger agreement.

The foregoing discussion of the information and factors considered by the Company’s Board of Directors is not intended to be exhaustive but, the Company believes, includes all material factors considered by the Company’s Board of Directors. In view of the wide variety of factors considered and the complexity of these matters, the Company’s Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to each of the specific factors considered in reaching its determination. Rather, the Company’s Board of Directors based its judgment on the total mix of information available to it regarding the overall effect of the merger on the Company’s stockholders compared to the overall effect of any alternative transaction. Accordingly, the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

ATC’s Board of Directors has unanimously approved and authorized the merger agreement, and unanimously recommends that you vote “FOR” adoption of the merger agreement.

Purpose and Reasons for the Merger

The Company’s purpose for engaging in the merger is to enable its stockholders to receive $25.00 in cash, without interest and less any applicable withholding taxes, per share, which represents a premium of 43.4% to the market price of ATC common stock on July 16, 2010, the last trading date before the announcement of the merger agreement. The Company determined to undertake the merger at this time based on the conclusions, determinations and reasons of the Company’s Board of Directors described in detail above under “The Merger (Proposal 1)—Background of the Merger” beginning on page [—] and “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors” beginning on page [—].

Opinion of Baird

The Company’s Board of Directors retained Baird as its financial advisor in connection with the merger and to render an opinion as to the fairness, from a financial point of view, to the holders of the Company’s common stock (other than Buyer, Merger Sub and their affiliates) of the $25.00 per share merger consideration to be received by the holders of the Company’s common stock (other than Buyer, Merger Sub and their affiliates).

On July 18, 2010, Baird rendered its oral opinion (which was subsequently confirmed in writing) to the Company’s Board of Directors to the effect that, subject to the factors, assumptions and limitations set forth therein, Baird was of the opinion that, as of such date, the consideration of $25.00 in cash per share of common stock to be received by the holders of the Company’s common stock was fair, from a financial point of view, to the holders of common stock (other than Buyer, Merger Sub and their affiliates).

Baird’s opinion was approved by a fairness committee, a majority of the members of which were not involved in providing financial advisory services on behalf of Baird to the Company in connection with the merger.

The full text of Baird’s written opinion, dated July 18, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. Baird provided its opinion at the request and for the information of the Company’s Board of Directors in connection with consideration of the merger. Baird’s opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, to the holders of the Company’s common stock (other than Buyer, Merger Sub and their affiliates) of the merger consideration and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger. Baird expressed no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the merger consideration to be received by the Company’s stockholders. The summary of Baird’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion attached as Appendix C to this proxy statement. You are urged to read the opinion carefully in its entirety.

In conducting its investigation and analyses and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors, investment banking procedures and considerations as it deemed relevant under the circumstances. In that connection, Baird, among other things:

•

reviewed certain internal information, primarily financial in nature, including financial forecasts for the business in fiscal years 2010 to 2015 (the “Forecasts”), concerning the Company’s business and operations furnished to Baird for purposes of its analysis;

•

reviewed publicly available information including, but not limited to, the Company’s recent filings with the SEC and equity analyst research reports covering the Company prepared by various investment banking firms, including Baird;

•	reviewed the draft merger agreement substantially in the form executed by the parties;

•	compared the historical market prices and trading activity of the Company’s common stock with those of other publicly traded companies Baird deemed relevant;

•	compared the Company’s financial position and operating results with those of other publicly traded companies Baird deemed relevant and considered the market trading multiples of such companies;

•	compared the proposed financial terms of the merger with the financial terms of other business combinations Baird deemed relevant; and

•	considered the present values of the Company’s forecasted cash flows.

Baird held discussions with members of the Company’s senior management concerning the Company’s historical and current financial condition and operating results, as well as the Company’s future prospects. Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant for the preparation of its opinion. Baird was not authorized to, and did not, solicit indications of interest for potential alternative transactions to the merger prior to July 19, 2010, the date of public announcement of the signing of the merger agreement.

In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided by the Company or on its behalf. Baird did not independently verify any information supplied to it by the Company or Buyer regarding the parties to the merger that formed a substantial basis for its opinion. Baird was not engaged to independently verify, and it did not assume any responsibility to verify, any such information. Baird assumed that the Company was not aware of any information that the Company or its advisors prepared that might be material to Baird’s opinion that was not provided to Baird. Baird assumed that:

•	all of the Company’s material assets and liabilities (contingent or otherwise, known or unknown) were as set forth in the Company’s financial statements;

•

the financial statements that the Company provided to Baird presented fairly the Company’s results of operations, cash flows and financial condition for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied;

•

Forecasts provided to Baird by the Company’s senior management were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company’s senior management as to the Company’s future performance;

•

the merger will be consummated in accordance with the terms and conditions of the draft merger agreement without waiver or amendment by any party of any material term or condition to their respective obligations thereunder;

•

in all respects material to Baird’s analysis, the representations and warranties contained in the draft merger agreement were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under such merger agreement; and

•	all material corporate, governmental, regulatory or other consents and approvals required to consummate the merger had been or would be obtained.

Baird did not consider any strategic, operating or cost benefits that might result from the merger or any expenses relating to the merger. Baird relied as to all legal matters regarding the merger on the advice of the Company’s legal counsel. In conducting its review, Baird did not undertake or obtain an independent evaluation or appraisal of any of the Company’s assets or liabilities (contingent or otherwise). In each case, Baird made the assumptions above with the Company’s consent.

Baird’s opinion necessarily is based upon economic, monetary and market conditions as they existed on the date of its opinion and could be evaluated on the date of the opinion, and its opinion does not predict or take into account any changes that may occur, or information that may become available, after the date thereof.

Baird’s opinion was prepared at the request and for the information of the Company’s Board of Directors, and may not be relied upon, used for any other purpose or disclosed to any other party without its prior written consent. Baird’s opinion is, however, permitted to be reproduced in full in this proxy statement. Baird’s opinion is limited to the fairness, from a financial point of view, to the holders of the Company’s common stock (other than Buyer, Merger Sub and their affiliates) of the merger consideration to be received by the holders (other than Buyer, Merger Sub and their affiliates) of the Company’s common stock. Baird’s opinion does not address the relative merits of: (i) the merger, the merger agreement or any other agreements or other matters provided for or contemplated by the merger agreement; (ii) any other transactions that may be or might have been available as an alternative to the merger; or (iii) the merger compared to any other potential alternative transactions or business strategies considered by the Company’s Board of Directors. BAIRD’S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

Analysis

The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion. This summary does not purport to be a complete description of the financial analyses performed by Baird and is qualified in its entirety by reference to the full text of such opinion attached as Appendix C to this proxy statement and to the other disclosures contained in this section. The order of analyses described does not represent relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Baird’s financial analyses. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before July 16, 2010 and is not necessarily indicative of current market conditions.

Implied Valuation, Transaction Multiples and Transaction Premiums. Based on the cash consideration of $25.00 per share of the Company’s common stock (the “Per Share Equity Purchase Price”), Baird calculated the implied “equity purchase price” (defined as the Per Share Equity Purchase Price multiplied by the total number of the Company’s diluted common shares outstanding, including gross shares issuable upon the exercise of outstanding in-the-money stock options, less assumed option exercise proceeds) to be $512.6 million. In addition, Baird calculated the implied “total enterprise value” (defined as the equity purchase price plus the book value of the Company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities) to be $425.4 million. Baird then calculated the multiples of the total purchase price to the Company’s latest twelve months (“LTM”) ended March 31, 2010 and projected 2010 and 2011 revenue; LTM ended March 31, 2010 and projected 2010 and 2011 earnings before interest, taxes, depreciation and amortization (“EBITDA”); and LTM ended March 31, 2010 and projected 2010 and 2011 earnings before interest and taxes (“EBIT”), each as provided by the Company’s senior management. Baird also calculated the multiples of the Per Share Equity Purchase Price to the Company’s LTM, projected 2010 and 2011 diluted earnings per share (“EPS”), each as provided by the Company’s senior management. These transaction multiples are summarized in the table below.

Implied Transaction Multiples

	LTM March 31, 2010	Fiscal Year Ended December 31,
		2010E	2011P
Revenue	0.9x	0.9x	0.8x
EBITDA	5.5	6.2	5.7
EBIT	6.6	7.5	7.1
EPS	12.2	14.0	13.5

Baird reviewed the historical price and trading activity of the Company’s common stock and noted that the high, low and average closing prices for the Company’s common stock were $24.77, $15.28 and $20.87, respectively, over the twelve months ended July 16, 2010 and $34.52, $8.72 and $21.17, respectively, over the three years ended July 16, 2010. Baird also noted that the Company’s common stock price increased 6.7% over the last twelve months and declined 38.2% over the last three years.

Baird also calculated the premiums that the Per Share Equity Purchase Price represented over the closing market price of the Company’s common stock for various time periods ranging from one-day to 180 days prior to July 18, 2010. These premiums, along with comparable acquisition premiums of 143 public target announced transactions with an enterprise value between $300 million and $600 million between January 1, 2006 and July 16, 2010, are summarized in the table below.

Selected Acquisition Analysis – Transaction Premiums

	As of 7/18/10
	ATC Stock Price	ATC Implied Transaction Premium	Selected Acquisition Premiums
			Low	Average	Median	High
1 Day Prior	$17.43	43.4%	0.0%	29.3%	24.9%	97.1%
7 Days Prior	17.19	45.4%	3.5%	33.2%	27.3%	94.4%
30 Days Prior	17.73	41.0%	0.3%	36.7%	32.5%	98.5%
90 Days Prior	18.46	35.4%	(16.4%)	45.7%	35.4%	185.4%
180 Days Prior	24.67	1.3%	(20.8%)	50.1%	38.9%	266.3%

Selected Publicly Traded Company Analysis. Baird reviewed certain publicly available financial information and stock market information for certain publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies reviewed consisted of the following.

•	Avnet, Inc.

•	Brightpoint Inc.

•	Dynamex Inc.

•	ModusLink Global Solutions, Inc.

•	Motorcar Parts of America Inc.

Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industries in which the Company operates. Baird noted that none of the companies reviewed is identical to the Company and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

For each company, Baird calculated the “equity market value” (defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants). In addition, Baird calculated the “total enterprise value” (defined as the equity market value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company’s total enterprise value to its LTM, projected 2010 and projected 2011 revenue and EBITDA. Baird also calculated multiples of each company’s price per share to its LTM, projected calendar year 2010 and projected calendar year 2011 diluted earnings per share. Baird then compared the transaction multiples implied in the merger with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on publicly available information as of July 16, 2010, and projected financial information was based on publicly available research reports as of such date. A summary of the implied multiples is provided in the table below.

Selected Company Analysis

	ATC Implied Transaction Multiple	Selected Company Multiples
		Low	Average	Median	High
Revenue
LTM	0.9x	0.1x	0.3x	0.2x	0.6x
2010E	0.9	0.2	0.3	0.2	0.6
2011P	0.8	0.2	0.3	0.2	0.6
EBITDA
LTM	5.5x	1.9x	4.9x	5.0x	7.2x
2010E	6.2	3.6	5.1	5.3	6.2
2011P	5.7	3.3	4.8	5.5	5.7
EPS
LTM	12.2x	8.1x	10.5x	10.8x	12.4x
2010E	14.0	7.3	9.1	9.1	10.9
2011P	13.5	6.4	8.1	8.1	9.6

In addition, Baird calculated the implied per share equity values of the Company’s common stock based on the trading multiples of the selected public companies and compared such values to the Per Share Equity Purchase Price of $25.00 per share. The implied per share equity values, based on the trading multiples of such selected public companies, are summarized in the table below.

Selected Company Analysis

	Implied Equity Value Per Share
	Low	Average	Median	High
Revenue
LTM	$6.79	$10.70	$9.53	$18.30
2010E	8.29	11.40	9.78	17.68
2011P	8.44	11.88	10.19	18.61
EBITDA
LTM	$11.65	$22.80	$23.10	$30.89
2010E	16.52	21.42	22.04	24.99
2011P	16.58	21.87	24.07	24.88
EPS
LTM	$16.56	$21.35	$21.93	$24.92
2010E	13.01	16.23	16.25	19.33
2011P	11.83	14.87	14.99	17.61

Average	$12.19	$16.95	$16.88	$21.91

Baird compared the implied per share equity values in the table above with the Per Share Equity Purchase Price to be paid in the merger in concluding that the Per Share Equity Purchase Price to be received by the holders of the Company’s common stock was fair, from a financial point of view, to the Company’s stockholders (other than Buyer, Merger Sub and their affiliates).

Selected Acquisition Analysis. Baird reviewed certain publicly available financial information concerning completed or pending acquisition transactions that Baird deemed relevant. The group of selected acquisition transactions is listed below.

Target	Acquiror
• Bell Microproducts, Inc.	• Avnet, Inc.
• Abacus Group plc	• Electron House (Overseas) Ltd
• Signal Holdings LLC	• Assurant, Inc.
• 180 Connect, Inc.	• DirecTV Enterprises, LLC
• Christian Salvesen plc	• Norbert Dentressangle
• Dangaard Telecom A/S	• Brightpoint, Inc.
• USF Corp.	• YRC Worldwide Inc.
• Tibbett & Britten Group plc	• Exel PLC
• IFCO Systems NV	• Apax Partners Worldwide LLP

Baird chose these acquisition transactions based on a review of completed and pending acquisition transactions involving target companies for which information was publicly available that possessed general business, operating and financial characteristics representative of companies in the industries in which the Company operates. Baird noted that none of the acquisition transactions or subject target companies reviewed is identical to the merger or the Company, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

For each transaction, Baird calculated the implied “equity purchase price” (defined as the purchase price per share of each target company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including gross shares issuable upon the exercise of stock options and warrants, less assumed option and warrant proceeds, or alternatively defined as the value attributable to the equity of a target company). In addition, Baird calculated the implied “enterprise value” (defined as the equity purchase price plus the book value of the target company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each target company’s implied total enterprise value to its revenue and EBITDA for the most recent twelve months preceding the date of announcement of such transaction.

Selected Acquisition Analysis

	ATC Implied Transaction		Selected Acquisition Multiples
	Multiple		Low		Average		Median		High
Revenue (LTM)	0.9	x	0.2	x	0.4	x	0.3	x	0.8	x
EBITDA (LTM)	5.5		5.2		7.4		7.2		10.8

In addition, Baird calculated the implied per share equity values of the Company’s common stock based on the acquisition transaction multiples of the selected acquisition transactions. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

Selected Acquisition Analysis

	Implied Equity Value Per Share
	Low	Average	Median	High
Revenue (LTM)	$9.00	$14.14	$11.84	$21.51
EBITDA (LTM)	23.90	31.83	30.91	43.51

Average	$16.45	$22.98	$21.37	$32.51

Baird compared the implied per share equity values in the table above with the Per Share Equity Purchase Price to be paid in the merger in concluding that the Per Share Equity Purchase Price to be received by the holders of the Company’s common stock was fair, from a financial point of view, to the Company’s stockholders (other than Buyer, Merger Sub and their affiliates).

Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis utilizing the Company’s projected unlevered free cash flows (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital, plus/minus changes in other operating and investing cash flows) from June 30, 2010 to December 31, 2015, as provided by the Company’s senior management. In such analysis, Baird calculated the present values of the unlevered free cash flows from June 30, 2010 to December 31, 2015 by discounting such amounts at rates ranging from 13% to 15%. Baird calculated the present values of the free cash flows beyond 2015 by assuming terminal values ranging from 5.0x to 7.0x year 2015 EBITDA and discounting the resulting terminal values at rates ranging from 13% to 15%. The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced equity values ranging from $21.17 to $27.44 per share, as compared to the Per Share Equity Purchase Price of $25.00 per share. Baird compared these implied per share equity values with the Per Share Equity Purchase Price to be paid in the merger in concluding that the Per Share Equity Purchase Price to be received by the holders of the Company’s common stock was fair, from a financial point of view, to the Company’s stockholders (other than Buyer, Merger Sub and their affiliates).

Summary Equity Valuation Per Share

	Implied Equity Value Per Share
	Low	Average	Median	High
Selected Company Analysis	$12.19	$16.95	$16.88	$21.91
Selected Transaction Analysis	16.45	22.98	21.37	32.51
Discounted Cash Flow Analysis	21.17	24.20	24.20	27.44

Average	$16.60	$21.38	$20.82	$27.29

The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentations to the Company’s Board of Directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Any estimates contained in Baird’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy. None of the public companies used in the comparable company analysis described above are identical to the Company, and none of the precedent merger and acquisition transactions used in the precedent transactions analysis described above are identical to the merger. Such analyses involve complex considerations and judgments.

The Company engaged Baird as its financial advisor in connection with the merger based on Baird’s experience and expertise. Baird is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to an engagement letter dated October 27, 2009, Baird will receive a transaction fee of approximately $4.4 million for its services, a significant portion of which is contingent upon the consummation of the merger. Pursuant to the engagement letter, the Company has also agreed to pay Baird a fee of $500,000 payable upon delivery of its opinion, regardless of the conclusions reached in such opinion (such fee to be creditable against the transaction fee described above). In addition, the Company has agreed to indemnify Baird against certain liabilities that may arise out of its engagement, including liabilities under the federal securities laws. Baird will not receive any other payment of compensation contingent upon the successful completion of the merger. In the past, Baird has provided investment banking services to the Company for which Baird received customary compensation.

Projected Financial Information

ATC does not, as a matter of course, publicly disclose projections as to its future financial performance or earnings for periods other than the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, ATC’s senior management did provide certain internal financial projections of ATC’s operating performance to Buyer and its advisors and debt and equity financing sources, as well as to ATC’s Board of Directors, in connection with their consideration of a possible merger with Buyer. See “The Merger (Proposal 1)—Background of the Merger” beginning on page [—]. The projections were also provided to ATC’s financial advisor, Baird, and were utilized by Baird, at the direction of ATC, for purposes of the financial analyses it rendered to the Board of Directors during the process leading to the merger agreement and its analyses in connection with its opinion. See “The Merger (Proposal 1)—Opinion of Baird” beginning on page [—], and “The Merger (Proposal 1)—Background of the Merger” beginning on page [—].

ATC has included in this proxy statement the projections that were deemed material by ATC for purposes of considering and evaluating the merger. The inclusion of these projections or any other projections provided in connection with the transaction should not be regarded as a representation by ATC, its Board of Directors, Buyer, Merger Sub, Baird or any other person that it considered, or now considers, the projections to be necessarily representative of actual future results.

ATC believes that the assumptions ATC’s senior management used as a basis for the projections were reasonable at the time the projections were prepared, given information ATC’s senior management had at the time. However, except to the extent required by applicable federal securities laws, ATC does not intend, and expressly disclaims any responsibility, to update or otherwise revise the projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the projections are shown to be in error. The assumptions upon which these projections were based are subjective in many respects and are subject to various interpretation.

Although the projections are presented with numerical specificity, the projections reflect numerous assumptions with respect to industry performance, general business, economic, market, regulatory and financial conditions and other matters, all of which are difficult to predict and many of which are beyond ATC’s control. The projections are also subject to significant uncertainties in connection with changes to ATC’s business and its financial condition and results of operations, and include numerous estimates and assumptions related to ATC’s business that are inherently subject to significant economic, political and competitive uncertainties, including those factors described under “Cautionary Statements Concerning Forward-Looking Information” beginning on page [—] and “Risk Factors” incorporated herein by reference from the Company’s 10-K, filed on February 25, 2010, as well as information contained in ATC’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, all of which are difficult to predict and many of which are beyond ATC’s control. As a result, although the projections set forth below were prepared in good faith based upon assumptions believed to be reasonable at the time the projections were prepared, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections below cover multiple years, such information by its nature becomes less reliable with each successive year. For the foregoing reasons, the inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be necessarily predictive of actual future events, and they should not be relied on as such.

The following projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available, in whole or in part, to Buyer and its advisors and debt and equity financing sources, in connection with their due diligence review of ATC, as well as to the Board of Directors of the Company in connection with its consideration of a possible merger transaction. The projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or United States generally accepted accounting principles (GAAP). Furthermore, the Company’s independent auditor has not examined, compiled or otherwise applied procedures to the projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them.

A summary of the projections prepared by senior management that were deemed material by ATC and used by Baird in its financial analyses of ATC follows. Note that these projections were prepared in June 2010 based on actual results through May 2010:

June 2010 Projections

($ in millions, except per share figures)

	Fiscal Year Ended December 31,
	2010E	2011P	2012P	2013P	2014P	2015P
Net Sales	$463.1	$518.5	$566.1	$613.7	$665.9	$723.0
EBITDA	68.6	74.3	81.3	87.8	93.6	101.7
EBIT	56.5	60.2	65.1	72.4	79.3	86.2
Normalized EPS	$1.78	$1.85	$1.98	N/A	N/A	N/A

Readers of this proxy statement are cautioned not to place undue reliance on the summary of the financial projections set forth above. No one has made or makes any representation to you regarding the information included in these projections or the future financial results of ATC.

Certain Effects of the Merger

If the merger is completed, all of the equity interests in ATC will be [indirectly] owned by Buyer. No current ATC stockholder will have any ownership interest in, or be a stockholder of, ATC. As a result, the Company’s stockholders will no longer benefit from any increases in ATC’s value, nor will they bear the risk of any decreases in ATC’s value. Following the merger, Buyer will benefit from any increases in the value of ATC and also will bear the risk of any decreases in the value of ATC.

As a part of the merger, each stockholder will be entitled to receive $25.00 in cash, without interest and less any applicable withholding taxes, per share for each share of ATC common stock held immediately prior to the effective time of the merger. Immediately before the effective time of the merger, all outstanding unvested options and restricted stock awarded under ATC’s equity compensation plans will become fully vested. As described in further detail below, the holders of “in the money” options will receive, in exchange for their options, an amount in cash per share equal to the excess of $25.00 over the exercise price per share of the options (less any required withholding taxes). Upon such exchange of “in the money” options, such options will be cancelled. “Out of the money” options will be converted, pursuant to the terms of ATC’s equity compensation plans, into the right to receive upon exercise of the option (including the payment of the exercise price), $25.00 in cash per share. Any “out of the money” options that remain unexercised will be cancelled on the later of the effective date of the merger and 30 days after ATC’s stockholders approve the merger agreement. Each share of restricted stock shall be exchanged for $25.00 in cash, without interest and less applicable withholding taxes.

Shares of ATC’s common stock constitute “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of the ATC common stock. As a result of the merger, the ATC common stock will no longer constitute “margin securities” for purposes of the margin regulations of such Board of Governors and, therefore, will no longer constitute eligible collateral for credit extended by brokers.

If the merger is completed, the common stock will be delisted from the Nasdaq (and no longer publicly-traded) and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”), and the Company will no longer file periodic reports with the SEC on account of the common stock.

Regulatory Approvals

The HSR Act requires ATC and Buyer to file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the FTC. The parties thereafter are required to observe a waiting period before completing the merger. ATC filed the necessary forms with the DOJ and the FTC on August 3, 2010, and Buyer filed the necessary forms with the DOJ and the FTC on August 4, 2010.

Merger Financing

Equity Financing

Buyer has entered into a definitive stock purchase agreement, dated as of July 18, 2010, with Greenbriar, pursuant to which the three entities comprising Greenbriar have committed severally to purchase shares of Buyer common stock for an aggregate cash amount set forth therein. These proceeds will be used to pay a portion of the merger consideration and fees and expenses in connection with the merger, refinance the current indebtedness of Buyer and such indebtedness of ATC and its subsidiaries, if any, as may exist at the effective time. The obligations of Greenbriar to fund the equity financing are subject only to (i) satisfaction or waiver by Buyer of each of the conditions precedent to Buyer’s obligations to complete the merger (though any material waiver of, or material modifications to, the conditions precedent to the obligations of Buyer to consummate the merger requires the prior written consent of Greenbriar pursuant to the terms of the stock purchase agreement), (ii) satisfaction or waiver by ATC of each of the conditions precedent to ATC’s obligations to complete the merger and (iii) Buyer’s ability to make its initial borrowing under the debt financing described below.

The stock purchase agreement may be terminated (i) by mutual agreement of the parties (to the extent not expressly prohibited by the merger agreement), (ii) by Buyer or Greenbriar upon termination of the merger agreement, or (iii) by Buyer or Greenbriar after January 18, 2011 or any new outside date agreed to by the parties to the merger agreement and approved by Greenbriar in writing (or, if completion of the merger is delayed solely as a result of notifications and waiting periods required under the HSR Act, the earlier of the new outside date agreed to by the parties to the merger agreement and April 18, 2011).

Debt Financing

Buyer has received a debt commitment letter from PNC and Wells Fargo (each, a “lender” and, collectively, the “lenders”), dated July 18, 2010, pursuant to which and subject to the conditions set forth therein each lender has committed severally to provide to Buyer $225,000,000 of a $450,000,000 senior secured revolving credit facility. The credit facility will be used to (i) pay a portion of the merger consideration and fees and expenses in connection with the merger, (ii) refinance the current indebtedness of Buyer and such indebtedness of ATC and its subsidiaries, if any, as may exist at the effective time, and (iii) fund ongoing working capital, capital expenditures, acquisitions and general corporate purposes.

The debt commitment letter expires on the earliest of (i) the completion of the merger if closing of the debt financing contemplated by the debt commitment letter does not simultaneously occur, (ii) the execution and delivery of a definitive credit agreement and related documents (the “Credit Documents”), (iii) any termination or abandonment of the merger agreement and (iv) January 19, 2011 (or, if completion of the merger is delayed as a result of notifications and waiting periods required under the HSR Act, on April 19, 2011). The Credit Documents have not been finalized and, accordingly, the actual terms of such documents may differ from those described in this proxy statement.

Pursuant to the merger agreement, Buyer is obligated to use commercially reasonable efforts to obtain at or prior to the completion of the merger the debt financing set forth in the debt commitment letter after giving effect to the “market flex” terms in the fee letter referred to therein (or on terms that would not reasonably be expected to lead to the delay or prevent the closing of the merger, the equity financing or the debt financing) or alternative financing on terms that would not reasonably be expected to delay or prevent the closing of the merger.

The lenders’ commitment to provide the debt financing is subject to, among other things:

•	there not having occurred since December 31, 2009 a material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Buyer and its subsidiaries;

•

there not having occurred a Company Material Adverse Effect (as defined in the merger agreement) since January 1, 2010 through July 18, 2010 (except as disclosed in ATC’s public filings through July 18, 2010) and since July 18, 2010;

•	negotiation, execution and delivery of all definitive financing documents and evidence of filing of all required collateral documents;

•	receipt of a cash equity contribution of not less than $75,000,000 from Greenbriar;

•	repayment of specified existing indebtedness;

•	completion of the merger in accordance with the merger agreement;

•	the accuracy of certain specified representations and warranties and compliance with specified covenants applicable to Buyer and its subsidiaries and the absence of specified defaults;

•	the accuracy of certain specified representations and warranties applicable to ATC and its subsidiaries;

•	the delivery of specified pro forma financial statements and forecasts;

•

the delivery of other specified information, using commercially reasonable efforts, including filing financing statements, pledging stock and taking other action within Buyer’s control, to perfect security interests in the collateral for the debt financing, delivery of closing legal opinions, and the payment of certain specified fees;

•	there being undrawn availability under the debt financing facility of $40,000,000 after giving effect to the acquisition of ATC and payment of fees and expenses; and

•

evidence that, after giving effect to the acquisition of ATC, the pro forma EBITDA of Buyer and its subsidiaries (including ATC and its subsidiaries) for the 12 months ended March 31, 2010 is not less than $115,000,000 and the ratio of pro forma total debt at closing to such pro forma EBITDA does not exceed 3.2x.

The lenders’ commitment to provide the debt financing is underwritten and therefore not subject to syndication of the credit facility with other financial institutions. However, to the extent that one or more lenders reasonably acceptable to Buyer either (i) enter into an amendment or joinder with respect to the debt commitment letter committing to Buyer to provide a portion of the debt financing or (ii) execute and deliver the Credit Documents, PNC and Wells Fargo would be relieved of their commitment to fund that portion assigned to such lenders.

Interests of ATC Directors and Executive Officers in the Merger

In considering the recommendation of ATC’s Board of Directors, you should be aware that some executive officers and directors of ATC have interests in the merger, including those described below, that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. The members of ATC’s Board of Directors were aware of such interests when deciding to approve the merger.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

Buyer has agreed to cause the surviving corporation and its subsidiaries to purchase as of the effective time tail policies to the current directors’ and officers’ liability insurance, which tail policies shall not have an annual premium in excess of 225% of the annual premium being paid by ATC prior to the effective time. These policies shall be effective for a period of six years from the effective time with respect to claims arising from facts or events that existed or occurred prior to or at the effective time and will provide coverage amounts and terms (including non-management directors Side A (DIC) coverage) that are at least as protective to the insured parties as those contained in the policies of directors’ and officers’ liability insurance maintained by ATC and in effect immediately prior to the effective time; provided that if equivalent coverage cannot be obtained or can be obtained only by paying an annual premium in excess of 225% of the annual premium currently being paid by ATC, the surviving corporation and its subsidiaries will only be required to obtain as much similar insurance as possible for an annual premium equal to 225% of the annual premium being paid by ATC. In addition, after the effective time, Buyer has agreed to indemnify, defend and hold harmless each present and former director or officer of ATC or any of its subsidiaries against all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including liabilities arising out of or pertaining to all acts and omissions arising out of or relating to their services as directors or officers of ATC or its subsidiaries occurring prior to the effective time, whether commenced, asserted or claimed before or after the effective time. See “The Agreement and Plan of Merger—Covenants—Directors’ and Officers’ Indemnification and Insurance.”

Options

The merger agreement provides that all outstanding unvested options to purchase ATC shares (the majority of which are held by ATC’s officers and directors) will become fully vested immediately prior to the effective time of the merger. The merger agreement further provides that each holder of an option that has an exercise price that is less than $25.00 per share (i.e., an “in the money” option) will receive an amount in cash (without interest and less applicable withholding taxes) equal to the product of (i) the excess of $25.00 over the exercise price per share, multiplied by (ii) the number of shares of stock subject to the option. Upon the exchange described in this paragraph, these “in the money” options will be cancelled.

The merger agreement provides that options that have an exercise price that is equal to or greater than $25.00 per share (i.e., “out of the money” options) will be adjusted so that upon exercise (including payment of the exercise price), the holder will be entitled to receive only $25.00 in cash per share. Any “out of the money” options that remain unexercised will be cancelled on the later of the effective date of the merger and 30 days after the stockholders approve the merger agreement.

Restricted Stock

The merger agreement provides that all of the restricted shares of ATC (the majority of which are held by ATC’s officers and directors) will vest and will entitle the holder to receive $25.00 in cash (without interest and less applicable withholding taxes) for each such share upon the completion of the merger.

Merger Proceeds

The following table sets forth, as of August 20, 2010, for each of the ATC’s directors and executive officers, the approximate cash proceeds that each of them will receive at the completion of the merger (without accounting for any applicable withholding taxes) in exchange for the shares of ATC common stock, “in-the-money options” and restricted stock that they held at such date and are expected to hold immediately prior to the effective time of the merger.

Name	Principal Position	Proceeds from Shares of Common Stock Held	Proceeds from In-The-Money Stock Options	Proceeds from Restricted Stock	Total Payments
Robert L. Evans	Director	$200,000	$341,080	$75,000	$616,080
Curtland E. Fields	Director	200,000	341,080	75,000	616,080
Michael J. Hartnett	Director	950,000	1,120,880	75,000	2,145,880
Michael D. Jordan	Director	200,000	400,880	75,000	675,880
S. Lawrence Prendergast	Director	225,000	400,880	75,000	700,880
Edward Stewart	Director	937,500	341,080	75,000	1,353,580
Todd R. Peters	President and CEO	1,198,700	1,622,153	1,111,425	3,932,278
F. Antony Francis	President, ATC Logistics	0	474,449	305,525	779,974
John M. Pinkerton	Vice President and CFO	175,075	306,733	491,025	972,833
John J. Machota	Vice President	205,775	474,666	127,675	808,116
Mary T. Ryan	Vice President	155,250	473,992	127,100	756,342
Joseph Salamunovich	Vice President	$112,950	$482,959	$139,800	$735,709

TOTAL:					$14,093,633

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership of the Company’s common stock, please see “Security Ownership of Certain Beneficial Owners and Management” beginning on page [—].

Employment Agreements

Todd R. Peters. ATC’s employment agreement with Mr. Peters provides that if his employment is terminated without cause (which includes Mr. Peters’ resignation for “good reason” or ATC’s failure to renew the employment agreement), he will receive severance equal to the sum of 24 months of his base salary (currently $485,000) and 2.0 times his target bonus (currently $436,500) under ATC’s annual Management Incentive Compensation Plan (the “IC Plan”) for the year in which the termination occurs. Accordingly, the total amount of Mr. Peters’ severance if he were to be terminated without cause (based on his current pay levels) is $1,843,000. If the termination of employment were to occur within 18 months after a change in control, then Mr. Peters’ severance would include the amounts mentioned above, plus a prorated portion, based on the actual amount of time Mr. Peters worked during the performance period in which his termination occurred, of the cash bonus that would be payable under the IC Plan and each of ATC’s multi-year performance plans (comprising the cash component of ATC’s Long-Term Incentive Plan) (each, an “MPP”) then in effect, based on the greater of (i) the target bonus amounts under those plans or (ii) the actual bonus amounts earned under those plans based on the Company’s projected performance through the end of the then-current performance period under each of the plans. There are currently three MPPs in effect covering the performance periods of 2008-2010, 2009-2011 and 2010-2012 and Mr. Peters’ current target bonus under each of these MPPs is $311,621, $405,000 and $436,500, respectively. The actual amount of this additional severance component for Mr. Peters would vary depending on when during the IC Plan and applicable MPP performance cycles the termination of employment occurred, and the level of bonus earned according to projections of the Company’s actual level of achievement of the performance goals under each of the plans. In the event of a termination without cause, whether or not occurring within 18 months after a change in control, Mr. Peters and his eligible dependents would be eligible for continued medical-related insurance coverage (including health, dental and vision) for a period of two years following the termination date. In addition, the employment agreement contains a “modified” tax gross-up provision that would apply in the event of a termination without cause within 18 months after a change in control. The tax gross-up would offset the “parachute payment” excise tax under Internal Revenue Code Section 4999 in the event that such excise tax were to be triggered by payments made to Mr. Peters under his employment agreement. The tax gross-up applies only if the aggregate of all parachute payments made to Mr. Peters exceeds 320% of his “base amount” (as defined in Internal Revenue Code Section 280G); at lower levels, no tax gross-up is provided. If Mr. Peters’ employment were to be terminated without cause within 18 months following the merger, it is anticipated that he would be entitled to receive a tax gross-up payment in the approximate amount of $1,129,000.

Other Executive Officers. Severance is payable to each of F. Antony Francis, John J. Machota, John M. Pinkerton, Mary T. Ryan and Joseph Salamunovich if his or her employment is terminated without cause (which includes a resignation for good reason or ATC’s failure to renew the officer’s employment agreement). The amount of severance is equal to 12 months of base salary plus 1.0 times the target bonus under the IC Plan for the year in which the termination date occurs. The current base salaries and the IC Plan target bonuses for these executive officers are:

Executive Officer	Base Salary	IC Plan Target Bonus
F. Antony Francis	$295,000	$177,000
John J. Machota	$215,500	$96,975
John M. Pinkerton	$280,000	$168,000
Mary T. Ryan	$209,600	$94,320
Joseph Salamunovich	$264,000	$118,800

If the termination of employment were to occur within 18 months after a change in control, each of the executive officers named above instead would receive severance equal to 18 months of base salary, 1.5 times the target bonus under the IC Plan and an additional severance component based upon a prorated portion of any cash bonuses under the IC Plan and the MPPs then in effect based on the greater of (i) the target bonus amounts under those plans or (ii) the actual bonus amount earned under those plans based on the Company’s projected performance. The target bonus under each of the MPPs currently in effect for the executives discussed in this paragraph are:

Executive Officer	2008-2010 MPP Target Bonus	2009-2011 MPP Target Bonus	2010-2012 MPP Target Bonus
F. Antony Francis	$87,183	$101,250	$110,625
John J. Machota	$47,070	$47,070	$48,488
John M. Pinkerton	$63,388	$88,454	$105,000
Mary T. Ryan	$45,788	$45,788	$47,160
Joseph Salamunovich	$57,600	$57,600	$59,400

Accordingly, the actual amount of the executives’ severance would vary depending on when during the performance cycles of the IC Plan and the MPPs the termination of employment occurred, and the level of bonus earned based on the Company’s actual level of achievement of the performance goals under each of the plans. In addition, each executive officer and any eligible dependents would be eligible for continued medical-related insurance coverage (including health, dental and vision) during the period represented by the severance multiple (12 months or 18 months, as applicable, upon a termination in connection with a change in control).

Severance payments to an executive officer, including Mr. Peters, ordinarily would be made in substantially equal installments over the severance period unless the termination date occurs within 18 months after a change in control, in which case the severance generally would be paid in a lump sum within ten days after the termination date.

It is a condition to receiving severance payments and benefits that the executive officer release ATC and its subsidiaries, affiliates and other related parties from all legal claims of any nature that he or she has or may have as of the termination date.

Definition of “cause” and “good reason” in Employment Agreements. For purposes of the employment agreements described above, “cause” means the occurrence or existence of any of the following with respect to the executive officer, as determined by ATC in its sole discretion:

(A) a material breach by the executive officer of (i) the executive officer’s duty not to engage in any transaction that represents, directly or indirectly, self-dealing with ATC or any of its affiliates that has not been approved by ATC, or (ii) the terms of the executive officer’s employment, if in any such case such material breach remains uncured after the lapse of 30 days following the date that ATC has given the executive officer written notice thereof;

(B) the material breach by the executive officer of any duty referred to in clause (A) above as to which at least one written notice has been given pursuant to clause (A);

(C) any act of misappropriation, embezzlement, fraud, material dishonesty or similar conduct involving ATC or any of its affiliates;

(D) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude;

(E) any intentional damage of a material nature to any property of ATC or any of its affiliates;

(F) the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that, in the reasonable determination of ATC, renders the executive officer unfit to serve as an employee of ATC; or

(G) the material failure to perform the executive officer’s duties in a reasonably satisfactory manner where such failure has continued for 30 days following written notice thereof; but only before a change in control.

For purposes of the employment agreements “good reason” means (i) a material diminution in the executive officer’s duties, authority, responsibilities or base salary that (other than in the case of Mr. Peters) is not justified by the executive’s performance, or (ii) ATC’s material breach of the employment agreement, where such diminution or breach is not cured within 30 days after notice from the executive officer.

The merger, if consummated, will constitute a change in control pursuant to the above described employment agreements.

Nonqualified Deferred Compensation

ATC maintains a nonqualified deferred compensation plan (the “NQ Plan”) under which the executive officers and directors are able to defer a portion of the annual cash compensation payable to them. In addition, the NQ Plan provides for a Company contribution of 50 cents for each dollar of the first 10% of base salary deferred by an employee. The matching contribution vests 20% per year from the employee’s date of hire. Upon completion of the merger, any unvested Company match amounts credited to the participants’ accounts in the NQ Plan will accelerate and become fully vested. Except for Mr. Francis, all executive officers are currently 100% vested in their account balances. As of July 31, 2010 the NQ Plan account balances for the executive officers are: $92,743 (Francis), $166,748 (Machota), $104,617 (Pinkerton), $49,810 (Ryan), $2,216 (Salamunovich). Mr. Francis’ unvested portion of his NQ Plan account was $4,477 as of July 31. Mr. Peters does not have an account under the NQ Plan. Account balances under the NQ Plan will be paid out in accordance with the participants’ prior elections as to the form of payment upon a change in control.

Other Employee-Related Interests

In addition to the other rights and interests in the merger described in this section, ATC directors who are employees and ATC’s executive officers are entitled to receive the same benefits under the merger agreement as all other employees of ATC. In this regard, Buyer has agreed to honor ATC’s current employment and severance agreements after the effective time, to provide certain levels of compensation and benefits to ATC employees for one year after the merger, and to recognize service with ATC prior to the merger for purposes of the employees’ participation in the Company’s benefit plans after the merger. A more complete description of the benefits provided to ATC employees under the merger agreement is under the heading “Covenants of Buyer, Buyer and/or Merger Sub—Employee Matters.”

New Management Arrangements

As of the date of this proxy statement, neither the Company nor Buyer have entered into any employment agreements with the Company’s management in connection with the merger, nor has the Company amended or modified any existing employment agreements. However, after execution of the merger agreement, Buyer informed ATC that it may seek to enter into new or amended employment agreements with certain members of management.

Appraisal Rights

The discussion of the provisions set forth in this section is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), a copy of which is attached as Appendix B to this proxy statement. Stockholders intending to exercise appraisal rights should carefully review Appendix B to this proxy statement. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of the Company’s common stock who follow the procedures specified in Section 262 of the DGCL (“Section 262”) within the appropriate time periods will be entitled to have their shares of the Company’s common stock appraised by the Delaware Court of Chancery (the “Court”) and to receive the “fair value” of such shares in cash as determined by the Court, together with interest, if any, to be paid on the amount determined to be the fair value, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting, the corporation must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement constitutes such notice to holders of the Company’s common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective date of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be delivered to the Company before the taking of the vote on the merger at the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the adoption of the merger agreement, or an abstention or failure to vote for the adoption of the merger agreement. Stockholders electing to exercise their appraisal rights must not vote “FOR” the adoption of the merger agreement. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. A person having a beneficial interest in the Company’s common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. If common stock is held through a broker who in turn holds the common stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such common stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to ATC at ATC Technology Corporation, 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515-5707, Attention: Corporate Secretary. The demand must reasonably inform the Company of the identity of the holder as well as the holder’s intention to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights. Within ten days after the effective date of the merger, the Company must provide notice of the effective date of the merger to all of the Company’s stockholders who have complied with Section 262 and have not voted for the adoption of the merger agreement.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the Company a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the Company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the Company the statement described in this paragraph.

Within 120 days after the effective date of the merger (but not thereafter), either ATC or any stockholder who has complied with Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court demanding a determination of the value of the shares of the Company’s common stock owned by stockholders entitled to appraisal rights. The Company has no obligation or present intention to file such a petition if demand for appraisal is made, and holders should not assume that the Company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy thereof must be made upon ATC. ATC must, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom the Company has not reached agreements as to the value of their shares. The Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.

At the hearing on such petition, the Court shall determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Court determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court.

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences” beginning on page [—].

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the Company’s written consent. No appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the Company does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the merger agreement. If no petition for appraisal is filed with the court within 120 days after the effective date of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Appendix B to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, stockholders of the Company who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to the Company’s stockholders. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect, so as to result in tax consequences different from those described below. For purposes of this summary, a “U.S. holder” is a beneficial owner of Company common stock that is (i) a citizen or an individual resident of the United States; (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of ATC common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to the Company’s stockholders who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their ATC common stock as part of a hedge, straddle or conversion transaction, holders who acquired ATC common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code, holders whose functional currency is not the U.S. dollar, and holders who do not hold their shares of ATC common stock as “capital assets” within the meaning of Section 1221 of the Code or who are otherwise subject to special tax treatment under the Code. Furthermore, this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of ATC common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

U.S. Holders

Exchange of ATC Common Stock for Cash. A U.S. holder of ATC common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received (prior to reduction for any applicable withholding taxes) and the holder’s adjusted tax basis in the ATC common stock surrendered. Any such gain or loss generally will be capital gain or loss if the ATC common stock is held as a capital asset immediately prior to the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the ATC common stock for more than one year prior to the effective time of the merger. If the U.S. holder has held the ATC common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of ATC common stock at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of ATC common stock and the cash that such U.S. holder receives will be allocated pro rata to each such block of ATC common stock. If a U.S. holder recognizes a loss that exceeds certain thresholds, such U.S. holder may be required to file a disclosure statement with the Internal Revenue Service.

Backup Withholding. Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of ATC common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number or individual tax identification number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct, and certifies that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each U.S. holder of ATC common stock should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Exchange of ATC Common Stock for Cash. Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

ATC is or has been a “United States real property holding corporation” for United States federal income tax purposes and the non-U.S. holder owned more than five percent of ATC’s common stock at any time during the five-years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. ATC believes it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup Withholding. Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a non-U.S. holder of ATC common stock is entitled pursuant to the merger agreement unless the non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s United States federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Litigation Related to the Merger

On July 20, 2010, a purported class action lawsuit was filed by Adam Walker, on behalf of himself and all similarly situated ATC stockholders, in the Circuit Court of the State of Illinois, DuPage County, against ATC, the members of the ATC board of directors, Buyer and Merger Sub challenging the proposed merger. The lawsuit asserts claims for breach of fiduciary duty against ATC’s directors and aiding and abetting breach of fiduciary duty against ATC and Buyer. The lawsuit seeks to enjoin the defendants from completing the merger pursuant to the terms of the merger agreement, rescission, a constructive trust, attorneys’ fees and costs, and other equitable relief.

On July 22, 2010, a purported class action lawsuit was filed by Ronald DeMarines, on behalf of himself and all similarly situated ATC stockholders, in the Circuit Court of the State of Illinois, Cook County, against ATC and the members of the ATC board of directors challenging the proposed merger. The lawsuit asserted a claim for breach of fiduciary duty against ATC’s directors. The lawsuit sought to enjoin the defendants from completing the merger pursuant to the terms of the merger agreement, rescissory damages, an accounting, attorneys’ fees and costs, and other relief. On August 3, 2010, the court granted plaintiff’s motion to substitute Jane DeMarines as the plaintiff in this action. On August 6, 2010, plaintiff voluntarily dismissed the purported class action complaint filed in the Circuit Court in Cook County, and filed a substantively identical complaint in Circuit Court in DuPage County.

On August 3, 2010, the plaintiff in the Walker action filed a motion to consolidate all related actions and for the appointment of interim lead counsel. On August 12, 2010, the Court granted the motion to consolidate and entered an order appointing co-lead and liaison counsel.

The defendants in each of the foregoing actions believe such action to be without merit and will respond appropriately.

Effective Time of Merger

The following subsections of this proxy statement describe material aspects of the proposed merger. Although the Company believes that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. You should carefully read this entire proxy statement and the other documents the Company refers you to for a more complete understanding of the merger. In addition, the Company incorporates important business and financial information into this proxy statement by reference. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where Stockholders Can Find More Information” beginning on page [—] of this proxy statement.

The merger will be completed and become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as the Company, Buyer and Merger Sub agree upon and specify in the certificate of merger. The parties intend to complete the merger as soon as practicable following the adoption of the merger agreement by the Company’s stockholders and satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement. The parties to the merger agreement expect to complete the merger in the fourth quarter of 2010. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined, if it is completed at all.

Payment of Merger Consideration and Surrender of Stock Certificates

At the effective time of the merger, ATC will become an indirect wholly-owned subsidiary of Buyer, and each stockholder of record immediately prior to the effective time of the merger will be entitled to receive $25.00 in cash, without interest and less any applicable withholding taxes, for each share of ATC common stock such stockholder holds immediately prior to the effective time of the merger unless such stockholder has elected to exercise such stockholder’s appraisal rights. Buyer has designated the paying agent to make the cash payments contemplated by the merger agreement. As soon as practicable following the effective time of the merger (but in any event within one business day following the effective time of the merger), Buyer will deposit with the paying agent, for the benefit of the holders of ATC common stock, funds in an aggregate amount equal to the merger consideration for all stockholders entitled to receive a cash payment in respect of their shares of ATC common stock. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

At the effective time of the merger, the Company will close its stock ledger. After that time, if you present ATC common stock certificates to the paying agent, they will be exchanged for cash as described in this section.

Promptly (but not more than three business days) after the completion of the merger, the surviving corporation will send you, or cause to be sent to you, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration.

The paying agent will promptly pay you your merger consideration after you have (i) surrendered your certificates to the paying agent together with a properly completed letter of transmittal and any other documents required by the paying agent and (ii) provided to the paying agent any other items specified by the letter of transmittal.

Interest will not be paid or accrue in respect of any cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

After the completion of the merger, you will cease to have any rights as an ATC stockholder.

Upon demand, the paying agent will return to the surviving corporation all funds in its possession 270 days after the merger occurs, and the paying agent’s duties will terminate. After that time, if you have not received payment of the merger consideration, you may look only to the surviving corporation, but only as a general creditor thereof, for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws. If any certificate representing ATC common stock has not been surrendered prior to one year after the completion of the merger (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), the payment with respect to such certificate will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to any claims or interest.

Fees and Expenses

Except as otherwise described in “The Merger Agreement—Effect of Termination; Fees and Expenses,” beginning on page [—], all fees, expenses and costs incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby, including legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expenses and costs, whether or not the merger is consummated. The expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of the Company’s stockholders, and all filing and other fees paid to the SEC will be borne by ATC.

THE MERGER AGREEMENT

This section of the proxy statement summarizes the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. The Company urges you to read the merger agreement carefully and in its entirety.

The summary of the merger agreement in this proxy statement has been included to provide you with information regarding some of its material provisions. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. Moreover, certain of those representations and warranties have been qualified by certain disclosures that we made to Buyer and Merger Sub in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. The merger agreement is described in, and included as an appendix to, this proxy statement only to provide you with information regarding its terms and conditions and not to provide any factual information regarding us, Buyer or our respective businesses. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC.

General; The Merger

The merger agreement provides for the merger of Merger Sub with and into ATC upon the terms, and subject to the conditions, set forth in the merger agreement. After the completion of the merger, ATC will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Buyer. If the merger is completed, ATC common stock will be delisted from the Nasdaq, will be deregistered under the Exchange Act and will no longer be publicly traded, and the Company will no longer be required to file periodic reports with the SEC on account of the common stock of ATC. The Company will be a privately held corporation and the Company’s current stockholders will cease to have any ownership interest in the Company or rights as the Company’s stockholders. Therefore, the Company’s current stockholders will not participate in any of the Company’s future earnings or growth and will not benefit from any appreciation in the Company’s value, if any.

Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, ATC’s certificate of incorporation shall be amended to read in its entirety as set forth in Exhibit A to the merger agreement and, as so amended, shall from and after the effective time of the merger, be the certificate of incorporation of the surviving corporation of the merger until thereafter amended. The bylaws of Merger Sub in effect immediately prior to the effective time of the merger shall from and after the effective time of the merger be the bylaws of the surviving corporation until thereafter amended.

From and after the effective time of the merger, the directors of Merger Sub immediately prior to the merger shall be the directors of the surviving corporation, and the officers of ATC immediately prior to the merger shall continue to be the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Conversion of Securities

Except for shares of ATC common stock owned immediately prior to the effective time of the merger by ATC or Buyer or their respective subsidiaries, which will be cancelled without the payment of any consideration, and shares held by stockholders properly demanding and perfecting appraisal rights pursuant to Section 262 of the DGCL (referred to in this section of the proxy statement as “dissenting shares”), at the effective time of the merger, each share of ATC common stock issued and outstanding immediately prior to the merger shall, without any action on the part of the holder thereof, be converted into the right to receive, $25.00 in cash, without interest and less any applicable withholding taxes. At the effective time of the merger, each share of ATC common stock theretofore issued and outstanding will be cancelled automatically and cease to exist.

After the merger is effective, each holder of a certificate representing any shares of ATC common stock will no longer have any rights with respect to such shares, except for the right to receive $25.00 in cash, without interest and less any applicable withholding taxes, per share, except that holders of dissenting shares will have rights under Section 262 of the DGCL.

As soon as practicable after the effective time of the merger (and in any event within one business day following the effective time of the merger), Buyer shall deposit with paying agent cash in United States dollars sufficient to pay the merger consideration for each holder of shares of ATC common stock entitled to payment thereof. As soon as reasonably practicable after the effective time of the merger (and in any event within three business days following the effective time of the merger), the paying agent will mail a letter of transmittal and instructions to each holder of record of ATC common stock. The letter of transmittal and instructions will tell such holder how to surrender ATC common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the surrendered certificate is accompanied by all documents required to evidence and effect that transfer. The person requesting such payment will pay any applicable transfer or other taxes required by reason of payment to a person other than the registered holder or establish to the satisfaction of Buyer and the paying agent that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Buyer, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration payable to a holder of ATC common stock such amounts as it is required to deduct and withhold with respect to the payment of such consideration under applicable tax laws and the surviving corporation shall pay such withholding amounts to the appropriate taxing authorities. To the extent such withheld amounts are withheld, such withheld amounts will be treated for all purposes under the merger agreement as having been paid to the holder of ATC common stock.

Any portion of the merger consideration which remains unclaimed by stockholders 270 days after the effective time of the merger shall be delivered by the paying agent to Buyer upon demand, and any former stockholders who have not surrendered their shares in exchange for merger consideration shall thereafter look only to the surviving corporation for payment of the merger consideration, without any interest and less any applicable withholding taxes. None of Buyer, the surviving corporation or the paying agent shall be liable to any former holder of ATC common stock for any cash properly paid to a public official under any applicable abandoned property, escheat or similar law.

Treatment of Options and Restricted Stock

Pursuant to the merger agreement, all outstanding unvested options will be fully vested and become exercisable immediately before the effective time of the merger. At the effective time, each holder of an option that has an exercise price that is less than $25.00 per share (an “in the money” option) will receive, without interest and less any applicable withholding taxes, an amount in cash equal to the product of (i) the excess of $25.00 over the exercise price per share, multiplied by (ii) the number of shares of stock subject to the option. Upon the conversion described in this paragraph, these “in the money” options will be cancelled.

Pursuant to the merger agreement, options that have an exercise price that is equal to or greater than $25.00 per share (“out of the money” options) will be converted so that upon exercise (including payment of the exercise price), the holder is entitled to receive only $25.00 in cash per share. Any “out of the money” options that remain unexercised will be cancelled on the later of the effective date of the merger and 30 days after the Company’s stockholders approve the merger agreement.

Pursuant to the merger agreement, all of the restricted shares of ATC will vest and will entitle the holder to receive $25.00 for each such share upon the completion of the merger, without interest and less any applicable withholding taxes.

Representations and Warranties

The representations, warranties and covenants of ATC contained in the merger agreement are the product of negotiations among the parties thereto and are solely for the benefit of Buyer and Merger Sub. Any inaccuracies in such representations and warranties are subject to waiver by the parties to the merger agreement and are qualified by a confidential disclosure letter containing non-public information and made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts. Consequently, ATC’s representations and warranties in the merger agreement may not be relied upon by persons other than the parties thereto as characterizations of actual facts or circumstances as of the date of the merger agreement or as of any other date, nor may you rely upon them in making the decision to approve and authorize the merger agreement and the transactions contemplated by the merger agreement. The merger agreement may only be enforced against ATC by Buyer and Merger Sub. Moreover, information concerning the subject matter of the representations and warranties of ATC may change after the date of the merger agreement, which subsequent information may or may not be reflected fully in the Company’s public disclosures.

The Company’s representations and warranties in the merger agreement relate to, among other things:

•	corporate organization, good standing and corporate power and authority;

•	enforceability of the merger agreement against the Company;

•	organizational documents and minute books;

•	subsidiaries;

•	the Company’s authority to enter into and consummate the transactions contemplated by the merger agreement;

•	capitalization;

•	consents and approvals that need to be obtained in connection with the transactions contemplated by the merger agreement;

•	the accuracy of the Company’s previously filed SEC reports and financial statements;

•	the accuracy of information supplied by the Company for inclusion in this proxy statement;

•	disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of a material adverse effect on the Company and the absence of certain other changes since January 1, 2010;

•	material contracts;

•	permits and compliance with applicable laws;

•	any pending or threatened litigation;

•	tax matters;

•	environmental matters;

•	customers and suppliers;

•	benefit plans;

•	labor relations and ERISA compliance;

•	owned and leased real property;

•	assets and personal property;

•	intellectual property;

•	insurance;

•	executive and director loans;

•	the vote of the Company’s stockholders required to adopt the merger agreement;

•	state takeover statutes;

•	the opinion of the Company’s financial advisor; and

•	brokers and brokers’ fees.

Many of ATC’s representations and warranties are qualified by the absence of a “Company Material Adverse Effect” which means, for purposes of the merger agreement, an effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or together with other effects, events, developments, changes, states of fact, conditions, circumstances or occurrences, is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of ATC and its subsidiaries, taken as a whole. However, a “Company Material Adverse Effect” does not include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from:

•

changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect ATC and its subsidiaries in a disproportionate manner relative to other participants in the industry in which ATC operates;

•	changes in the industry in which ATC operates, to the extent such changes do not adversely affect ATC and its subsidiaries in a disproportionate manner relative to other participants in such industry;

•

any change in law or the interpretation thereof or generally accepted accounting principles or the interpretation thereof, to the extent such changes do not adversely affect ATC and its subsidiaries in a disproportionate manner relative to other participants in such industry;

•

acts of war, armed hostility or terrorism, in each such case to the extent such changes do not adversely affect ATC and its subsidiaries in a disproportionate manner relative to other participants in the industry in which ATC operates;

•	the announcement or pendency of the merger agreement and the transactions expressly contemplated thereby; or

•	any action taken by ATC, or which ATC causes to be taken by any of its subsidiaries, in each case to the extent that the same is required by the terms of the merger agreement.

The merger agreement also contains various representations and warranties made by Buyer and Merger Sub to ATC that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	the corporate organization, good standing and corporate power and authority of Buyer and Merger Sub;

•	the enforceability of the merger agreement against Buyer and Merger Sub;

•	the authority of Buyer and Merger Sub to enter into and consummate the transactions contemplated by the merger agreement;

•	the receipt of the consents and approvals that need to be obtained in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied by Buyer and Merger Sub for inclusion in this proxy statement;

•	Merger Sub not having engaged in any business activity other than in connection with the merger agreement and the transactions contemplated thereunder and the capitalization of Merger Sub;

•	the status of Buyer’s equity and debt financing documentation and efforts as of the date the merger agreement was executed;

•	the solvency of Buyer and the surviving corporation after the completion of the merger; and

•	brokers and brokers’ fees.

Covenants of ATC

ATC has various obligations and responsibilities under the merger agreement from the date thereof until the effective time of the merger, including, but not limited to, the following:

Conduct of Business Pending the Merger

During the period between the date of the merger agreement and the effective time of the merger, ATC has agreed to, and has agreed to cause each of its subsidiaries to, conduct its operations only in the ordinary course consistent with past practice and with no less diligence and effort than would be applied in the absence of the merger agreement, and to use its commercially reasonable efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the goodwill of its customers, suppliers and other persons with whom it has business relationships.

Subject to certain exceptions, the merger agreement also restricts ATC from taking (and permitting any of its subsidiaries from taking) any of the following actions during the period between the date of signing the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, without the prior written consent of Buyer:

•	amend its certificate of incorporation or bylaws or comparable organizational documents;

•

make, declare or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, other than dividends paid by a wholly-owned subsidiary to ATC or another wholly-owned subsidiary of ATC;

•

(i) adjust, split, combine or reclassify its capital stock; (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the repurchase of shares in satisfaction of tax withholding upon the vesting of restricted stock in the ordinary course of business consistent with past practices); (iii) grant any person any right or option to acquire any shares of its capital stock; (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to the exercise of the options that are outstanding as of the date of the merger agreement); or (v) enter into any contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

•	except to the extent required by applicable law, the merger agreement or any agreements, plans or arrangements existing on July 18, 2010:

•

adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement (other than in connection with the termination of employees in the ordinary course of business consistent with past practice);

•

increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for certain specified actions in the ordinary course of business consistent with past practice or, in the case of the payment of productivity bonuses paid to employees, in the ordinary course of business consistent with past practice or required to be paid under the terms of ATC benefit plans in effect on July 18, 2010);

•	accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards;

•	grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock;

•	take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any ATC benefit plan; or

•

enter into any contract or transaction with any ATC director, officer, employee, consultant or affiliate or amend, modify, renew, terminate or supplement any such contract or waive or release any material right of ATC or any of its subsidiaries under any such contract, other than with respect to contracts or transactions solely between or among ATC and one or more of its subsidiaries;

•

directly or indirectly, acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof;

•

sell, lease, license, transfer, pledge, encumber, grant or dispose of any assets of ATC or any of its subsidiaries, including the capital stock of ATC’s subsidiaries, other than (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) the disposition of inventory, equipment or other assets formerly used in the Company’s transmission remanufacturing program for Honda having a book value of less than $1,200,000 in the aggregate, or (iii) the disposition of used or excess equipment having a book value of less than $200,000 individually or $500,000 in the aggregate;

•	enter into any material contract, or terminate, cancel, materially modify or materially amend or fail to elect to renew (if renewal is permitted thereunder) certain contracts;

•

other than in the ordinary course of business consistent with past practice, incur, assume or prepay any debt (except for scheduled or other payments required to be made under the terms of any agreement governing indebtedness in effect on July 18, 2010), or assume, guarantee, endorse or otherwise voluntarily become liable or responsible for the obligations of any other person;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than certain transactions in the ordinary course of business consistent with past practice;

•	make any capital expenditures that exceed $200,000 individually or $500,000 in the aggregate, other than those identified in ATC’s forecast for the 2010 fiscal year;

•	change its accounting policies or procedures in any material manner, other than as required by the generally accepted accounting principles or applicable law;

•	waive, release, assign, commence, settle or compromise any material legal actions;

•

take any action or omit to take any action commercially reasonably within its control that causes any intellectual property of ATC or its subsidiaries to become invalidated, abandoned or dedicated to the public domain; or

•	take any action that could reasonably be expected to result in any of the conditions to the completion of the merger not being satisfied or satisfaction of those conditions being delayed.

Solicitation of Other Offers

The merger agreement provides that for the period (the “go-shop period”) beginning on the date of the merger agreement and continuing until 11:59 p.m., New York City time, on August 17, 2010 (the “go-shop end-date”) ATC, its subsidiaries and their respective representatives have the right to:

•

initiate, solicit, facilitate and encourage inquiries relating to and the making of proposals that constitute takeover proposals, including by way of providing access to non-public information to a person in connection with a takeover proposal pursuant to and in accordance with an executed confidentiality agreement that is no less favorable to ATC than the confidentiality agreement signed between Buyer and ATC, so long as any non-public information provided to any third party that has not previously been provided to Buyer shall be provided to Buyer within 24 hours; and

•

continue or otherwise participate in discussions or negotiations with respect to takeover proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

The merger agreement also provides that from and after the go-shop end-date, ATC may continue to (i) solicit, initiate, facilitate or knowingly encourage any inquiries, offers or proposals relating to a takeover proposal and (ii) engage in discussions or negotiations with, or furnish or disclose any non-public information relating to ATC or any of its subsidiaries to, in each case, any party (an “excluded party”) that has made a bona fide, written takeover proposal (as determined in good faith by the Company’s Board of Directors after taking into account all amendments and supplements by each party from time to time prior to such determination) prior to the go-shop end-date so long as the Company’s Board of Directors has (i) determined in good faith, after consultation with the Company’s financial advisor, that such takeover proposal (as amended or supplemented from time to time) is reasonably likely to lead to a superior proposal and (ii) determined in good faith, after consultation with the Company’s outside legal counsel, that such action is required to comply with its fiduciary obligations to the Company’s stockholders under applicable laws, but only for so long as such excluded party continuously continues to meet the criteria for being an excluded party. There were no excluded parties as of the expiration of the go-shop period.

No Solicitation of Takeover Proposals After the Go-Shop Period; Fiduciary Out

Except with respect to an excluded party, immediately following the go-shop period:

•

ATC must, must cause each of its subsidiaries to, and shall instruct and use commercially reasonable efforts to cause its representatives to, immediately cease any existing solicitations, discussions or negotiations with any person that has made or indicated an intention to make a takeover proposal;

•

ATC must promptly request that each person who has executed a confidentiality agreement with ATC in connection with that person’s consideration of a takeover proposal return or destroy all non-public information provided by ATC; and

•	ATC must promptly inform its representatives of its obligations under the merger agreement with regard to the foregoing.

From and after the go-shop end-date and continuing until the earlier of the effective time of the merger or the termination of the merger agreement, ATC may not, may not permit any of its subsidiaries to, and must instruct and use commercially reasonable efforts to cause its representatives not to, directly or indirectly:

•	solicit, initiate, facilitate or knowingly encourage any inquiries, offers or proposals relating to a takeover proposal;

•

engage in discussions or negotiations with, or furnish any non-public information relating to the Company or any of its subsidiaries to, any person that has made or has indicated an intention to make a takeover proposal;

•	approve, endorse or recommend any takeover proposal;

•	enter into any agreement in principle, arrangement or contract relating to a takeover proposal (other than certain confidentiality agreements); or

•	propose to do any of the foregoing or take any other action inconsistent with the obligations of the Company with respect to solicitations.

Note that the Company would have been permitted to continue to take the actions described in the first and second bullet above from and after the go-shop end-date with respect to any excluded party during the time that it remained an excluded party.

However, within 24 hours after the go-shop end-date ATC must provide Buyer with a list of all excluded parties as of the go-shop end date, if any, and a summary of all the material terms and conditions and the status of the takeover proposals made by each such excluded party. Despite the extensive efforts of ATC and its advisors during the go-shop period described elsewhere in this proxy statement, the process did not result in any party being designated as an excluded party, as defined in the merger agreement, with whom merger discussion may continue. After the go-shop end-date, the Company must provide updates on any material changes to any summaries previously provided not later than 24 hours after such material changes occur.

The Company is also permitted, at any time after the go-shop end-date and prior to obtaining the stockholder approval, to engage in discussions or negotiations with any person who has made a bona fide, written and unsolicited takeover proposal if:

•

the Company’s Board of Directors determines in good faith, after consultation with the Company’s financial advisor, that such takeover proposal (as amended or supplemented from time to time) is reasonably likely to lead to a superior proposal; and

•

the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, that such action is required to comply with its fiduciary obligations to the Company’s stockholders under applicable laws.

A “takeover proposal” is defined in the merger agreement to mean, other than the transactions contemplated by the merger agreement, any proposal or offer relating to:

•	a merger, consolidation, share exchange or business combination involving ATC or any of its subsidiaries;

•	a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 15% or more of the assets of ATC and its subsidiaries, taken as a whole;

•

a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 15% or more of the voting power of the capital stock of ATC or any of its subsidiaries, including by way of a tender offer or exchange offer; or

•	a reorganization, recapitalization, liquidation or dissolution of ATC or any of its subsidiaries; or

•	any other transaction having a similar effect to the foregoing.

However, no proposal or offer relating solely to the acquisition of all or any part of ATC’s Drivetrain business constitutes a takeover proposal.

A “superior proposal” is defined in the merger agreement to mean any takeover proposal involving a merger or consolidation of ATC, the acquisition of all or a majority of ATC’s common stock or acquisition of all or substantially all of ATC’s assets:

•

that includes consideration per share of the Company’s common stock that is greater than $25.00 and otherwise is on terms that the Company’s Board of Directors has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor, and taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal), are more favorable to ATC’s stockholders from a financial point of view than the merger agreement; and

•

with respect to which the Company’s Board of Directors has determined in good faith (after consultation with outside legal counsel and its financial advisor, and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal), is reasonably likely to be consummated (if accepted) without unreasonable delay.

Except as set forth below, ATC shall not, and shall cause each of its subsidiaries and representatives not to, directly or indirectly withdraw, modify or amend the recommendation to ATC stockholders of the Company’s Board of Directors in favor of the merger.

Notwithstanding the restrictions on solicitation described above, prior to obtaining stockholder approval of the merger agreement and subject to providing Buyer with two business days written notice of its intent to take such action, the Company’s Board of Directors may (i) approve, endorse or recommend a superior proposal or terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal if the Company receives a takeover proposal that the Company’s Board of Directors, after consultation with its financial advisor determines constitutes a superior proposal, and after consultation with outside legal counsel, determines that such action is required to comply with its fiduciary obligations to its stockholders under applicable laws, subject to the Buyer’s match right described below or (ii) withdraw, modify or amend its recommendation to the stockholders in favor of the approval of the merger agreement and the merger if the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that such action is required to comply with its fiduciary obligations to the Company’s stockholders under applicable law.

Match Right

ATC has an obligation to promptly (and in any case within 24 hours) advise Buyer of receipt by ATC after the go-shop end-date of any takeover proposal or indication that any person is considering making a takeover proposal and any request for non-public information relating to ATC or its subsidiaries. The Company must provide Buyer promptly (and in any case within 24 hours) with the identity of such person and a copy of such takeover proposal, indication or request (or, where no such copy is available, a detailed description of the foregoing) and the Company must keep Buyer fully informed on a current basis (and in any case within 24 hours) of the status and details of any such takeover proposal, indication or request, and any related communications to the Company or its representatives. The Company is not entitled to approve, endorse or recommend a superior proposal or terminate the merger agreement to enter into a definitive agreement with respect to superior proposal unless:

•	the vote of the Company’s stockholders required to adopt the merger agreement has not been obtained;

•

the Company has provided a written notice to Buyer that it intends to enter into a definitive agreement, attaching the most current version of such definitive agreement (including any amendments, supplements or modifications) to such notice;

•

during the four business day period following Buyer’s receipt of the notice of superior proposal, the Company has, and has caused its financial and legal advisors to offer to negotiate with (and, if accepted, negotiate with) Buyer to make such adjustments in the terms and conditions of the merger agreement as are acceptable to Buyer and will enable ATC to proceed with the merger contemplated by the merger agreement;

•

the Company’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and any revised proposals made by Buyer that the superior proposal giving rise to such notice continues to be a superior proposal (provided that any amendment to the financial terms or other material terms of such superior proposal shall require a new notice of superior proposal and the Company shall be required to again comply with the requirements described above); and

•	each of the termination and the entrance into the definitive agreement occurs within two business days following the last four business day period referred to above.

The non-solicitation provisions described above do not prohibit the Company’s Board of Directors from taking any of the following actions:

•	disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act; or

•

disclosing publicly through appropriate means the fact that the Company’s Board of Directors has received a takeover proposal and the terms of such proposal, if, after consultation with outside counsel, the Company’s Board of Directors determines in good faith that it is required to make such disclosure to comply with obligations under U.S. federal securities laws or Nasdaq rules.

Stockholder Approval; Proxy Statement

The merger agreement requires ATC to promptly prepare a draft of the proxy statement, provide Buyer with reasonable opportunity to review such draft and provide comments, which comments are to be reasonably considered by ATC, and file the proxy statement with the SEC. The merger agreement requires ATC to use commercially reasonable efforts to respond to any comments or requests for additional information from the SEC as soon as practicable after receipt, to promptly notify Buyer of the receipt of any such comments or requests and to provide Buyer with copies of all correspondence between ATC and its representatives, on the one hand, and the SEC and its staff, on the other hand. The merger agreement also requires ATC to provide Buyer with a reasonable opportunity to review and comment on any drafts of ATC’s proxy statement and related correspondence and filings, to reasonably consider all comments proposed by Buyer for inclusion in such drafts, correspondence and filings, to reasonably consider all comments proposed by Buyer for inclusion in such drafts, correspondence and filings and to mail this proxy statement to the stockholders of ATC as promptly as practicable following July 18, 2010.

The merger agreement also requires ATC to take all necessary actions consistent with applicable law and the certificate of incorporation and bylaws of ATC to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after July 18, 2010 for the sole purpose of voting on adoption of the merger. Subject to certain exceptions set forth in the merger agreement and described above under “No Solicitation of Takeover Proposals After the Go-Shop Period; Fiduciary Out” and “Match Right,” ATC has agreed to use commercially reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of the merger agreement and take all other actions reasonably necessary or advisable to secure the approval of its stockholders.

Access to Information

Subject to certain restrictions and the terms of the confidentiality agreements dated May 19, 2010, between Buyer and ATC and between ATC and Greenbriar Equity Group, LLC, the merger agreement requires ATC, between the date of the merger agreement and the effective time, to provide Buyer, the lenders, Greenbriar and their respective representatives at reasonable times access to the officers, employees, agents, properties, books and records of ATC and its subsidiaries and to furnish promptly such information concerning ATC and its subsidiaries as reasonably requested by Buyer or its representatives.

However, the information rights described above do not give Buyer, directly or indirectly, rights to control or direct the operations of ATC or its subsidiaries prior to the effective time. Prior to the effective time, ATC will exercise complete control and supervision over the operations of the Company and its subsidiaries, subject to the terms and conditions of the merger agreement.

Covenants of Buyer and/or Merger Sub

Indemnification and Insurance

Buyer has agreed to cause the surviving corporation and its subsidiaries to purchase as of the effective time tail policies to the current directors’ and officers’ liability insurance, which tail policies shall not have an annual premium in excess of 225% of the annual premium being paid by ATC prior to the effective time. These policies shall be effective for a period of six years from the effective time with respect to claims arising from facts or events that existed or occurred prior to or at the effective time and will provide coverage amounts and terms (including non-management directors Side A (DIC) coverage) that are at least as protective to the insured parties as those contained in the policies of directors’ and officers’ liability insurance maintained by ATC and in effect immediately prior to the effective time; provided that if equivalent coverage cannot be obtained or can be obtained only by paying an annual premium in excess of 225% of the annual premium currently being paid by ATC, the surviving corporation and its subsidiaries will only be required to obtain as much similar insurance as possible for an annual premium equal to 225% of the annual premium being paid by ATC. In addition, after the effective time, Buyer has agreed to indemnify, defend and hold harmless each present and former director or officer of ATC or any of its subsidiaries against all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including liabilities arising out of or pertaining to all acts and omissions arising out of or relating to their services as directors or officers of ATC or its subsidiaries occurring prior to the effective time, whether commenced, asserted or claimed before or after the effective time.

Employee Matters

The merger agreement requires Buyer and the surviving corporation to honor ATC’s current employment and severance agreements after the effective time. In addition, for one year after the merger, subject to certain exceptions, the merger agreement requires the surviving corporation to provide to ATC’s current employees compensation and benefits that are, in the aggregate, substantially the same as the compensation and benefits being provided to ATC’s employees immediately prior to the effective time of the merger under ATC’s employee plans (excluding long-term cash and equity incentive arrangements and the NQ Plan). Additionally, as of the effective time of the merger, ATC shall fully vest participants in their account balances under the NQ Plan in accordance with the terms of such plan. With respect to any employee benefit plan or program maintained or contributed to by Buyer or any of its subsidiaries in which an employee of ATC or its subsidiaries may become eligible to participate, Buyer will recognize service with ATC prior to the effective time of the merger for purposes of eligibility, participation, vesting and level of benefits (but not for benefit accruals). Finally, with respect to each welfare plan maintained by the Buyer or the surviving corporation, the Buyer and its subsidiaries will waive, or will use their commercially reasonable efforts to cause any third-party insurance carriers to waive, any pre-existing condition or eligibility limitations to the extent waived, satisfied or inapplicable under ATC’s corresponding plan and will give effect, or will use their commercially reasonable efforts to cause any third-party insurance carriers to give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, continuing employees under similar plans maintained by ATC immediately prior to the effective time of the merger. However, the merger agreement does not create any right to any compensation or benefits, guarantee employment for any period of time or preclude the Buyer or surviving corporation from terminating any employee, require continuation of any ATC benefit plan or constitute amendment to any ATC benefit plan. The agreements and obligations with respect to employee-related matters described in this paragraph do not give any employee or any other person who is not expressly a party to the merger agreement rights as a third party beneficiary under the merger agreement.

Certain Covenants of Each Party

Financing

The merger agreement requires Buyer to use its commercially reasonable efforts to obtain the equity and debt financing contemplated by the stock purchase agreement and the debt commitment letter (after giving effect to the “market flex” terms in the fee letter referred to therein (or on terms that would not reasonably be expected to lead to the delay or prevent the closing of the merger, the equity financing or the debt financing) and to keep ATC reasonably informed with respect to the debt and equity financing, including providing notice within 24 hours of knowledge of any fact or event that would reasonably be expected to prevent the merger. The merger agreement requires the Company to provide, to cause its subsidiaries to provide, and to use its commercially reasonable efforts to cause its representatives to provide, in each case, at Buyer’s sole expense, all cooperation reasonably requested by Buyer or Merger Sub necessary in connection with the arrangement and obtaining of the debt financing, the equity financing or any permitted replacement or alternative financing, including, without limitation, (i) assisting in the preparation of offering and syndication documents and materials, (ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, and sessions with rating agencies; (iii) obtaining comfort letters from accountants and consents from the Company’s independent auditors, (iv) assisting with the preparation of definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents as may be requested by Buyer or Merger Sub; (v) facilitating the pledging of collateral for the financing; (vi) using commercially reasonable efforts to obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be reasonably requested by Buyer or Merger Sub in connection with the debt financing and equity financing and collateral arrangements; and (vii) facilitating the consummation of the debt and equity financing, including cooperating with Buyer and Merger Sub to satisfy the conditions precedent to the debt financing and equity financing, to the extent within the control of ATC and its subsidiaries. See “Merger Financing” beginning on page [•] for descriptions of the debt and equity financing.

Filings and Authorizations

The parties to the merger agreement agreed to cooperate and consult with each other in connection with making required filings and notifications pursuant to the HSR Act, the Securities Act and the Exchange Act, the rules and regulations of the Nasdaq and any other applicable laws, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing. Neither Buyer nor the Company may (i) file any such document if the other party has reasonably objected to the filing of such document or (ii) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions expressly contemplated by the merger agreement at the request of any governmental entity without the consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned. The merger agreement requires Buyer to use commercially reasonable efforts to resolve any objections that may be asserted under any antitrust, competition or trade regulatory laws, but Buyer is not required to agree to (i) sell, hold separate, divest, discontinue or limit, any assets, businesses or interest in any assets or businesses of Buyer, ATC or any of their respective affiliates or (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses which, in either case, could reasonably be expected to (x) be material to Buyer and its subsidiaries, taken as a whole, or to ATC and its subsidiaries, taken as a whole, or could reasonably be expected to materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by the merger agreement. ATC filed the necessary forms with the DOJ and the FTC on August 3, 2010, and Buyer filed the necessary forms with the DOJ and the FTC on August 4, 2010.

Approvals and Consents

The parties agreed to cooperate with each other and use their commercially reasonable efforts to obtain all required consents, approvals or other authorizations, including, without limitation, all consents of governmental entities and certain other consents.

Notification of Certain Matters

Under the terms of the merger agreement, the parties agreed to give prompt notice to each other of (i) any communication of which such party has knowledge alleging that a consent is required in connection with the transactions contemplated by the merger agreement, (ii) any communication from any governmental entity of which such party has knowledge in connection with the transactions contemplated by the merger agreement or (iii) any event, change, occurrence, circumstance or development prior to the effective time of the merger that (A) makes or is reasonably likely to make any of that party’s (and, in the case of Buyer and Merger Sub, their respective affiliates’) representations or warranties in the merger agreement (and, in the case of Buyer and Merger Sub, in the debt commitment letter or stock purchase agreement) untrue or inaccurate or (B) causes or is reasonably likely to cause any breach of the obligations of such party (and, in the case of Buyer and Merger Sub any of their respective affiliates) under the merger agreement (and, in the case of Buyer and Merger Sub under the debt commitment letter or stock purchase agreement). In addition, the Company has agreed to promptly notify Buyer of certain material legal actions with respect to the Company or its subsidiaries.

Public Announcements

The merger agreement requires Company and Buyer to obtain the other party’s prior consent (which consent will not be unreasonably withheld) before issuing any press releases or otherwise making any public statements with respect to the merger agreement or the transactions contemplated thereby, except that no such consent is necessary to the extent disclosure may be required by law, order or applicable stock exchange or the Nasdaq rule or any listing agreement of any party thereto, and either party may make public statements consistent with prior public disclosures regarding the transactions contemplated by the merger agreement.

Conditions to the Completion of the Merger

Conditions to the obligations of each of the parties to complete the merger include:

•	a majority of ATC’s outstanding shares have voted in favor of the merger;

•	the HSR waiting period has expired or been terminated; and

•

no injunctions or other restraints have been entered that prevent the consummation of the merger or, subject to certain exceptions, would have a material adverse effect on the Buyer and its subsidiaries, taken as a whole, after giving effect to the merger.

Conditions to Buyer’s obligations to complete the merger include the satisfaction or waiver of the following additional conditions:

•	ATC’s representations are true and correct when made and as of the closing date (subject to certain qualifications);

•	ATC shall have performed in all material respects all of its obligations under the Agreement;

•

the proceeds of the equity and debt financing shall be available to Buyer and when added to funds otherwise available to the Buyer or the surviving corporation shall be sufficient to pay the merger consideration, other amounts payable under the merger agreement and closing fees and expenses (provided that this condition will be considered satisfied if the material breach by Buyer or Merger Sub or any of their respective affiliates of any of their representations, warranties, covenants or other obligations under the merger agreement, the stock purchase agreement or the debt commitment letter, as applicable, has been a principal cause of, or resulted in, the failure of the equity and debt financing to be so available); and

•	no Company Material Adverse Effect shall have occurred subsequent to July 18, 2010.

Conditions to ATC’s obligations to complete the merger include the satisfaction or waiver of the following conditions:

•	Buyer’s representations are true and correct when made and as of closing (subject to certain qualifications); and

•	Buyer shall have performed in all material respects all of its obligations under the Agreement.

Termination

The Agreement may be terminated at any time prior to the completion of the merger:

•	by mutual written consent of both the Buyer and ATC;

•	by either Buyer or ATC if:

•

the merger has not been consummated by January 18, 2011 (except that the right to terminate the merger agreement pursuant to this provision is not available to Buyer or ATC if the actions or failure to fulfill any of the obligations of Buyer, ATC or their affiliates, respectively, under the merger agreement, the stock purchase agreement or debt commitment letter, as applicable, has been a principal cause of, or resulted in the failure to consummate the merger by such date);

•

the merger agreement has been submitted to the ATC stockholders for adoption at a duly convened stockholders meeting (or adjournment or postponement thereof) at which a quorum is present and the vote of the holders of a majority of the outstanding shares of ATC common stock is not obtained;

•	any law prohibits consummation of the merger; or

•	any order restrains, enjoins or otherwise prohibits consummation of the merger, and such order has become final and nonappealable (subject to certain exceptions).

•	by Buyer if:

•	the Company’s Board of Directors withdraws, modifies or amends its recommendation to the ATC stockholders in favor of the merger in any manner adverse to Buyer;

•

(i) the Company’s Board of Directors approves, endorses or recommends a superior proposal, (ii) the Company enters into an agreement related to a superior proposal, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Company’s Board of Directors fails to recommend against acceptance of such offer within ten business days after commencement, (iv) the Company fails to make the recommendation of the Company Board of Directors to the Company stockholders in favor of the merger or include such recommendation in the Company’s proxy statement, (v) the Company’s Board of Directors refuses to affirm its recommendation to the Company stockholders in favor of the merger within three business days of any request from Buyer to do so, or (vi) the Company or the Company’s Board of Directors publicly announces in intention to do any of the foregoing;

•	the Company’s Board of Directors exempts any person other than Buyer or its affiliates from the provisions of Section 203 of the General Corporation Law of the State of Delaware; or

•

a breach of a representation, warranty or covenant by the Company has occurred, which breach would give rise to a failure of certain conditions to closing and such breach is not cured by the earlier of January 18, 2011 or 20 business days after the Company’s receipt of written notice of such breach from Buyer.

•	by ATC if:

•

a breach of a representation, warranty or covenant by Buyer has occurred, which breach would give rise to a failure of certain conditions to closing and such breach is not cured by Buyer by the earlier of January 18, 2011 or 20 business days after Buyer’s receipt of written notice of such breach from the Company;

•

the financing condition has not been satisfied by the earlier of January 17, 2011 or 20 business days after Buyer’s receipt of written notice from ATC to Buyer given at any time after the time that the merger agreement has been approved by ATC’s stockholders and all other conditions to closing have been satisfied (except the financing condition and those conditions that by their nature may only be satisfied at the closing); or

•

the Company’s Board of Directors approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a superior proposal, but only for so long as (i) ATC stockholder approval with respect to the merger agreement has not been obtained, (ii) ATC is not then and has not been in breach of certain of its obligations described above under “No Solicitation of Takeover Proposals after the Go-Shop Period; Fiduciary Out,” (other than certain immaterial breaches), (iii) the Company’s Board of Directors determines in good faith (a) after consultation with its financial advisors, that the definitive agreement presented to the Company’s Board of Directors constitutes a superior proposal, and (b) after consultation with its outside legal counsel, that termination of the merger agreement is required to comply with its fiduciary duties to ATC’s stockholders under applicable laws, (iv) ATC notifies Buyer in writing that it intends to enter into such definitive agreement, attaching the most current version of such definitive agreement (including any amendments, supplements or modifications) to such notice, and (v) ATC shall have complied with its obligations with respect to such superior proposal specified above under “Match Right.”

Effect of Termination; Fees and Expenses

Fees Payable to Buyer

If any of the following series of events occur, ATC will be obligated to pay Buyer a termination fee:

•

If the merger agreement is terminated by the Company because the Company’s Board of Directors approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a superior proposal, subject to compliance by the Company of its obligations described above under “Match Right;”

•

If the merger agreement is terminated by the Buyer because the Company’s Board of Directors withdraws, modifies or amends its recommendation to the ATC stockholders in favor of the merger in any manner adverse to Buyer;

•

If the merger agreement is terminated by Buyer because (i) the Company’s Board of Directors approves, endorses or recommends a superior proposal, (ii) the Company enters into an agreement in principle or definitive agreement relating to a superior proposal, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Company’s Board of Directors fails to recommend against acceptance of such offer within ten business days after commencement, (iv) the Company fails to make the recommendation of the Company Board of Directors to the Company stockholders in favor of the merger or include such recommendation in the Company proxy statement, (v) the Company’s Board of Directors refuses to affirm its recommendation to the Company stockholders in favor of the merger within three business days of any request from Buyer to do so or (vi) the Company or the Company’s Board of Directors publicly announces in intention to do any of the foregoing;

•

If the merger agreement is terminated by Buyer because the Board of Directors of the Company exempts any person other than Buyer or its affiliates from the provisions of Section 203 of the General Corporation Law of the State of Delaware; or

•

If (i) a takeover proposal shall have been made or proposed to the Company or its stockholders or otherwise publicly announced, (ii) either Buyer or the Company terminate the merger agreement either because the merger has not been consummated by January 18, 2011 or because the approval of the Company’s stockholders was not obtained at the stockholder meeting, and (iii) within 12 months after such termination, the Company or any of its subsidiaries enters into an agreement in respect of or consummates a takeover proposal (whether or not such takeover proposal was the same takeover proposal that had been publicly announced); provided that for purposes of clause (iii) above, all references to 15% in the definition of takeover proposal are replaced with 50%. See “The Merger Agreement—Covenants of ATC—No Solicitation of Takeover Proposals After the Go-Shop Period; Fiduciary Out” beginning on page [—].

If the merger agreement would have been terminated by the Company under the circumstance set forth in the first bullet point above under “Fees Payable to the Buyer” prior to the end of the go-shop period, the termination fee would have been $15,000,000. If the merger agreement is terminated under any other circumstance in which a termination fee is payable by the Company, the termination fee will be $20,000,000.

Payment of the termination fees described above shall be the sole and exclusive remedy of Buyer, Merger Sub and their respective affiliates for any damages resulting from termination of the merger agreement. However, the Company will remain liable for any damages caused by its willful breach of its representations, warranties, covenants or agreements set forth in the merger agreement. In no event will the Company be required to pay a termination fee on more than one occasion.

Fees Payable to ATC

If the Company terminates the merger agreement because the financing condition is not satisfied as of the earlier of January 17, 2011 or 20 business days after Buyer’s receipt of written notice from the Company respecting the Company’s intention to terminate the merger agreement (provided all other conditions to closing are then satisfied, including without limitation the adoption of the merger agreement by ATC stockholders, or capable of being satisfied on the closing), Buyer must pay to the Company $2,000,000, which is intended to reimburse the Company for its fees and expenses incurred in connection with the transaction.

If the financing condition is not satisfied on January 18, 2011 (provided all other conditions to closing are then satisfied, including without limitation the adoption of the merger agreement by ATC stockholders, or capable of being satisfied on the closing), Buyer must pay to the Company $2,000,000, which is intended to reimburse the Company for its fees and expenses incurred in connection with the transaction.

The expense reimbursement described above, if payable, shall be the sole and exclusive remedy of the Company and its affiliates for any damages resulting from termination of the merger agreement. However, Buyer will remain liable for any damages caused by willful breach of its or its affiliates’ representations, warranties, covenants or agreements set forth in the merger agreement, the stock purchase agreement or the debt commitment letter. In no event will Buyer be required to pay the expense reimbursement on more than one occasion

Effect of Termination; General Expense Provisions

If the merger agreement is terminated for any reason, the merger agreement will become void and of no further force or effect and no party thereto (or any of its stockholders, directors, officers, employees, agents or representatives) will have any liability to any other party as a result thereof, except (i) as provided above under “Fees Payable to Buyer” and “Fees Payable to ATC” and (ii) if such termination results from the willful breach by any party of its representations, warranties, covenants or agreements contained in the merger agreement, the stock purchase agreement or the debt commitment letter, as applicable, such party shall be fully liable for any damages suffered or incurred by the other parties as a result of such breach.

The merger agreement provides that each party is to pay all expenses incurred by it in connection the merger agreement and the transactions contemplated thereby except (i) as provided above under “Fees Payable to Buyer” and “Fees Payable to ATC” and (ii) Buyer is obligated to reimburse ATC for its expenses incurred in connection with cooperating with Buyer in obtaining the requisite debt financing intended to satisfy the financing condition.

Amendment; Extension; Waiver

The merger agreement may be amended in writing by each of the parties to the agreement at any time prior to the effective time of the merger, so long as (i) no amendment that requires stockholder approval under applicable laws shall be made without such required approval and (ii) such amendment has been duly approved by the board of directors of each of Merger Sub and the Company.

At any time prior to the effective time of the merger, Buyer and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party in the merger agreement or any document delivered pursuant to the merger agreement or, (iii) subject to applicable laws, waive compliance with any of the covenants or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party (though any material waiver of or material modifications to the conditions precedent to the obligations of Buyer to consummate the merger requires the prior written consent of Greenbriar pursuant to the terms of the stock purchase agreement).

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

Adjournment of the Special Meeting

In the event that the number of shares of ATC common stock present in person and represented by proxy at the special meeting and voting “FOR” the merger is insufficient to approve the merger proposal, ATC may move to adjourn the special meeting in order to enable the Company’s Board of Directors to solicit additional proxies in favor of the approval of the merger proposal. In that event, ATC will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board of Directors Recommendation

The approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger proposal requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereat and thereon.

ATC’s Board of Directors has unanimously approved and authorized the merger, and recommends that you vote “FOR” adoption of the merger agreement.

MARKETS AND MARKET PRICE

Shares of ATC common stock are listed and traded on the Nasdaq Global Select Market under the symbol “ATAC.” The following table shows, for the periods indicated, the reported high and low sale prices per share on the Nasdaq Global Select Market for ATC common stock.

Prices listed below are the high and low prices within any given day for the period, as opposed to the high opening or closing prices during the period.

	High	Low

Year Ended December 31, 2007
First Quarter	$25.67	$20.31
Second Quarter	32.44	24.11
Third Quarter	33.75	25.41
Fourth Quarter	35.00	25.88

Year Ended December 31, 2008
First Quarter	$27.97	$18.27
Second Quarter	26.78	19.57
Third Quarter	27.05	21.80
Fourth Quarter	24.20	12.02

Year Ended December 31, 2009
First Quarter	$15.75	$8.57
Second Quarter	20.00	10.60
Third Quarter	23.00	13.55
Fourth Quarter	24.79	18.82

Year Ended December 31, 2010
First Quarter	$24.98	17.02
Second Quarter	21.70	15.96
Third quarter (through August 19, 2010)	24.42	14.95

On July 16, 2010, the last trading day prior to the date of the first public announcement of the execution of the merger agreement, the high and low sale prices for ATC common stock as reported on the Nasdaq were $18.14 and $17.34 per share, respectively, and the closing sale price on that date was $17.43. On [—], 2010, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for ATC common stock as reported on the Nasdaq were $[—] and $[—] per share, respectively, and the closing sale price on that date was $[—]. The Company’s stockholders should obtain a current market quotation for ATC common stock before making any decision with respect to the merger. On [—], 2010 (the record date for stockholders entitled to vote at the special meeting), there were approximately [—] holders of record of ATC common stock.

The Company does not pay and does not plan to pay any cash dividends on ATC common stock in the foreseeable future. In addition, under the merger agreement, the Company has agreed not to make, declare or pay any dividends on ATC common stock before the closing of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 20, 2010 (unless otherwise indicated), with respect to the beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) of ATC common stock by:

•	Each of the Company’s directors and named executive officers;

•	All of the Company’s current executive officers and directors as a group; and

•

Each person or “group” of persons (as defined under Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than five percent of the outstanding shares or voting power of ATC common stock.

Unless otherwise indicated, shares are owned directly or indirectly with sole voting and investment power.

Beneficial Owner(1)	Number of Shares(2)(3)	Percentage
BlackRock, Inc.(4)	2,011,388	10.0%
First Manhattan Co.(5)	1,134,589	5.6%
The Vanguard Group, Inc.(6)	1,114,920	5.6%
Todd R. Peters	174,976	*
John M. Pinkerton	51,240	*
F. Antony Francis	41,940	*
John Machota	83,056	*
Joseph Salamunovich	77,308	*
Robert L. Evans	55,000	*
Curtland E. Fields	55,000	*
Dr. Michael J. Hartnett	150,000	*
Michael D. Jordan	55,000	*
S. Lawrence Prendergast	56,000	*
Edward Stewart	84,500	*
All officers and directors as a group (12 persons)	964,730	4.6%

*	Less than 1%.
(1)	Unless otherwise noted the address of each beneficial owner is 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515.
(2)	The shares of common stock underlying options granted under the Company’s stock incentive plans that can be exercised as of August 20, 2010 or within 60 days thereafter (such options being referred to as “exercisable”) are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

(3)	Total number of shares for officers and directors includes shares owned, restricted stock holdings and/or exercisable options.
(4)	Based on a Schedule 13G/A filed on April 9, 2010. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022.
(5)	Based on a Schedule 13G/A filed on February 16, 2010. First Manhattan Co. has sole voting power with respect to 345,800 shares, shared voting power with respect to 742,754 shares, sole investment power with respect to 345,800 shares, and shared investment power with respect to 788,789 shares. First Manhattan Co.’s address is 437 Madison Avenue, New York, New York 10022.
(6)	Based on a Schedule 13G filed on February 5, 2010. The Vanguard Group, Inc. has sole voting power with respect to 24,223 shares, shared voting power with respect to 0 shares, sole investment power with respect to 1,090,697 shares, and shared investment power with respect to 24,223 shares. The Vanguard Group, Inc.’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of the Company and the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this proxy statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in its reports appearing in the Annual Report on Form 10-K.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of ATC’s stockholders. If the merger is not completed, however, ATC’s stockholders will continue to be entitled to attend and participate in the Company’s stockholders’ meetings. If the merger is not completed, for stockholder proposals to be considered for inclusion in the proxy materials for ATC’s 2011 annual meeting of stockholders, they must be received by the secretary of ATC no later than December 29, 2010. The Company’s Compensation and Nominating Committee does not currently have a policy with regard to the consideration of any director candidates recommended by stockholders, but the Company expects that such a policy may be developed in the future. The Company’s Board of Directors believes that the current absence of such a policy is appropriate because the Company has never received a stockholder recommendation. All other proposals will be deemed untimely unless submitted by March 14, 2011. All proposals must comply with the rules and regulations of the SEC then in effect.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Stockholders who share a single address will receive only one proxy statement at that address unless the Company has received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (if applicable), he or she may contact ATC Technology Corporation 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515-5707, Attention: Corporate Secretary. The Company will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a stockholder of record receiving multiple copies of this proxy statement, you can request householding by contacting the Company in the same manner. If you own your shares of ATC common stock through a bank, broker or other stockholder of record, you can request additional copies of this proxy statement or request householding by contacting the stockholder of record.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

ATC is subject to the informational requirements of the Exchange Act. ATC files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC. You may also obtain ATC’s reports, proxy statements and other information filed with the SEC at the Company’s website, located at www.goATC.com.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that the Company later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this proxy statement. ATC incorporates by reference each document it files under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. ATC also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	ATC’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	ATC’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	ATC’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on June 10, 2010; and

•	ATC’s Current Reports on Form 8-K filed July 19, 2010, July 27, 2010 and August 18, 2010.

ATC undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of ATC’s filings should be directed to ATC Technology Corporation, 1400 Opus Place, Suite 600 Downers Grove, Illinois 60515-5707, Attention: Corporate Secretary (630) 271-8100.

Document requests from ATC should be made by [—], 2010 in order to receive them before the special meeting.

These documents are also available at the Company’s website, located at www.goATC.com.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of ATC since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. ATC has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [—], 2010. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

No other matters are intended to be brought before the special meeting by ATC, and ATC does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact ATC Technology Corporation, 1400 Opus Place, Suite 600 Downers Grove, Illinois 60515-5707 Attention: Corporate Secretary. You may call the Company’s proxy solicitor [—] toll-free at (—) [—]-[—] (bankers and brokers may call collect at (—) [—]-[—]).

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

GENCO DISTRIBUTION SYSTEM, INC.,

TRANSFORMERS MERGER SUB, INC.

and

ATC TECHNOLOGY CORPORATION

Dated as of July 18, 2010

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Term	Section
Affiliate	8.1(a)
Agreement	Preamble
Available Financing	5.17(d)
Bankruptcy and Equity Exception	3.4
Book-Entry Shares	2.1(c)
Business Day	8.1(b)
Certificate of Merger	1.3
Certificates	2.1(c)
Closing	1.2
Closing Date.	1.2
COBRA	3.22(g)
Code	2.2(e)
Collective Bargaining Agreement	3.20(c)
Company	Preamble
Company Assets	3.9(a)
Company Benefit Plans	3.22(a)
Company Board Recommendation	3.3
Company Common Stock	Recitals
Company Contracts	3.9(b)
Company Disclosure Letter	III
Company Equity Plans	3.11(a)
Company Financial Advisor	3.34
Company Intellectual Property	3.27(a)
Company Material Adverse Effect	8.1(c)
Company Organizational Documents	3.5
Company Parties	7.6(e)(i)
Company Permits	3.30(a)
Company Preferred Stock	3.10(a)
Company Proxy Statement	3.8(b)
Company SEC Reports	3.13
Company Stock Option	2.3(a)
Company Stockholders Meeting	3.8(b)
Confidentiality Agreement	5.2(b)
Continuing Employee	5.7(d)
Contracts	8.1(d)
Current Employee	5.7(b)
Debt Commitment Letter	4.7(a)
Debt Financing	4.7(a)
DGCL	1.1
Dissenting Shares	2.4(a)
DOL	3.22(b)
Effective Time	1.3
Employee Benefit Plan	8.1(e)
Environmental Costs	3.26(b)(ii)

A-iv

Term	Section
Environmental Laws	3.26(a)(ii)
Environmental Matters	3.26(a)(i)
Equity Financing	4.7(a)
ERISA	8.1(f)
ERISA Affiliate	8.1(g)
Exchange Act	3.8(b)
Excluded Party	5.3(d)
Excluded Plans	5.7(b)
Excluded Shares	2.1(b)
Excluded Subsidiary	8.1(h)
Expenses	5.13
Experienced Counsel	5.3(f)(i)
Experienced Financial Advisor	5.3(f)(i)
Financing	4.7(a)
Financing Agreements	8.1(i)
Financing Sources	5.17(d)(ii)
GAAP	3.16(a)(ii)
Go-Shop End Date	5.3(a)
Governmental Entity	3.8
Greenbriar Confidentiality Agreement	5.2(b)
Greenbriar Funds	8.1(j)
Hazardous Substances	8.1(k)
HSR Act	3.8(d)
In-The-Money Option	2.3(a)
Indebtedness	8.1(l)
Indemnified Parties	5.8(a)
Intellectual Property	8.1(m)
IP Licenses	3.27(c)
IRS	3.22(b)
Knowledge	8.1(n)
Laws	8.1(o)
Legal Actions	3.19
Liabilities	3.17
Licensed Intellectual Property	3.27(a)
Liens	8.1(p)
Maximum Premium	5.8(c)
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Preamble
Nasdaq	3.8(c)
New Debt Commitment Letter	5.17(c)
Offering Documents	5.17(d)(i)
Option Merger Consideration	2.3(a)
Orders	8.1(q)
Outside Termination Date	7.2(a)
Owned Intellectual Property	3.27(a)

A-v

Term	Section
Parent	Preamble
Parent Assets	4.5(a)
Parent Benefit Plan	5.7(d)
Parent Contracts	4.5(b)
Parent Disclosure Letter	IV
Parent Material Adverse Effect	8.1(r)
Parent Parties	7.6(e)(ii)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
PBGC	3.22(b)
Permits	3.30(a)
Person	8.1(s)
Post-Signing Returns	5.16(a)
Qualifying SEC Report	8.1(t)
Real Property	3.28
Representatives	8.1(u)
Required Information	8.1(v)
Requisite Company Vote	3.3
Restricted Share	2.3(b)
SEC	3.8(b)
Securities Act	3.13
Solvent	8.1(w)
Stock Purchase Agreement	4.7(a)
Subsidiary	8.1(x)
Superior Proposal	8.1(y)
Surviving Bylaws	1.6
Surviving Charter	1.5
Surviving Corporation	1.1
Takeover Proposal	8.1(z)
Takeover Statutes	3.33
Tax Returns	8.1(aa)
Taxes	8.1(bb)
Termination Fee	8.1(cc)
Treasury Regulations	8.1(dd)
WARN Act	3.24(e)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 18, 2010 (this “Agreement”), by and among GENCO DISTRIBUTION SYSTEM, INC., a Pennsylvania corporation (“Parent”), TRANSFORMERS MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and ATC TECHNOLOGY CORPORATION, a Delaware corporation (the “Company”).

RECITALS

(a) The respective boards of directors of Merger Sub and the Company have unanimously approved and declared advisable and in the best interests of their respective stockholders, and the board of directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement.

(b) Subject to certain exceptions specified herein, by virtue of the Merger, all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive $25.00 in cash, without interest.

(c) Certain capitalized terms used in this Agreement have the meanings specified in Section 8.1.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and (c) the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

Section 1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, as soon as practicable but in no event later than 10:00 a.m., New York City time, on the third Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. Immediately following the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation. Pursuant to Section 251 of the DGCL, the certificate of incorporation of the Company shall, at the Effective Time, be amended to read in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”) until amended as provided in the Surviving Charter or by applicable Laws.

Section 1.6 Bylaws. The Company shall take all requisite action so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”) until amended as provided in the Surviving Charter, in the Surviving Bylaws or by applicable Laws.

Section 1.7 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

Section 1.8 Officers. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(a) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock owned by the Company or any of its wholly-owned Subsidiaries or by Parent or any of its wholly-owned Subsidiaries (including Merger Sub) immediately prior to the Effective Time (collectively, “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for Excluded Shares.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, but including any restricted shares of Company Common Stock granted under any of the Company Equity Plans) shall be converted into the right to receive $25.00 in cash, without interest (the “Merger Consideration”). All shares of Company Common Stock that have been so converted shall be canceled automatically and shall cease to exist, and the holders of certificates (“Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented those shares of Company Common Stock shall cease to have any rights with respect to those shares of Company Common Stock, other than the right to receive the Merger Consideration upon surrender of their Certificates or Book-Entry Shares in accordance with Section 2.2.

(d) Adjustments. Without limiting the other provisions of this Agreement, if, at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for shares of Company Common Stock) with a record date during such period, then the Merger Consideration payable under Section 2.1(c) shall be equitably adjusted to reflect such change.

Section 2.2 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable judgment, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a customary paying agent agreement with the Paying Agent which shall provide for the payment of the Merger Consideration in accordance with this Section 2.2.

(b) Payment Fund. As soon as practicable following the Effective Time (but in any event within one Business Day following the Effective Time), Parent shall deposit in trust for the benefit of the holders of Company Common Stock with the Paying Agent, cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding at the Effective Time (other than Company Common Stock owned by Parent or held by the Company in treasury and Dissenting Shares) and (ii) the Merger Consideration (such amount being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make the payments of the amounts referred to in Section 2.1(c) out of the Payment Fund.

(c) Payment Procedures.

(i) Letter of Transmittal. As soon as reasonably practicable (and in any event within three Business Days) following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share, as applicable, (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to Certificates or Book-Entry Shares shall pass, only upon proper delivery of Certificates or Book-Entry Shares to the Paying Agent and (B) instructions for surrendering Certificates or Book-Entry Shares, as applicable.

(ii) Surrender of Certificates. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents required by the Paying Agent, the holder of that Certificate or Book-Entry Share, as applicable, shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of that Book-Entry Share or the shares of Company Common Stock formerly evidenced by such Certificate, as applicable, less any required withholding of Taxes. Any Certificates or Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates or Book-Entry Shares.

(iii) Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such transfer Taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate or Book-Entry Share, as applicable, shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration. Any Merger Consideration paid upon the surrender of any Certificate or Book-Entry Share, as applicable, shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate (including the shares of Company Common Stock formerly represented by it) or Book-Entry Share, as applicable.

(d) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(e) Required Withholding. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any Merger Consideration or Option Merger Consideration payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Internal Revenue Code of 1986 (the “Code”), (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) paid by the Surviving Corporation to the applicable tax authorities when due and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

(f) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.

(g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that any such investment shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in the Payment Fund in excess of the amounts payable under Section 2.1(c) shall be paid promptly to Parent.

(h) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares 270 days after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates or Book Entry Shares who has not complied with this Article II shall look only to the Surviving Corporation for payment of the applicable Merger Consideration.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

Section 2.3 Company Stock Options and Restricted Shares.

(a) As soon as practicable following the date of this Agreement, the Company shall take all requisite action, including amending or interpreting any Company Equity Plan or award agreement thereunder and obtaining consents, if necessary, from holders of options to purchase shares of Company Common Stock that have been granted under any of the Company Equity Plans (each, a “Company Stock Option”) so that immediately prior to the Effective Time all Company Stock Options shall vest and become exercisable and, as of the Effective Time, each Company Stock Option with an exercise price per share of Company Common Stock that is less than the Merger Consideration (an “In-The-Money Option”), by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Stock Option, shall be canceled and converted into the right to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay and shall, to the extent necessary, provide the Surviving Corporation with sufficient funds to pay), as soon as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to (i) the Option Merger Consideration multiplied by (ii) the aggregate number of shares of Company Common Stock in respect of which the applicable Company Stock Option was exercisable immediately prior to the Effective Time. “Option Merger Consideration” means the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Stock Option. Following the Effective Time, no In-The-Money Option shall remain outstanding, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Option Merger Consideration pursuant to this Section 2.3(a). If the exercise price per share of any Company Stock Option is equal to or greater than the Merger Consideration, then, from and after the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Stock Option, such Company Stock Option shall (i) be adjusted so that the holder of such Company Stock Option shall have the right to receive, upon exercise of such Company Stock Option, solely an amount in cash equal to the Merger Consideration multiplied by the aggregate number of shares of Company Common Stock in respect of which the applicable Company Stock Option is exercised, and (ii) expire, terminate and have no further force and effect upon the date that is the later of the Effective Time and the expiration of the 30-day period immediately following the date of the Company Stockholders Meeting at which the Requisite Company Vote is obtained, to the extent then otherwise outstanding and unexercised.

(b) As soon as practicable following the date of this Agreement, the Company shall take all requisite action so that any restricted share of Company Common Stock that was granted under any of the Company Equity Plans and is outstanding and unvested immediately prior to the Effective Time (each, a “Restricted Share”) shall vest and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of that Restricted Share, shall be converted into the right to receive the Merger Consideration referred to in Section 2.1(c) for each such Restricted Share. For purposes of Sections 2.1 and 2.2, all references to shares of Company Common Stock shall be deemed to include Restricted Shares.

Section 2.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, (x) all Dissenting Shares shall be canceled and cease to exist and (y) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.

(b) Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s Company Common Stock (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon surrender of the Certificate or Book-Entry Share representing such Company Common Stock in accordance with Section 2.2.

(c) The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, any withdrawals of such demands, and any other instrument served on the Company under the provisions of Section 262 of the DGCL and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not offer to make, agree to make, or make any payment with respect to any demands for appraisal without the prior written consent of Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the disclosure letter, dated as of the date of this Agreement, delivered by the Company to Parent (the “Company Disclosure Letter”) or (b) in any Qualifying SEC Report (other than (i) any information that is both (A) contained in the “Risk Factors” section of such Qualifying SEC Reports, and (B) does not consist solely of factual historical statements, and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Qualifying SEC Reports), if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and with the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2 Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.3 Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions expressly contemplated by this Agreement, including the Merger. The board of directors of the Company has unanimously adopted resolutions: (a) approving and declaring advisable the Merger, this Agreement and the transactions expressly contemplated by this Agreement; (b) declaring that it is in the best interests of the stockholders of the Company that the Company enters into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth in this Agreement; (c) directing that adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company; (d) resolving to recommend to the stockholders of the Company that they adopt and approve this Agreement and the transactions expressly contemplated by this Agreement, including the Merger (the “Company Board Recommendation”); (e) irrevocably taking all necessary steps to render Section 203 of the DGCL inapplicable to the execution and delivery of this Agreement and the transactions expressly contemplated hereby, including the Merger; and (f) irrevocably electing, to the extent permitted by applicable Law, not to be subject to any Takeover Statutes of any jurisdiction that may purport to be applicable to this Agreement, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions expressly contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote. For purposes of this Agreement, all references to “transactions expressly contemplated by this Agreement” shall be deemed to exclude the transactions contemplated by the Financing.

Section 3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting enforcement of creditors’ rights generally or by general principles of equity whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

Section 3.5 Organizational Documents. The Company has made available to Parent correct and complete copies of the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”).

Section 3.6 Minute Books. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the boards of directors and each committee of the boards of directors of the Company and each of its Subsidiaries held since December 31, 2005.

Section 3.7 Subsidiaries. A correct and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization is set forth in Section 3.7 of the Company Disclosure Letter. Except as set forth in Section 3.7 of the Company Disclosure Letter, (a) each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens and (b) the Company does not own, directly or indirectly, any capital stock of, or any ownership interest in, or any other securities convertible or exchangeable into or exercisable for any capital stock of, or any ownership interest in, any Person other than the Subsidiaries of the Company. In the case of any Subsidiary of the Company that is not a direct or indirect wholly-owned Subsidiary of the Company, Section 3.7 of the Company Disclosure Letter also indicates the other holder or holders of any capital stock of, or any ownership interest in, such Subsidiary and a description of the amount or nature of their capital stock of, or ownership interest in, such Subsidiary.

Section 3.8 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions expressly contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign (each, a “Governmental Entity”), other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the United States Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and (ii) any other filings and reports that may be required in connection with this Agreement and the transactions expressly contemplated by this Agreement under the Securities Exchange Act of 1934 (the “Exchange Act”);

(c) compliance with the rules and regulations of the Nasdaq Global Select Market (the “Nasdaq”);

(d) the filing of the pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); and

(e) other actions or filings, the absence of which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.9 Non-Contravention. Assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.8 have been obtained or made, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions expressly contemplated by this Agreement do not and will not contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents of the Company or any Subsidiary of the Company (other than any Excluded Subsidiary). Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, or as set forth in Section 3.9 of the Company Disclosure Letter and assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.8 have been obtained or made, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions expressly contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets or properties of the Company or any of its Subsidiaries (the “Company Assets”) are bound;

(b) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, (i) any Contract set forth in Sections 3.20(c), 3.20(d) or 3.21 of the Company Disclosure Letter (collectively, with all amendments to date, the “Company Contracts”) or (ii) any other Contracts to which the Company or its Subsidiaries becomes a party or by which any of the Company Assets become bound after the date hereof that would be required to be disclosed in Sections 3.20(c), 3.20(d) or 3.21 of the Company Disclosure Letter if such Contract were in effect on the date hereof;

(c) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contracts;

(d) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Contracts;

(e) cause the creation or imposition of any Liens on any Company Assets; or

(f) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents of any Excluded Subsidiary.

Section 3.10 Capitalization.

(a) The authorized capital stock of the Company consists solely of (i) 30,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).

(b) As of the close of business on July 14, 2010, (i) 28,134,803 shares of Company Common Stock were issued and outstanding, of which 175,537 were Restricted Shares, (ii) 7,980,429 shares of Company Common Stock were held in treasury by the Company and its Subsidiaries, (iii) 2,747,789 shares of Company Common Stock were reserved for issuance under the Company Equity Plans and (iv) no shares of Company Preferred Stock were issued or outstanding.

(c) Except as set forth in Section 3.10(b), as of the close of business on July 14, 2010, no other shares of capital stock of the Company were issued, reserved for issuance or outstanding. Since that date, no shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock of the Company, have been issued other than upon exercise of the Company Stock Options outstanding on that date.

(d) All issued and outstanding shares of Company Common Stock and all shares of Company Common Stock that are subject to issuance, upon issuance prior to the Effective Time upon the terms and subject to the conditions specified in the instruments under which they are issuable, (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable and (ii) are not, or upon issuance will not be, subject to any pre-emptive rights.

(e) Except as set forth in Section 3.10(e) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any Subsidiary of the Company or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Letter, each outstanding share of capital stock of each Subsidiary of the Company (other than any Excluded Subsidiary) is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

Section 3.11 Company Stock Options and Restricted Shares.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth all of the equity compensation plans relating to the issued or unissued capital stock or other securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue or sell any shares of their capital stock or other securities (collectively, the “Company Equity Plans”). The Company has made available to Parent correct and complete copies of all Company Equity Plans and all forms of award agreements issued under those Company Equity Plans.

(b) As of the date of this Agreement, Company Stock Options to acquire an aggregate of 1,866,339 shares of Company Common Stock and 175,537 Restricted Shares have been granted under the Company Equity Plans. Other than the awards referred to in the preceding sentence, there are no options, warrants, stock appreciation rights, restricted stock units, phantom stock awards, performance-based equity rights or other equity-based awards granted under any Company Equity Plan.

(c) The Company has the authority to cancel all of the Company Stock Options in the manner contemplated by Section 2.3.

(d) Section 3.11(c) of the Company Disclosure Letter sets forth a correct and complete list of the following information, except for immaterial omissions or errors that do not increase the aggregate Option Merger Consideration by more than $100,000, as of the date of this Agreement, with respect to each Company Stock Option: (i) the name of the holder; (ii) the exercise price; (iii) the number of shares of Company Common Stock subject to that option; (iv) the Company Equity Plan under which that option was granted; and (v) the dates on which that option was granted, will vest and will expire.

(e) Section 3.11(d) of the Company Disclosure Letter sets forth a correct and complete list of the following information, except for immaterial omissions or errors that do not increase the aggregate Merger Consideration payable by Parent by more than $100,000, as of the date of this Agreement, with respect to each award of Restricted Shares: (i) the name of the grantee; (ii) the number of Restricted Shares subject to the award; (iii) the Company Equity Plan under which such Restricted Shares were granted; and (iv) the dates on which such Restricted Shares were granted and will vest.

(f) Section 3.11(f) of the Company Disclosure Letter sets forth each form of award agreement pursuant to which any Company Stock Options and any awards of Restricted Shares were granted.

Section 3.12 Voting.

(a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the DGCL, other applicable Laws or otherwise) to approve and adopt this Agreement, the Merger and the other transactions expressly contemplated by this Agreement.

(b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of, or ownership interest in, the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of the Company may vote.

Section 3.13 SEC Reports. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since December 31, 2006 (collectively, and together with any documents filed during such period by the Company with the SEC on a voluntary basis, including of Current Reports on Form 8-K, the “Company SEC Reports”). Each Company SEC Report, as amended at least one Business Day prior to the date of this Agreement, (a) was prepared in accordance with the requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and other applicable Laws (to the extent that such Laws were applicable to such SEC Report) and (b) except to the extent that information has been revised or superseded by a subsequently filed Company SEC Report filed with the SEC at least one Business Day prior to the date of this Agreement, did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.

Section 3.14 Company Proxy Statement; Other Filings. The Company Proxy Statement will not, at the time the Company Proxy Statement is first mailed and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. No other filing made by the Company will, at the time of filing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.15 SEC Disclosure Controls and Procedures.

(a) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to be sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries on a consolidated basis, and the Company has not received written or oral notice from the Company’s independent auditors or any employee of the Company or its Subsidiaries involved in the design or maintenance of such system, and otherwise there is no Knowledge of the Company that such system of internal controls is not sufficient to carry out such objective. The Company maintains a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and the Company has not received written or oral notice from the Company’s independent auditors or any employee of the Company or its Subsidiaries involved in the design or maintenance of such system, and otherwise there is no Knowledge of the Company, that such system of disclosure controls and procedures is not sufficient to carry out such objective.

(b) The Company’s principal executive officer and principal financial officer have disclosed to the Company’s independent auditors and to the audit committee of the Company’s board of directors (i) all significant deficiencies known or reasonably suspected by such officers in the design or operation of such disclosure controls and procedures which would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data (including identifying for the Company’s independent auditors any material weaknesses in such disclosure controls and procedures), and (ii) any fraud, whether or not material, known or reasonably suspected by such officers that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in such disclosure controls and procedures.

(c) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act of 2002.

(d) The books and records of the Company and its Subsidiaries have been and are being maintained in accordance with all applicable legal and accounting requirements in all material respects.

Section 3.16 Financial Statements.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements, in each case including the related notes, of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Reports:

(i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the date of filing thereof;

(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

(b) None of the financial statements (including the related notes) included in the Company SEC Reports contains any error, misstatement or omission requiring a restatement or material adjustment of the financial statements of the Company included in any Company SEC Report filed with the SEC subsequent to January 1, 2008 that has not been so restated or adjusted in any subsequent Qualifying SEC Report and, except as set forth in Section 3.16(b) of the Company Disclosure Letter, the Company has no intention to restate or materially adjust any of such financial statements (including the related notes) included in the Company SEC Reports. The Company has not had any dispute with Ernst & Young LLP, the Company’s independent registered public accounting firm, regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year-to-date that is currently outstanding or that has resulted in any restatement of any Company SEC Report filed with the SEC subsequent to January 1, 2008 or any material adjustment to the financial statements of the Company contained in any such Company SEC Report after the date of filing thereof with the SEC. Without limiting the generality of the foregoing, Ernst & Young LLP has not resigned nor been dismissed as independent public accounting firm of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting practices which impacts or would require the restatement or material adjustment of any previously issued financial statements, covering one or more years or interim periods for which the Company is required to provide financial statements, such that they should no longer be relied on.

(c) Except as set forth in Section 3.16(c) of the Company Disclosure Letters, there are no related party transactions or off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports.

Section 3.17 Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”), other than:

(a) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2009 and the related notes set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2010 set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

(c) Liabilities incurred since March 31, 2010 in the ordinary course of business consistent with past practice or in connection with the Merger or any other transaction expressly contemplated by this Agreement or incurred as a requirement of this Agreement;

(d) Liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect; and

(e) Liabilities set forth in Section 3.17(e) of the Company Disclosure Letter.

Section 3.18 Absence of Certain Changes. Except as set forth in the Qualifying SEC Reports, since January 1, 2010, the Company and each of its Subsidiaries have, in all material respects, conducted their business in the ordinary course consistent with past practice and:

(a) there has not been any Company Material Adverse Effect; and

(b) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 5.1 (excluding Subsections (c), (d), (g), (j), (m), (n) and, to the extent that it pertains to Subsections (c), (d), (g), (j), (m) and (n), Subsection (o) thereof), other than as set forth in Section 3.18 of the Company Disclosure Letter.

Section 3.19 Litigation. Except as set forth in the Qualifying SEC Reports or in Section 3.19(a) of the Company Disclosure Letter, there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against or otherwise affecting (a) the Company or any of its Subsidiaries or any Company Assets or (b) any director, officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable, in each case other than Legal Actions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no material Orders which have been served upon the Company or any of its Subsidiaries (or of which the Company otherwise has Knowledge) outstanding against the Company or any of its Subsidiaries. Except as set forth in Section 3.19(b) of the Company Disclosure Letter, there are no internal investigations and, to the Knowledge of the Company, no formal or informal governmental inquiries or investigations, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Laws or any malfeasance by any director, officer or employee of the Company or any of its Subsidiaries.

Section 3.20 Contracts.

(a) There are no Company Contracts required to be described in, or filed as an exhibit to, any Company SEC Report that are not so described or filed as required by the Securities Act or the Exchange Act, as the case may be. The Company has made available to Parent correct and complete (except for the redaction of pricing information) copies of all Company Contracts that are material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, all Company Contracts are valid and binding, in full force and effect and enforceable in accordance with their respective terms. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Company Contracts and, to the Knowledge of the Company, no other Person is in violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Company Contracts.

(c) Except as set forth in Section 3.20(c) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is a party to or bound by any: (i) Contract with respect to partnerships, joint ventures or similar arrangements; (ii) Contract containing covenants that purport to limit in any material respect any line of business, any type of product or service, any channel of distribution, any field of commercial endeavor or any geographical area; (iii) Contract with any customer required to be set forth in Sections 3.20(c)(viii) or 3.21 of the Company Disclosure Letter that contains any so-called “most favored nation” or similar pricing provisions; (iv) Contract with vendors or suppliers that restrict the Company or any of its Affiliates from using or obtaining any goods or services from any alternate source, or that contain any so-called “take or pay” or similar requirements; (v) Contract that would or would reasonably be likely to prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions expressly contemplated by this Agreement or that would accelerate payment obligations, performance deadlines, or modify or accelerate any other material obligation due to the Merger or other transactions expressly contemplated by this Agreement; (vi) collective bargaining agreements, works council agreements, labor union contracts, trade union agreements or other agreements with any union, works council or labor organization (each, a “Collective Bargaining Agreement”); (vii) Contract pursuant to which the Company or any of its Subsidiaries has any Indebtedness in an amount in excess of $1,000,000 outstanding (other than Indebtedness solely between or among the Company and its Subsidiaries); (viii) Contract that accounted for aggregate revenue to the Company and its Subsidiaries of (A) more than $2,000,000 during the Company’s fiscal year ended December 31, 2009, or (B) more than $1,000,000 during the first six months of the Company’s 2010 fiscal year; (ix) Contract entered into after March 31, 2010 that involves the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other ownership interests of another Person for aggregate consideration of more than $1,000,000, other than acquisitions or dispositions of inventory in the ordinary course of business; (x) Contract that relates to an acquisition, divestiture, merger, license or similar transaction and contains representations, warranties, covenants, indemnities or other obligations (including “earn-out” or other contingent obligations) that are still in effect and could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $1,000,000; (xi) Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly-owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly-owned Subsidiary of the Company or prohibits the issuance of guarantees by any wholly-owned Subsidiary of the Company; (xii) Contract that provides for the payment, increase or vesting of any benefits or compensation in connection with the transactions expressly permitted by this Agreement; (xiii) Contract (other than Contracts required to be set forth in Section 3.20(c)(ix) of the Company Disclosure Letter) that contains a so-called “covenant not to sue” or similar covenant; or (xiv) Contract that relates to any material settlement, other than (A) releases immaterial in nature or amount, (B) settlement agreements for cash only (which have been fully paid) or (C) settlement agreements under which neither the Company nor any of its Subsidiaries has any continuing material obligations or liabilities.

(d) Except as set forth in Section 3.20(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any financial derivatives master agreements, futures account opening agreements and/or brokerage statements evidencing financial hedging or other trading activities.

Section 3.21 Customers and Suppliers. Section 3.21 of the Company Disclosure Letter sets forth a correct and complete list of the Contracts with the 10 largest customers of goods and services of the Company and its Subsidiaries, taken as a whole, and the 20 largest suppliers of goods and services to the Company and its Subsidiaries, taken as a whole, in either case for the 12 months ended June 30, 2010. Except as set forth in Section 3.21 of the Company Disclosure Letter or as disclosed in the Company SEC Reports, no Person set forth in Section 3.21 of the Company Disclosure Letter (a) to the Knowledge of the Company (which for the avoidance of doubt excludes any duty on the part of the Company to make any additional inquiries of any customer or supplier), has threatened or intends to terminate the relationship of such Person with the Company or any of its Subsidiaries, or (b) has materially modified or decreased materially or, to the Knowledge of the Company (which for the avoidance of doubt excludes any duty on the part of the Company to make any additional inquiries of any customer or supplier), has threatened or intends to materially modify its relationship with the Company or any of its Subsidiaries or intends to decrease materially its purchases from, or supplies to, the Company or any of its Subsidiaries.

Section 3.22 Benefit Plans.

(a) Section 3.22(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of all Employee Benefit Plans maintained or contributed to by the Company, any of the Company’s Subsidiaries, or any ERISA Affiliates of the Company or any of its Subsidiaries (collectively, the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, the Company has provided to Parent a correct and complete copy of: (i) such Company Benefit Plan and all amendments thereto; (ii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, if applicable; (iii) the annual report (Form 5500), if any, filed with the IRS and attached schedules, and audited financial statements and actuarial valuation reports for the three most recently completed plan years; (iv) each trust agreement, group annuity contract or other funding instrument; (v) the most recent summary plan description and summary of material modifications, if any, relating to such Company Benefit Plan; and (vi) for the last three years, all correspondence with the IRS, the United States Department of Labor (the “DOL”), the Pension Benefit Guaranty Corporation (the “PBGC”), SEC or any other Governmental Entity regarding the operation or the administration of any Company Benefit Plan.

(c) Each Company Benefit Plan has been operated and administered in all material respects in accordance with (i) ERISA, (ii) the Code, (iii) all other applicable Laws, and (iv) its terms.

(d) With respect to the Company Benefit Plans, there are no benefit obligations for which material contributions have not been timely made or properly accrued to the extent required by GAAP. All amounts accrued as liabilities or expenses of any Company Benefit Plan have been properly reflected in the most recent financial statements contained in the Company SEC Reports, to the extent required by GAAP. Since the date of such financial statements, there has been no amendment or change in interpretation by the Company relating to any Company Benefit Plan which would materially increase the cost of such Company Benefit Plan.

(e) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS to the effect that such Company Benefit Plan is qualified and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination or opinion letter has been revoked and revocation has not been threatened. No such Company Benefit Plan has been amended or operated since the date of its most recent determination or opinion letter or application therefor in any respect that is reasonably likely to result in the loss of such qualification or materially increase its cost.

(f) Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates have within the past six years (i) maintained a Company Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or any “multiple employer plan” within the meaning of the Code or ERISA. Neither the Company, any of its Subsidiaries, any Company Benefit Plan nor, to the Knowledge of the Company, any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(g) Except as set forth in Section 3.22(g) of the Company Disclosure Letter, none of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) and at the expense of the employee or former employee.

(h) Except as set forth in Section 3.22(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, the Requisite Company Vote nor the consummation of the transactions expressly contemplated by this Agreement could (either alone or in combination with another event) result in: (i) any severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) any payment, compensation or benefit becoming due, or any increase in the amount of any payment, compensation or benefit due, to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries; (iii) the acceleration of the time of payment or vesting or in any funding (through a grantor trust or otherwise) of compensation or benefits to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries; (iv) any material obligation pursuant to any of the Company Benefit Plans; or (v) any limitation or restriction on the right of the Company or any of its Subsidiaries to merge, amend or terminate any of the Company Benefit Plans.

(i) Each Company Benefit Plan subject to Section 409A of the Code is and has been in compliance in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder. No payment pursuant to any Company Benefit Plan or other arrangement with any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including the grant, vesting or exercise of any stock option or other equity award, would subject any person to Tax pursuant to Section 409A of the Code.

(j) The Company and its Subsidiaries have complied in all material respects with all Laws relating to the payment and withholding of Taxes pursuant to Sections 3121 and 3402 of the Code, or similar provisions under any applicable Tax Laws. The Company and its Subsidiaries have within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under all applicable Laws.

(k) With respect to each Company Benefit Plan: (i) no material Legal Actions or liens (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened; (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Actions; (iii) no written or oral communication has been received from the PBGC concerning the funded status of any Company Benefit Plan or any transfer of assets and liabilities from any Company Benefit Plan in connection with the transactions expressly contemplated by this Agreement; and (iv) no administrative investigation, audit or other administrative proceeding by the DOL, the PBGC, the IRS or any other Governmental Entity (including pursuant to the Employee Plans Compliance Resolutions System) is pending or in progress or, to the Knowledge of the Company, threatened (including any routine requests for information from the PBGC).

(l) For each Company Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date of such Form. Neither the Company nor any of its Subsidiaries has any plan, contract or commitment, or has announced (orally or in writing) an intention, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by applicable Law, to modify, suspend or terminate any Company Benefit Plan.

(m) Other than as set forth in Section 3.22(m) of the Company Disclosure Letter, no “disqualified individual” (within the meaning of Section 280G) is entitled to receive any additional payment from the Company, any of its Subsidiaries, the Surviving Corporation or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such “disqualified individual.” Section 3.22(m) of the Company Disclosure Letter sets forth a good faith estimated calculation, as of the date of this Agreement, of: (i) the “base amount” (within the meaning of Section 280G(b)(3) of the Code) for each “disqualified individual”; and (ii) the maximum amount that could be paid or provided to each such “disqualified individual” as a result of the execution and delivery of this Agreement, the obtaining of the Requisite Company Vote, the consummation of the Merger or the consummation of any other transaction contemplated by this Agreement, including as a result of termination of employment on or following the Effective Time.

(n) No capital stock or other securities of the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Benefit Plan.

Section 3.23 Executive and Director Loans. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as identified in the Company SEC Reports) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any such executive officers or directors.

Section 3.24 Labor Relations.

(a) Neither the Company nor its Subsidiaries is or has been in the last three years a party to any collective bargaining agreement or any other labor-related agreement with any labor union, labor organization or works council. No labor union, labor organization or works council has in the three years preceding the date of this Agreement made a demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no labor union organizing activities with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries currently has, nor to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to the employment of labor, including Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes. Neither the Company nor any of its Subsidiaries is the subject of any proceeding that has been served upon the Company or any of its Subsidiaries or of which the Company otherwise has Knowledge asserting that it has committed a material unfair labor practice.

(c) Except as set forth in Section 3.24(c) of the Company Disclosure Letter, as of the date hereof, no officer of the Company or any of its Subsidiaries has given notice to the Company or any of its Subsidiaries that such officer intends to terminate his or her employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, no current or former director, officer, employee or consultant of the Company or any of its Subsidiaries is in violation in any material respect of any term of any employment contract, non-disclosure agreement or noncompetition agreement with the Company or any of its Subsidiaries.

(d) None of the Company or any of its Subsidiaries has any material Liabilities with respect to the misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended), or with respect to any employee leased from another employer.

(e) Except as set forth on Section 3.24(e) of the Company Disclosure Letter, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”)) involving the Company or any of its Subsidiaries in the past five years. Neither the Company nor any of its Subsidiaries has incurred any material Liability under the WARN Act or any similar Law that remains unsatisfied. To the extent that, after the Effective Time, the Surviving Corporation operates the business of the Company and its Subsidiaries in the same manner operated by the Company and its Subsidiaries during the six-month period prior to the Effective Time, neither Parent nor the Surviving Corporation will incur any Liability under the WARN Act or any analogous Law.

Section 3.25 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects.

(b) The Company and its Subsidiaries have fully and timely paid all material Taxes owed by them (whether or not shown on any Tax Return) and have made adequate provision for any material Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(d) Except as set forth in Section 3.25(d) of the Company Disclosure Letter, no audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries. All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports.

(e) Neither the Company nor any of the Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law, or for any other reason, other than due to timing differences reflected in deferred tax assets and deferred tax liabilities (i) on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2010, as included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and (ii) accruing in the ordinary course of business since March 31, 2010.

(f) There is no Contract, plan or arrangement covering any Person that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective Subsidiaries by reason of Section 162(m) of the Code.

Section 3.26 Environmental Matters. Except as set forth in Section 3.26 of the Company Disclosure Letter:

(a) the Company and each of its Subsidiaries are and, to the Knowledge of the Company have been, in compliance in all material respects with:

(i) all applicable Laws relating to (A) pollution, contamination, protection of the environment, health or safety, (B) emissions, discharges, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Matters”); and

(ii) all applicable Orders relating to Environmental Matters (clauses (i) and (ii) collectively, “Environmental Laws”); and

(b) there are no present conditions, events or circumstances:

(i) that, to the Knowledge of the Company, individually or in the aggregate, have given rise or could reasonably be expected to give rise to any material Liabilities of the Company or any of its Subsidiaries under any Environmental Laws;

(ii) that, to the Knowledge of the Company, have required or could reasonably be expected to require the Company or any of its Subsidiaries to incur any material, actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Matters (collectively, “Environmental Costs”); or

(iii) that have formed or, to the Knowledge of the Company, could reasonably be expected to form the basis of any material Legal Action against or involving the Company or any of its Subsidiaries arising out of or relating to any Environmental Matters.

(c) there are no past conditions, events or circumstances:

(i) that, to the Knowledge of the Company, individually or in the aggregate, could reasonably be expected to give rise to any material Liabilities of the Company or any of its Subsidiaries under any Environmental Laws;

(ii) that, to the Knowledge of the Company, could reasonably be expected to require the Company or any of its Subsidiaries to incur any Environmental Costs; or

(iii) that to the Knowledge of the Company, could reasonably be expected to form the basis of any material Legal Action against or involving the Company or any of its Subsidiaries arising out of or relating to any Environmental Matters.

(d) Neither the Company nor any of its Subsidiaries has received any notice or other communication: (i) that any of them is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by any of them to comply with any Environmental Laws or the requirements of any Permits issued pursuant to Environmental Laws; or (iii) that any of them is requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matters.

Section 3.27 Intellectual Property.

(a) To the Knowledge of the Company, all material Intellectual Property used in the operation of the business of the Company and its Subsidiaries (the “Company Intellectual Property”) is either (i) owned by the Company or one or more of its Subsidiaries (the “Owned Intellectual Property”) or (ii) used by the Company or one or more of its Subsidiaries pursuant to a valid license Contract (the “Licensed Intellectual Property”), or otherwise in a manner that does not infringe any patent, copyright or trademark or misappropriate any trade secret of any Person.

(b) Section 3.27(b) of the Company Disclosure Letter sets forth a correct and complete list of (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application, and (ii) all material unregistered trademarks included in the Owned Intellectual Property. Except as set forth in Section 3.27(b) of the Company Disclosure Letter, all such registrations and issuances have not expired or been canceled, invalidated, held unenforceable, abandoned or otherwise terminated, and, to the Knowledge of the Company, such registrations and issuances are valid and in full force and effect. Except as set forth in Section 3.27(b) of the Company Disclosure Letter, the Company and its Subsidiaries own and possess all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, provided that IP Licenses (as defined below) set forth in Section 3.27(c) of the Company Disclosure Letter and any licenses of Intellectual Property that do not constitute material Contracts shall not be deemed Liens.

(c) Section 3.27(c) of the Company Disclosure Letter sets forth a correct and complete list of all material Contracts (i) pursuant to which the Company or any of its Subsidiaries use any Licensed Intellectual Property, or (ii) pursuant to which the Company or any of its Subsidiaries has granted to a third party a license to or under any Owned Intellectual Property (such Contracts, collectively, being the “IP Licenses”). Each IP License is in all material respects a valid and enforceable obligation of the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, the other parties thereto. For purposes of the foregoing, an IP License shall be deemed to be valid and enforceable in all material respects even if certain provisions of such IP License are invalid or unenforceable, provided that such invalidity or unenforceability does not deprive any party to such IP License of the principal benefit of its bargain under such IP License. None of the Company or its Subsidiaries or, to the Knowledge of the Company, the other parties thereto is in material breach or violation of, or default under, any IP License. Upon the Closing, except as set forth in Section 3.27(c) of the Company Disclosure Letter, the Company or its applicable Subsidiaries will continue to have the right to use all Licensed Intellectual Property on substantially the same terms and conditions as the Company or such Subsidiaries enjoyed immediately prior to the Closing.

(d) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any Intellectual Property rights of any other Person in any material respect. There is no Legal Action pending or, to the Knowledge of the Company, threatened alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Company Intellectual Property. To the Knowledge of the Company (which for the avoidance of doubt shall exclude any duty on the part of the Company to make any inquiries outside the Company and its Subsidiaries), except as set forth in Section 3.27(d) of the Company Disclosure Letter, no Person is infringing or otherwise violating any Owned Intellectual Property or any Licensed Intellectual Property in any material respect.

(e) To the Knowledge of the Company and except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all software that is material to the business of the Company and its Subsidiaries (i) performs in material conformance with its documentation, and (ii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

Section 3.28 Real Property. Section 3.28 of the Company Disclosure Letter sets forth a correct and complete list of all real property owned or leased by the Company or any of its Subsidiaries (“Real Property”), and the Company has provided to Parent a true and complete copy of all real property title and lease documents (including all amendments, supplements, modifications, extensions and other such agreements relating thereto), as applicable, for each of the Real Property. The Company or one of its Subsidiaries has good and marketable title to, or has a valid and enforceable leasehold interest in, as applicable, all Real Property (including all buildings, fixtures and other improvements) owned, used or held for use by them, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such real property is subject to any Liens, except for Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect or as set forth in Section 3.28 of the Company Disclosure Letter. Since March 31, 2010, no Real Property has been taken by eminent domain or, to the Knowledge of the Company, is the subject of a pending or contemplated taking that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.29 Personal Property. The Company or one of its Subsidiaries has good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company Assets owned, used or held for use by them, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal Company Assets is subject to any Liens, except for Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect or as set forth in Section 3.29 of the Company Disclosure Letter. Except for normal wear and tear, the machinery and equipment of the Company and its Subsidiaries necessary for the continued conduct of their respective businesses are in good operating condition and in a state of reasonable maintenance and repair in all material respects.

Section 3.30 Permits; Compliance with Laws.

(a) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to be in possession thereof would not be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, all such Company Permits are in full force and effect in all material respects. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no such suspension or cancellation will result from the transactions expressly contemplated by this Agreement, and no consent, approval or other authorization of any Governmental Authority is required with respect to any Company Permit as a result of the transactions expressly contemplated by this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Except with respect to Environmental Matters (which are the subject of Section 3.26), neither the Company nor any of its Subsidiaries is in conflict with, or in violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.31 Unlawful Payments. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, employee, consultant, agent or other representative of the Company or its Subsidiaries has made, directly or indirectly, any (a) bribe or kickback, (b) illegal political contribution, (c) payment from corporate funds which was improperly recorded on the books and records of the Company or any of its Subsidiaries, (d) unlawful payment from corporate funds to governmental officials for the purpose of influencing their actions or the actions of the Governmental Entity which they represent or (e) unlawful payment from corporate funds to obtain or retain any business.

Section 3.32 Insurance. The Company and its Subsidiaries maintain, and have maintained without interruption, policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations and customary in the industry in which they operate. Except as set forth in Section 3.32 of the Company Disclosure Letter, such policies will not terminate as a result of the consummation of the transactions expressly contemplated by this Agreement.

Section 3.33 Takeover Statutes. The board of directors of the Company has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Merger or the other transactions expressly contemplated by this Agreement, including by approving this Agreement, the Merger and the other transactions expressly contemplated by this Agreement. To the Knowledge of the Company, no other so-called “fair price,” “moratorium,” “control share acquisition” or other state anti-takeover Laws (“Takeover Statutes”) apply or purport to apply to this Agreement, the Merger or any of the other transactions expressly contemplated by this Agreement.

Section 3.34 Opinion of Financial Advisor. Robert W. Baird & Co. (the “Company Financial Advisor”) has delivered to the board of directors of the Company its written opinion, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company has made available to Parent a correct and complete copy of such opinion for information purposes. The Company has obtained the authorization of the Company Financial Advisor to include a copy of such opinion in the Company Proxy Statement.

Section 3.35 Brokers and Finders. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions expressly contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a correct and complete copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.

Section 3.36 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Agreement, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company has made or is making any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses, or with respect to any other information provided to Parent, Merger Sub or any of their Representatives. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or Merger Sub or, insofar as the parties are concerned, any other Person resulting from the distribution to Parent or Merger Sub of, or use by Parent or Merger Sub of, any such information, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or any of their Representatives in a “data room” or “virtual data room”, confidential information memoranda or management presentations in expectation of the transactions expressly contemplated by this Agreement or the Financing Agreements or otherwise, unless and then only to the extent that any such information is expressly covered by a representation or warranty contained in this Agreement.

(b) In connection with the investigation by Parent and Merger Sub of the Company and its Subsidiaries, Parent, Merger Sub and their respective Representatives have received or may receive from the Company and/or its Subsidiaries or their respective Representatives certain projections, forward-looking statements and other forecasts and certain business plan information. Each of Parent and Merger Sub acknowledges that (i) neither the Company nor any other Person is making any representation or warranty with respect to such estimates, projections, forecasts or plans, (ii) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and plans, (iii) each of Parent and Merger Sub is familiar with such uncertainties, (iv) each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), (v) none of Parent or Merger Sub shall have any claim against any Person with respect thereto and (vi) the Company has made available to Parent or Merger Sub or their respective Representatives the opportunity to ask questions and receive answers concerning the Company and its Subsidiaries and their respective businesses and to obtain additional information as may be necessary to verify the accuracy of information furnished to Parent and Merger Sub and their respective Representatives. Nothing in this Section 3.36 shall be in derogation of or shall be deemed to modify the specific representations and warranties made by the Company in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter, dated as of the date of this Agreement, delivered by Parent to the Company (the “Parent Disclosure Letter”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2 Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions expressly contemplated by this Agreement. The board of directors of Parent has unanimously adopted resolutions approving this Agreement and the transactions expressly contemplated by this Agreement. The board of directors of Merger Sub has unanimously adopted resolutions approving and declaring advisable this Agreement and the transactions expressly contemplated by this Agreement. The execution and delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions expressly contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

Section 4.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions expressly contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing of the pre-merger notification required under the HSR Act; and

(c) other actions or filings, the absence of which would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or to materially delay, hinder or prohibit the consummation of the transactions expressly contemplated hereby.

Section 4.5 Non-Contravention. Assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions expressly contemplated by this Agreement do not and will not contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or any Subsidiary of Parent. Except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, and assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made, the execution delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions expressly contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or any of its Subsidiaries or by which any assets or properties of Parent or any of its Subsidiaries (the “Parent Assets”) are bound;

(b) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under any material Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, the “Parent Contracts”), other than as would not reasonably be expected to materially delay, hinder or prohibit the consummation of the transactions expressly contemplated hereby; or

(c) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as would not reasonably be expected to materially delay, hinder or prohibit the consummation of the transactions expressly contemplated hereby.

Section 4.6 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions expressly contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions expressly contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent.

Section 4.7 Financing.

(a) Parent has delivered to the Company a correct and complete copy, as of the date of this Agreement, of (i) an executed Stock Purchase Agreement between the Company and the Greenbriar Funds, dated as of the date of this Agreement (the “Stock Purchase Agreement”), pursuant to which the Greenbriar Funds have agreed, upon the terms and subject to the conditions thereof, to purchase shares of Parent capital stock for the aggregate cash amount set forth therein (the “Equity Financing”), and (ii) an executed commitment letter, dated as of the date of this Agreement, from PNC Bank, National Association, Wells Fargo Bank, N.A., PNC Capital Markets LLC and Wells Fargo Securities, LLC (the “Debt Commitment Letter”), pursuant to which the lenders party thereto have committed to provide, upon the terms and subject conditions therein, debt financing in an aggregate amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). The term “Debt Commitment Letter” as used herein shall mean the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter (as defined in Section 5.17(c)) at the time in question and such New Debt Commitment Letter to the extent then in effect.

(b) Assuming the accuracy of the representations and warranties set forth in Sections 3.10 and 3.11 and the performance by the Company of, and compliance by the Company with, its obligations under this Agreement, the amount of funds contemplated to be provided pursuant to the Financing, together with funds otherwise available to Parent and the Surviving Corporation, will be sufficient to pay the aggregate Merger Consideration, the payments to be made under Sections 2.3 and 2.4, to fund any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letter and to pay all other amounts that are or may be required to be paid by Parent, Merger Sub, or the Surviving Corporation in connection with the transactions expressly contemplated by this Agreement or by the Financing.

(c) The Financing Agreements are in full force and effect, are legal, valid and binding obligations of Parent and its Subsidiaries that are a party thereto, and, to the Knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, neither the Stock Purchase Agreement nor the Debt Commitment Letter has been amended or modified and the commitments set forth in the Stock Purchase Agreement and the Debt Commitment Letter have not been withdrawn, canceled or rescinded. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Stock Purchase Agreement and the Debt Commitment Letter.

(d) As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both), would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub, as applicable, or to the Knowledge of Parent, any other parties thereto under the Stock Purchase Agreement or the Debt Commitment Letter, other than any default or breach resulting from any action by, or otherwise relating to, the Company or any of its Subsidiaries. Assuming the accuracy of the Company’s representations and warranties set forth in this Agreement, as of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing. Except for fee letters with respect to fees, market flex and related arrangements with respect to the Debt Financing (which in no event shall modify the conditions precedent to the consummation of the Debt Financing) or as described in Section 4.7(d) of the Parent Disclosure Letter, as of the date of this Agreement there are no side letters or other Contracts related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Stock Purchase Agreement and the Debt Commitment Letter. Parent has fully paid or caused to be paid any and all commitment and other fees, costs and expenses that have been incurred and are due and payable on or prior to the date of this Agreement in connection with the Stock Purchase Agreement and the Debt Commitment Letter.

Section 4.8 Solvency. Immediately following the Effective Time, each of Parent and the Surviving Corporation will be Solvent (assuming for the purposes of this representation that the Company and each of its Subsidiaries was Solvent immediately prior to the Effective Time).

Section 4.9 Company Proxy Statement Information; Other Filings. The information provided by Parent or Merger Sub relating to Parent, Merger Sub or any Subsidiary of Parent expressly for inclusion in the Company Proxy Statement will not, at the time the Company Proxy Statement is first mailed and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Any such information that is to be so provided or so confirmed shall be specifically identified and agreed upon in writing, in advance, by the Company, Parent and Merger Sub.

Section 4.10 Brokers and Finders. No broker, finder or investment bank other than Macquarie Capital (USA) Inc., and no consultant other than Republic Partners is entitled, as relevant, to any brokerage, finder’s, consultant’s or other fee or commission in connection with the Merger or the other transactions expressly contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and with no less diligence and effort than would be applied in the absence of this Agreement and (y) use commercially reasonable efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the goodwill of its customers, suppliers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions, without the prior written consent of Parent:

(a) Organization Documents. Amend any of the Company Organizational Documents;

(b) Dividends. Make, declare or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, other than dividends paid by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary of the Company;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the repurchase of shares in satisfaction of tax withholding upon the vesting of Restricted Shares in the ordinary course of business consistent with past practices), (iii) grant any Person any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to the exercise of the Company Stock Options that are outstanding as of the date of this Agreement) or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

(d) Compensation and Benefits. Except to the extent required by applicable Law, this Agreement or by any agreements, plans or arrangements existing on the date of this Agreement, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant, or any Collective Bargaining Agreement (other than in connection with the termination of employees in the ordinary course of business consistent with past practice), (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for (A) annual increases of salaries or changes made in connection with any promotion in the ordinary course of business consistent with past practice, (B) the payment of productivity bonuses paid to employees, other than participants in the Company’s annual management incentive plan, either (x) in the ordinary course of business consistent with past practice or (y) required to be paid under the terms of Company Benefit Plans in effect on the date of this Agreement, and (C) payments to consultants in the ordinary course of business consistent with past practice), (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by Section 2.3 hereof, (iv) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, (v) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (vi) enter into any contract or transaction with any director, officer, employee, consultant or Affiliate of the Company (or any spouse or child of any of such Persons, or any trust, partnership or corporation in which any of such Persons has a material economic interest) or amend, modify, renew (other than in accordance with any so-called “evergreen” renewal provisions), terminate or supplement any such contract or waive or release any material right of the Company or any of its Subsidiaries under any such contract; provided, that the foregoing restriction shall not apply to Contracts or transactions solely between or among the Company and one or more of its Subsidiaries;

(e) Acquisitions. Directly or indirectly, acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof;

(f) Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including the capital stock of Subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) the disposition of inventory, equipment or other assets formerly used in the Company’s transmission remanufacturing program for Honda having a book value of less than $1,200,000 in the aggregate, or (iii) the disposition of used or excess equipment having a book value of less than $200,000 individually or $500,000 in the aggregate;

(g) Contracts. (i) Enter into any material Contract, including any Contract which, if entered into prior to the date of this Agreement would be required to be filed as an exhibit to or described or summarized in any Company SEC Report or listed in Sections 3.20(c), 3.20(d) and 3.21 of the Company Disclosure Letter, or (ii) terminate, cancel, materially modify or materially amend or fail to elect to renew (if renewal is permitted thereunder) any Company Contract filed as an exhibit to or described or summarized in any Company SEC Report or listed in Sections 3.20(c), 3.20(d) and 3.21 of the Company Disclosure Letter;

(h) Indebtedness; Guarantees. (i) Incur, assume or prepay any Indebtedness (except for scheduled or other payments required to be made under the terms of any agreement governing any Indebtedness in effect on the date of this Agreement), other than in the ordinary course of business consistent with past practice, or (ii) assume, guarantee, endorse or otherwise voluntarily become liable or responsible for the obligations of any other Person, other than (A) guarantees of the obligations of the Company or of a wholly-owned Subsidiary of the Company or (B) as set forth in Section 5.1(h) of the Company Disclosure Letter, and in any event in the ordinary course of business consistent with past practice;

(i) Loans. Make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) extension of credit to customers, (B) in connection with advances of travel-related expenses of employees, in either case, in the ordinary course of business consistent with past practice or (C) to wholly-owned Subsidiaries of the Company in the ordinary course of business consistent with past practice;

(j) Capital Expenditures. Make any capital expenditures, other than (i) capital expenditures that are specified to be made in the Company’s forecast for the 2010 fiscal year (a correct and complete copy of which has been provided to Parent prior to the date of this Agreement), and (ii) capital expenditures in fiscal 2010 not provided for in the Company’s forecast for the 2010 fiscal year that do not exceed $200,000 individually or $500,000 in the aggregate;

(k) Accounting. Change its accounting policies or procedures in any material manner, other than as required by GAAP or applicable Law;

(l) Legal Actions. Waive, release, assign, commence, settle or compromise any material Legal Actions;

(m) Intellectual Property. Take any action or omit to take any action commercially reasonably within its control that causes any Company Intellectual Property to become invalidated, abandoned or dedicated to the public domain;

(n) Other Actions. Take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Sections 6.1 and 6.2 of this Agreement not being satisfied or satisfaction of those conditions being delayed, except to the extent its board of directors withdraws, modifies or amends the Company Board Recommendation in accordance with Section 5.3(f); or

(o) Related Actions. Authorize, propose, commit or agree to do any of the foregoing.

Parent agrees that it shall not unreasonably withhold, delay or condition its consent where it is requested by the Company for any action described in the foregoing clauses (d)(i)-(iii), (f), (i), (j), (l) and (m). Parent further agrees that it shall not unreasonably withhold, delay or condition its consent where it is requested by the Company for any action described in the foregoing clause (g) if the proposed Contract in question does not contain any restrictive covenants binding on the Company or its Affiliates or any other provisions of the kind described in clauses (ii), (iii), (iv), (v), (vi) and (xiii) of Section 3.20(c), it being understood that there shall be no presumption that Parent has acted unreasonably in withholding, delaying or conditioning its consent to any action under clause (g) based on the absence of any restrictive covenants binding on the Company or its Affiliates or any other provision of the kind described in clauses (ii), (iii), (iv), (v), (vi) and (xiii) of Section 3.20(c).

Section 5.2 Access to Information; Confidentiality.

(a) The Company shall, and shall cause its Subsidiaries, to: (i) provide to Parent, the lenders that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions expressly contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto (collectively, the “Financing Sources”), the Greenbriar Funds and each of their respective Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or its Representatives may reasonably request. No investigation conducted under this Section 5.2(a), however, will affect or be deemed to modify any representation or warranty made in this Agreement.

(b) Access to information pursuant to Section 5.2(a) shall be permitted subject to the terms of the Letter Agreement, dated May 19, 2010 (the “Confidentiality Agreement”), between Parent and the Company, except to the extent that such information or access is provided to the source of the Equity Financing and its Representatives, which shall be subject to the Letter Agreement, dated May 19, 2010 between the Company and Greenbriar Equity Group, LLC (the “Greenbriar Confidentiality Agreement”).

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

Section 5.3 Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York City time, on August 17, 2010 (the “Go-Shop End Date”), the Company, its Subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit, facilitate and encourage inquiries relating to and the making of proposals that constitute Takeover Proposals, including by way of providing access to non-public information to a Person in connection with a Takeover Proposal pursuant to and in accordance with an executed confidentiality agreement meeting the requirements of Section 5.3(f)(ii); provided that the Company shall promptly (and in any case, within twenty-four (24) hours) provide to Parent all such information provided to such Person that was not previously provided to Parent; and (ii) continue or otherwise participate in discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations relating thereto.

(b) From the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, except as specifically permitted by Section 5.3(f), the Company shall not, and shall cause each of its Subsidiaries and Representatives not to, directly or indirectly withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent.

(c) From and after the Go-Shop End Date and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, except as specifically permitted in Section 5.3(f), the Company shall not, shall cause each of its Subsidiaries not to, and shall instruct and use commercially reasonable efforts to cause its Representatives not to, directly or indirectly:

(i) solicit, initiate, facilitate or knowingly encourage any inquiries, offers or proposals relating to a Takeover Proposal;

(ii) engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, any Person that has made or indicated an intention to make a Takeover Proposal;

(iii) approve, endorse or recommend any Takeover Proposal;

(iv) enter into any agreement in principle, arrangement or Contract relating to a Takeover Proposal (other than any confidentiality agreement permitted by the terms of this Section 5.3); or

(v) propose to do any of the foregoing or take any other action inconsistent with the obligations of the Company under this Section 5.3.

(d) Immediately following the Go-Shop End Date: (i) the Company shall, shall cause each of its Subsidiaries, and shall instruct and use commercially reasonable efforts to cause its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make a Takeover Proposal; (ii) the Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with that Person’s consideration of a Takeover Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Company; and (iii) the Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.3. The Company agrees that any violation of the provision of this Section 5.3 by any Representative of the Company or any of its Subsidiaries at the direction or with the Knowledge of the Company or the express consent of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company. Notwithstanding the foregoing, but subject to the other provisions of this Section 5.3(d), the Company may continue to take any of the actions described in clauses (i) and (ii) of Section 5.3(c) from and after the Go-Shop End Date with respect to any party that has made a bona fide, written Takeover Proposal (as determined in good faith by the board of directors of the Company after taking into account all amendments and supplements by such party from time to time prior to such determination) prior to the Go-Shop End Date with respect to which the requirements of clauses (x) and (y) of Section 5.3(f)(i)(B) have been satisfied as of the Go-Shop End Date (each such party, an “Excluded Party”), but only for so long as such party does not cease to be an Excluded Party. The Company shall deliver to Parent within twenty-four (24) hours following the Go-Shop End Date, a list of all Excluded Parties as of the Go-Shop End Date, if any, and a summary of all material terms and conditions and the status of the Takeover Proposals made by each such Excluded Party. From time to time after the Go-Shop End Date the Company shall provide updates on any material changes to any summaries previously provided pursuant to the immediately preceding sentence promptly (and in any event not later than twenty-four (24) hours after such material changes occur). Notwithstanding anything contained in this Agreement to the contrary, any Excluded Party shall irrevocably cease to be an Excluded Party for all purposes under this Agreement immediately upon the earlier of (1) such time as the Takeover Proposal (as amended or supplemented by such Excluded Party from time to time) made by such Excluded Party is withdrawn or is terminated or expires in accordance with its terms and (2) such time as the Takeover Proposal (as amended or supplemented by such Excluded Party from time to time) made by such Excluded Party first fails to satisfy the requirements of clauses (x) and (y) of Section 5.3(f)(i)(B).

(e) The Company shall notify Parent promptly (and in any case within twenty-four (24) hours) upon receipt after the Go-Shop End Date of (i) any Takeover Proposal or indication that any Person is considering making a Takeover Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries. The Company shall provide Parent promptly (and in any case within twenty-four (24) hours) with the identity of such Person and a copy of such Takeover Proposal, indication or request (or, where no such copy is available, a detailed description of such Takeover Proposal). The Company shall keep Parent fully informed on a current basis (and in any case within twenty-four (24) hours) of the status and details of any such Takeover Proposal, indication or request, and any related communications to or by the Company or its Representatives. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party that relates to a Takeover Proposal, and the Company shall, and shall cause its Subsidiaries to take commercially reasonable steps to enforce the provisions of any such agreement. The Company has not entered into any agreement prior to the date hereof, and will not enter into any agreement following the date hereof, that would prevent the Company from providing any of the information described in this Section 5.3(e) to Parent.

(f) Subject to the Company’s compliance with the provisions of this Section 5.3 (other than any immaterial breach of this Section 5.3 that has not resulted in any prejudice or disadvantage to Parent or Merger Sub), from the date of this Agreement and only until the Requisite Company Vote is obtained, the Company and its board of directors shall be permitted to:

(i) engage in discussions or negotiations with:

(A) an Excluded Party, but only for so long as such Person remains an Excluded Party; and

(B) from and after the Go-Shop End Date, any Person who has made a bona fide, written and unsolicited Takeover Proposal if the board of directors of the Company determines in good faith that such Takeover Proposal (as amended or supplemented by such Person from time to time prior to such determination), if accepted, is reasonably likely to result in a Superior Proposal, but only so long as the board of directors has (x) determined in good faith, after consultation with the Company Financial Advisor or another nationally-recognized and independent financial advisory firm (each, an “Experienced Financial Advisor”) that such Takeover Proposal (as amended or supplemented by Person from time to time) is reasonably likely to lead to a Superior Proposal and (y) determined in good faith, after consultation with Gibson, Dunn & Crutcher LLP or other nationally-recognized legal counsel for the Company that is experienced in the relevant legal matters (each, an “Experienced Counsel”), that such action is required to comply with its fiduciary obligations to the stockholders of the Company under applicable Laws;

(ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to:

(A) an Excluded Party, but only so long as the Company (x) has caused such Excluded Party to enter into a confidentiality agreement with the Company on terms and conditions determined in good faith by the Company’s board of directors to be no less favorable to the Company, in the aggregate, than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 5.3(e) or other obligations pursuant to this Section 5.3 and (y) promptly (and in any case within twenty-four (24) hours) discloses the same such non-public information to Parent; and

(B) from and after the Go-Shop End Date, any Person who has made a bona fide, written and unsolicited Takeover Proposal if the board of directors of the Company determines in good faith that such Takeover Proposal (as amended or supplemented by such Person from time to time prior to such determination) is reasonably likely to result in a Superior Proposal, but only so long as the Company (x) has caused such Person to enter into a confidentiality agreement with the Company on terms and conditions determined in good faith by the Company’s board of directors to be no less favorable to the Company, in the aggregate, than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 5.3(e) or other obligations pursuant to this Section 5.3 and (y) promptly (and in any case within twenty-four (24) hours) discloses the same such non-public information to Parent;

(iii) subject to Section 7.4(a), withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent, if the board of directors of the Company has (A) determined in good faith, after consultation with Experienced Counsel, that such action is required to comply with its fiduciary obligations to the stockholders of the Company under applicable Laws and (B) provided Parent with at least two (2) Business Days’ prior written notice of its intention to take such action; or

(iv) subject to Section 7.4(a), approve, endorse or recommend a bona fide, written Takeover Proposal from an Excluded Party and, following the Go-Shop End Date, a Person making an unsolicited Takeover Proposal, in any case, if the board of directors of the Company has (A) determined in good faith, after consultation with its Experienced Financial Advisor, that such Takeover Proposal (as amended or supplemented by such Excluded Party or other Person from time to time prior to such determination) constitutes a Superior Proposal and (B) provided Parent with at least two (2) Business Days’ prior written notice of its intention to take such action.

(g) Notwithstanding the foregoing provisions of this Section 5.3, (i) the board of directors of the Company shall be permitted to disclose to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act and (ii) the Company shall be permitted to disclose publicly through appropriate means the fact that the board of directors of the Company has received a Takeover Proposal and the terms of such proposal, if the board of directors of the Company determines in good faith, after consultation with Experienced Counsel, that it is required to make such disclosure to comply with obligations under U.S. federal securities Laws or Nasdaq rules.

Section 5.4 Notices of Certain Events.

(a) The Company shall notify Parent promptly of (i) any communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions expressly contemplated by this Agreement, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (ii) any communication from any Governmental Entity of which the Company has Knowledge in connection with the transactions expressly contemplated by this Agreement, (iii) any material Legal Actions that have been served upon the Company or any of its Subsidiaries or of which the Company otherwise has Knowledge or, to its Knowledge, threatened against or otherwise affecting the Company or any of its Subsidiaries or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time of which the Company has Knowledge that (A) makes or is reasonably likely to make any of the representations or warranties of the Company contained in this Agreement untrue or inaccurate or (B) causes or is reasonably likely to cause any breach of its obligations under this Agreement.

(b) Parent shall notify the Company promptly of (i) any communication of which Parent has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions expressly contemplated by this Agreement, (ii) any communication from any Governmental Entity of which Parent has Knowledge in connection with the transactions expressly contemplated by this Agreement or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time of which Parent has Knowledge that (A) makes or is reasonably likely to make any of the representations or warranties of Parent or Merger Sub or any of their respective Affiliates contained in this Agreement or any of the Financing Agreements untrue or inaccurate or (B) causes or is reasonably likely to cause any breach of the obligations of Parent or Merger Sub or any of their respective Affiliates under this Agreement or any of the Financing Agreements.

Section 5.5 Company Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare a draft of the Company Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review such draft and provide comments, which comments shall reasonably be considered by the Company. Once such draft is in a form acceptable to the Company in its reasonable discretion, the Company shall file the Company Proxy Statement with the SEC.

(b) The Company shall use commercially reasonable efforts to (i) respond to any comments on the Company Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Company Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Company Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Company Proxy Statement and related correspondence and filings and (y) shall reasonably consider all comments proposed by Parent for inclusion in such drafts, correspondence and filings.

(c) The Company Proxy Statement shall include the Company Board Recommendation unless the board of directors of the Company has withdrawn, modified or amended the Company Board Recommendation in accordance with Section 5.3(f).

Section 5.6 Company Stockholders Meeting. The Company shall duly take all necessary actions consistent with the Company Organizational Documents, applicable Law and Nasdaq rules to duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable following the date of this Agreement for the sole purpose of voting on adoption of this Agreement. Subject to Section 5.3(f), the Company shall use commercially reasonable efforts to (a) solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (b)  take all other actions reasonably necessary or advisable to secure the Requisite Company Vote.

Section 5.7 Employee Matters.

(a) From and after the Effective Time, Parent shall and shall cause the Surviving Corporation to, honor in accordance with their terms all existing employment and severance agreements specified in Section 3.22(a) of the Company Disclosure Letter between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries, except as otherwise agreed to between Parent or the Surviving Corporation, on the one hand, and any officer, director or employee of the Company or any of its Subsidiaries, on the other hand.

(b) Subject to Section 5.7(e), from and after the Effective Time, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for each individual employed by the Company or any of its Subsidiaries at the Effective Time (each, a “Current Employee”) base salary and wage rates, cash bonus (including bonuses under annual management incentive plans, productivity plans or sales commission plans) and employee benefits that are substantially the same in the aggregate as those provided to such Current Employee under the Company Benefit Plans (other than the Company’s cash and equity long-term incentive arrangements and the Company Executive Nonqualified Excess Plan (together, the “Excluded Plans”) immediately prior to the Effective Time (other than Excluded Plans); provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Company Benefit Plans as are necessary to conform with applicable Law or interfere with the Surviving Corporation’s obligation to make such changes as are necessary to conform with applicable Law; and provided, further, that the foregoing shall not relieve the Surviving Corporation or any of its Subsidiaries of any obligation to any Current Employee under an individual employment agreement with the Company or any of its Subsidiaries.

(c) As of the Effective Time, the Company shall fully vest all employees then employed by the Company or any of its Subsidiaries in their account balances under the Company’s Executive Nonqualified Excess Plan.

(d) With respect to any employee benefit plan or program maintained or contributed to by Parent or any of its Subsidiaries (each, a “Parent Benefit Plan”) in which an employee of the Company or any of its Subsidiaries (each, a “Continuing Employee”) may participate, or may become eligible to participate, Parent shall: (i) provide or cause to be provided to each Continuing Employee service credit to the extent such service would be recognized if it had been performed as an employee of Parent or its Subsidiaries for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan, any retiree medical or other post-retirement welfare plan, benefits under any frozen employee benefit plan or as would otherwise result in a duplication of benefits) for all periods of employment with the Company or any of its Subsidiaries prior to the Closing Date; (ii) waive, to the extent within Parent’s sole control and ability under any current Parent Benefit Plan, or use commercially reasonable efforts to cause any third-party insurance carriers to waive, pre-existing conditions or limitations, eligibility, waiting periods or required physical examinations under any Parent Benefit Plan which is a welfare plan with respect to the Continuing Employees and their eligible dependents, to the extent waived under the corresponding Company Benefit Plan in which the applicable Continuing Employees participated immediately prior to the Closing Date and, with respect to life insurance coverage, up to the Continuing Employee’s current level of insurability; and (iii) provide, to the extent within Parent’s sole control and ability under any current Parent Benefit Plan, or use commercially reasonable efforts to cause any third-party insurance carriers to provide, the Continuing Employees and their eligible dependents credit for the plan year in which the Closing Date occurs towards applicable co-payments, deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date. For the avoidance of doubt, no Continuing Employee shall be retroactively eligible for any Parent Benefit Plan, including any such Parent Benefit Plan that was frozen prior to the Closing Date.

(e) The parties to this Agreement acknowledge and agree that no provision of this Agreement shall be construed to: (i) create any right to any compensation or benefits whatsoever on the part of any Continuing Employee or other future, present or former employee of the Company, the Surviving Corporation, Parent or any of their respective Affiliates; (ii) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation to terminate any employee, independent contractor or Continuing Employee for any reason at any time; (iii) require Parent or the Surviving Corporation to continue any Company Benefit Plan, Parent Benefit Plan, or other employee compensation or benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the Closing; or (iv) constitute an amendment to any Company Benefit Plan, Parent Benefit Plan, or other employee benefit or compensation plans or arrangements. Nothing in this Section 5.7 or elsewhere in this Agreement shall be deemed to make any employee, former employee, independent contractor or Continuing Employee (including any beneficiary or dependent thereof) a third party beneficiary of this Section 5.7 or any rights relating hereto.

Section 5.8 Directors’ and Officers’ Indemnification and Insurance.

(a) All rights to indemnification and exoneration (including provisions relating to expense reimbursement) now existing in favor of any current or former director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) under the Company Organizational Documents or in agreements between an Indemnified Party and the Company or one of its Subsidiaries, shall survive the Merger and shall continue in full force and effect (and shall not be amended, repealed or otherwise modified in any adverse respect) for a period of not less than six years after the Effective Time. Parent shall assume and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants in this Section 5.8.

(b) In addition and not in limitation of the terms of Section 5.8(a), following the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless and shall, to the extent necessary, provide the Surviving Corporation with sufficient funds to indemnify, defend and hold harmless all Indemnified Parties to the fullest extent permitted by applicable Laws against all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including liabilities arising out of or pertaining to all acts and omissions arising out of or relating to their services as directors or officers of the Company or its Subsidiaries occurring prior to the Effective Time, whether commenced, asserted or claimed before or after the Effective Time. If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter arising out of or pertaining to any acts or omissions arising out of or relating to such Indemnified Party’s services as a director or officer of the Company or any of its Subsidiaries occurring prior to the Effective Time in respect of which such Indemnified Party would be entitled to be indemnified by the Company, which Legal Action continues or is initiated after the Effective Time, then following the Effective Time Parent shall pay, or cause the Surviving Corporation to pay, as incurred such Indemnified Party’s legal fees, costs and expenses incurred in connection with such Legal Action, subject to receipt of an undertaking by or on behalf of such Indemnified Party to repay such legal fees, costs and expenses if it is ultimately determined by a court of competent jurisdiction (after all rights to appeal shall have expired) that such Indemnified Party is not entitled to be indemnified under applicable Laws.

(c) The Surviving Corporation shall purchase effective as of the Effective Time and maintain, with insurance carriers believed to be financially sound and reputable and without any lapse in coverage, tail policies to the current directors’ and officers’ liability insurance maintained on the date of this Agreement by the Company, which tail policies (i) shall not have an annual premium in excess of 225% of the amount set forth in Section 5.8(c) of the Company Disclosure Letter, which amount the Company represents and warrants to be the annual premium currently paid by the Company to maintain the existing policies (such 225% amount being the “Maximum Premium”), (ii) shall be effective for a period from the Effective Time through and including the date six years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (iii) shall contain coverage that is at least as protective to the Persons covered by such existing policies and shall in any event include non-management directors Side A (DIC) coverage; provided, however, that if equivalent coverage cannot be obtained or can be obtained only by paying an annual premium in excess of the Maximum Premium, Parent shall only be required to obtain as much similar insurance as possible for an annual premium equal to the Maximum Premium. Upon request of an insured party, Parent shall provide copies of any such insurance policies to the insured parties thereunder and shall provide all cooperation reasonably necessary in connection with the processing of any eligible claim thereunder.

(d) If the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent or their properties and assets, as the case may be, shall succeed to the obligations set forth in this Section 5.8.

(e) The Surviving Corporation and Parent, jointly and severally, shall pay all reasonable expenses, including reasonable attorneys’ fees and expenses, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.8 as such expenses and fees are incurred upon the written request of any Indemnified Party subject the last sentence of Section 5.8(a).

(f) This Section 5.8 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective successors, assigns, heirs and legal representatives. The indemnification, exoneration and advancement of expenses provided for herein shall be in addition to, and not in limitation of, any other rights to which an Indemnified Person is entitled, whether pursuant to the charter or bylaws or any other organizational documents of the Company or any of its Subsidiaries, or by Law, contract or otherwise.

(g) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

Section 5.9 Required Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI and, in the case of Parent and its Affiliates, the Financing Agreements are satisfied and to consummate the transactions expressly contemplated by this Agreement and the Financing as promptly as practicable.

Section 5.10 Consents; Filings; Further Action.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of Parent and the Company shall (i) use its commercially reasonable efforts to obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the transactions expressly contemplated by this Agreement and (ii) thereafter make any other submissions either required or deemed appropriate by either Parent or the Company, in connection with the transactions expressly contemplated by this Agreement under (A) the Securities Act and the Exchange Act, (B) the HSR Act, (C) the DGCL, (D) any other applicable Laws and (E) the rules and regulations of the Nasdaq. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing. Neither Parent nor the Company shall file any such document if the other party has reasonably objected to the filing of such document. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions expressly contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the transactions expressly contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any such Governmental Entity that is related to the transactions expressly contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Entity in connection with the transactions expressly contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall use its commercially reasonable efforts to resolve any objections that may be asserted with respect to the transactions expressly contemplated by this Agreement under any antitrust, competition or trade regulatory Laws.

(c) Notwithstanding the foregoing, nothing in this Section 5.10 shall require, or be construed to require, Parent to agree to (i) sell, hold separate, divest, discontinue or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates or (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses which, in either case, could reasonably be expected to (x) be material to Parent and its Subsidiaries, taken as a whole, or to the Company and its Subsidiaries, taken as a whole, or (y) materially and adversely impact the economic or business benefits to Parent of the transactions expressly contemplated by this Agreement.

Section 5.11 Public Announcements. Neither Parent nor the Company will, and neither Parent nor the Company will permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions expressly contemplated by this Agreement without the prior consent (which consent will not be unreasonably withheld) of the Company, in the case of a proposed announcement or statement by Parent, or Parent, in the case of a proposed announcement or statement by the Company; provided, however, that (i) the Company may, without the prior consent of Parent, issue or cause the publication of any press release or other public announcement to the extent it determines that so doing is required by Law or by the rules and regulations of Nasdaq, in which case the Company will use commercially reasonable efforts to consult with Parent in advance and (ii) either party make public statements (but may not publish any press release) that are consistent with such party’s prior (but after the date of this Agreement) public disclosures regarding the transactions expressly contemplated by this Agreement.

Section 5.12 Stock Exchange De-listing. Parent and the Surviving Corporation shall use their commercially reasonable efforts to cause the Company Common Stock to be de-listed from the Nasdaq and de-registered under the Exchange Act promptly following the Effective Time.

Section 5.13 Fees, Costs and Expenses. Except as otherwise expressly provided herein, whether or not the Merger is consummated, all fees, costs and expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions expressly contemplated by this Agreement (collectively, “Expenses”) shall be paid by the party incurring those Expenses. For the avoidance of doubt, Parent shall pay all filing fees for the filings required under the HSR Act and the Company shall pay all expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including applicable SEC filing fees) and the solicitation of the Requisite Company Vote.

Section 5.14 Takeover Statutes. If any Takeover Statute is or becomes applicable to this Agreement, the Merger or the other transactions expressly contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such Takeover Statute. The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and, at the request of Parent, their respective Affiliates) from any Takeover Statute of any jurisdiction that may purport to be applicable to this Agreement, the Merger or the other transactions expressly contemplated by this Agreement or otherwise cause any restrictions therein not to apply.

Section 5.15 Defense of Litigation. The Company shall not settle or offer to settle any Legal Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions expressly contemplated by this Agreement without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions expressly contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Sub in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

Section 5.16 Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(a) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

(b) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(c) promptly notify Parent of any material Legal Action or audit pending or threatened against the Company or any of its Subsidiaries in respect of any Tax matter, and not settle or compromise any such Legal Action or audit without Parent’s prior written consent; and

(d) not make or revoke any material Tax election or adopt or change a Tax accounting method without Parent’s prior written consent.

Section 5.17 Financing.

(a) Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Stock Purchase Agreement, Parent shall use commercially reasonable efforts to take (or cause to be taken) all actions and do (or cause to be done) all things, necessary, proper or advisable to: (i) obtain the Equity Financing contemplated by the Stock Purchase Agreement; (ii) maintain in effect the Stock Purchase Agreement; (iii) satisfy on a timely basis all conditions applicable to Parent set forth in the Stock Purchase Agreement that are within its control; (iv) give such notice to the Greenbriar Funds as may be required under the Stock Purchase Agreement in order to permit the consummation of the Equity Financing to occur as soon as practicable following the Company Stockholders Meeting (and in any event not later than the third Business Day after the date on which the Company Stockholders Meeting is held); (v) consummate the Equity Financing contemplated by the Stock Purchase Agreement at or prior to the Closing; and (vi) fully enforce the rights of Parent under the Stock Purchase Agreement. Parent shall not, prior to the termination of this Agreement, terminate or agree to terminate the Stock Purchase Agreement and shall not amend, alter or waive, or agree to amend, alter or waive, any term of the Stock Purchase Agreement that would reduce the aggregate purchase price to be paid to Parent thereunder or that would reasonably be expected to delay or prevent the closing of the Financing under the Stock Purchase Agreement or the Debt Commitment Letter, in each case, without the prior written consent of the Company (which may be withheld by the Company in its sole discretion). Not later than two Business Days prior to any other amendment, modification or waiver of the Stock Purchase Agreement (other than immaterial amendments that will not have the effect of reducing the aggregate purchase price or delaying or preventing the closing of the transactions thereunder), Parent shall provide the Company with a copy of any such amendment, modification or waiver and shall afford the Company an opportunity to comment thereon. Parent shall promptly (and in any event within one Business Day) notify the Company of (i) the termination (or attempted or purported termination, whether or not valid) of the Stock Purchase Agreement, (ii) the entry of any Order (as defined in the Stock Purchase Agreement), whether or not final or nonappealable, or (iii) any refusal by the Greenbriar Funds to close or any stated intent by the Greenbriar Funds to refuse to close the purchase and sale of the Parent capital stock as contemplated by the Stock Purchase Agreement.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall, and Parent shall cause each of its Subsidiaries to, use commercially reasonable efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, after giving effect to the “market flex” terms in the fee letter referred to therein (or on terms which would not be reasonably expected to delay or prevent the closing of the Merger, the Equity Financing or the Debt Financing), and use its respective commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter and negotiate definitive agreements with respect to the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (or on terms which would not be reasonably expected to delay or prevent the closing of the Merger, the Equity Financing or the Debt Financing), (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in such definitive agreements that are within their reasonable control, and (iii) consummate the Debt Financing contemplated by the Debt Commitment Letter at or prior to the Closing. If all conditions in the Debt Commitment Letter (other than the availability of funding of any of the Equity Financing) have been satisfied or, upon funding will be satisfied, each of Parent and Merger Sub shall use its commercially reasonable efforts to cause such lenders and the other Persons providing such Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions expressly contemplated by this Agreement and otherwise enforce its rights under the Financing Agreements.

(c) Neither Parent nor Merger Sub shall, prior to the termination of this Agreement, terminate or agree to terminate the Debt Commitment Letter without the prior written consent of the Company (which may be withheld by the Company in its sole discretion) nor shall either amend, alter or waive, or agree to amend, alter or waive, any term of the Debt Commitment Letter or any provision of the fee letter referenced in the Debt Commitment Letter to the extent any such amendment, alteration, or waiver would reasonably be expected to delay or prevent the Closing, without the prior written consent of the Company (which may be withheld by the Company in its sole discretion); provided, however, that Parent and Merger Sub may replace the Debt Commitment Letter without the need to obtain the consent of the Company so long as (i) the terms would not be reasonably expected to delay or prevent the Closing and (ii) the conditions to the Debt Financing set forth in the Debt Commitment Letter as of the date of this Agreement would not be expanded in a manner that would reasonably be expected to delay or prevent the Closing; and in any such event, Parent shall disclose to the Company its intention to obtain such alternative financing, shall keep the Company informed of the terms thereof and shall deliver to the Company final drafts of the commitment letter (the “New Debt Commitment Letter”) providing for such alternative financing. The term “Debt Commitment Letter” shall be deemed to refer to the New Debt Commitment Letter from and after such time as it replaces the original Debt Commitment Letter. The term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letter to the extent not so superseded at the time in question and the New Debt Commitment Letter to the extent then in effect. Parent shall promptly (and in any event within one Business Day) notify the Company of the expiration or termination of the Debt Commitment Letter and its replacement with the New Debt Commitment Letter (if applicable).

(d) Prior to the Effective Time, the Company shall (and shall cause each of its Subsidiaries to) provide, and shall use its commercially reasonable efforts to cause its Representatives, including legal and accounting Representatives, to provide, in each case, at Parent’s sole expense (in accordance with the reimbursement provisions below), all cooperation reasonably requested by Parent or Merger Sub and that is necessary in connection with arranging and obtaining the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing”), including:

(i) assisting with the preparation of offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations and rating agency presentations in connection with the Available Financing (all such documents and materials, collectively, the “Offering Documents”);

(ii) preparing and furnishing Parent and Merger Sub and the lenders that have committed to provide or otherwise entered into agreements in connection with the Available Financing or other financings in connection with the transactions expressly contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto (collectively, the “Financing Sources”) as promptly as reasonably practicable with all Required Information as may be reasonably requested by Parent or Merger Sub to assist in preparation of the Offering Documents and executing customary authorization and management representation letters and certificates;

(iii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions (including bringdown diligence sessions), drafting sessions and sessions with rating agencies in connection with the Available Financing, including direct contact between senior management and Representatives of the Company and its Subsidiaries and the Financing Sources, and obtaining any corporate, credit and ratings from rating agencies contemplated by the Debt Commitment Letter;

(iv) obtaining comfort letters from accountants and consents from the Company’s independent auditors;

(v) assisting in the preparation of definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents as may be requested by Parent or Merger Sub;

(vi) facilitating the pledging of collateral for the Available Financing, including taking commercially reasonable actions necessary to permit the Financing Sources of the Available Financing to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Available Financing;

(vii) using commercially reasonable efforts to obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be reasonably requested by Parent or Merger Sub in connection with the Available Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, appraisals, engineering reports, surveys, title insurance, landlord consents, waivers and access agreements, but not including any consents of any customers under any Company Contracts to the consummation of the transactions contemplated by this Agreement; and

(viii) facilitating the consummation of the Available Financing, including cooperating with Parent and Merger Sub to satisfy the conditions precedent to the Available Financing to the extent within the control of the Company and its Subsidiaries, and taking all actions, subject to the occurrence of the Effective Time, reasonably requested by Parent or Merger Sub to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available immediately upon the Effective Time.

Notwithstanding the foregoing provisions of this Section 5.17(d), (1) no obligations of the Company, its Subsidiaries or their Representatives under any such agreement, certificate, document or instrument shall be effective until the Effective Time, (2) neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee, expense reimbursement or other fee or payment to obtain consent or to incur any liability with respect to the Available Financing prior to the Effective Time, (3) neither the Company nor any of its Subsidiaries shall be required to take any corporate action to approve or execute any definitive documents under the Available Financing prior to the Effective Time, (4) neither the Company nor any of its Subsidiaries shall be obligated to disclose any non-public information under circumstances that the Company reasonably believes will require a public filing with respect thereto under the Exchange Act, the Nasdaq rules or applicable Law, and (5) neither the Company nor any if its Subsidiaries shall be required to file a registration statement with the SEC under the Securities Act until after the Effective Time.

(e) The Company and each of its Subsidiaries hereby consent to the use of its logos in connection with the Available Financing so long as such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(f) Parent shall promptly, upon request by the Company and without regard to whether the Effective Time shall occur, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.17. The Company shall have no obligation to pay any such costs, fees and expenses requested by the Company to be advanced by Parent unless and until Parent or Merger Sub so advances such costs, fees and expenses. Regardless of whether the Closing occurs, Parent and Merger Sub, jointly and severally, shall indemnify and hold harmless the Company, its Subsidiaries, and their respective officers, directors, stockholders, Affiliates and representatives, and each person, if any, who controls any of the foregoing within the meaning of Section 20 of the Exchange Act from and against any and all costs, fees, expenses and damages suffered or incurred by any of them in connection with any actions taken pursuant to this Section 5.17, except to the extent that such costs, fees, expenses or damages are caused by the gross negligence or willful misconduct of any such Persons.

(g) All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the Financing Sources and other potential sources of capital, rating agencies and prospective lenders and investors during syndication of the Available Financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(h) Parent and Merger Sub shall keep the Company reasonably informed with respect to the Financing. If Parent or Merger Sub shall have Knowledge of any fact or event which will or would reasonably be expected to prevent the conditions set forth in Section 6.2(e) from being satisfied or prevent the Financing from being obtained timely as required herein, Parent shall as promptly as practicable (and in any event not later than twenty-four (24) hours thereafter) disclose the same to the Company in reasonable detail.

(i) The Company shall be deemed to have satisfied each of its obligations set forth in this Section 5.17 if the Company shall have used its commercially reasonable efforts to comply with such obligation, regardless of whether or not the conditions to the Financing are satisfied or the Effective Time occurs.

(j) Each party acknowledges and agrees that the obligations of each party with respect to the Financing are only as set forth in this Section 5.17, and no other provision herein, including Section 5.9, shall be deemed to expand or otherwise modify such obligations.

Section 5.18 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions expressly contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Company Vote.

(b) Antitrust. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that (i) restrain, enjoin or otherwise prohibit consummation of the Merger or the other transactions expressly contemplated by this Agreement or (ii) to the extent the same relates to the Company or any of its Subsidiaries or to consummation of the Merger, would have a material adverse effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality,” “material to the Company and its Subsidiaries, taken as a whole,” or “Company Material Adverse Effect” set forth in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such dates (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “material to the Company and its Subsidiaries, taken as a whole,” or “Company Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company set forth in Sections 3.3, 3.4, 3.10, 3.12, 3.34 and 3.35 shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company acting by and on behalf of the Company (and not in his personal capacity), certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

(e) Financing. The proceeds of the Financing available to Parent and Merger Sub pursuant to the Stock Purchase Agreement and the Debt Commitment Letter, or if applicable, any New Debt Commitment Letter, together with funds otherwise available to Parent or the Surviving Corporation, shall be sufficient, if funded, to pay (i) the Merger Consideration and other amounts payable under this Agreement and (ii) fees and expenses payable upon or as a result of consummation of the Closing; provided, that this condition will be considered satisfied if the material breach by Parent or Merger Sub or any of their respective Affiliates of any of their representations, warranties, covenants or other obligations under this Agreement or any of the Financing Agreements, as applicable, has been a principal cause of, or resulted in, the failure of Financing to be so available.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such dates (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect; provided, however, that the representations and warranties of each of Parent and Merger Sub set forth in Sections 4.2 and 4.3 shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as if made and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, signed by a senior executive officer of Parent acting by and on behalf of Parent (and not in his personal capacity), certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of the parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions expressly contemplated by this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and the Company.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a) if the Merger has not been consummated by January 18, 2011 (the “Outside Termination Date”), except that the right to terminate this Agreement under this clause (a) shall not be available to (i) the Company if the actions or failure to fulfill any of the obligations of the Company or any of its Affiliates set forth in this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by such date and (ii) Parent if the actions or failure to fulfill any of the obligations of Parent, Merger Sub or any of their respective Affiliates set forth under this Agreement or any of the Financing Agreements, as applicable, has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

(b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (or adjournment or postponement thereof) at which a quorum is present and the Requisite Company Vote is not obtained;

(c) if any Law prohibits consummation of the Merger; or

(d) if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable, subject to compliance with Section  5.10.

Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if the board of directors of the Company withdraws, modifies or amends the Company Board Recommendation in any manner adverse to Parent;

(b) if (i) the board of directors of the Company approves, endorses or recommends a Superior Proposal, (ii) the Company enters into an agreement in principle or definitive agreement relating to a Superior Proposal, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement, (iv) the Company fails to make the Company Board Recommendation or include the Company Board Recommendation in the Company Proxy Statement, (v) the board of directors of the Company refuses to affirm the Company Board Recommendation within three Business Days of any request from Parent to do so (including following the Go-Shop End Date), or (vi) the Company or its board of directors publicly announces its intention to do any of the foregoing;

(c) if the board of directors of the Company exempts any Person other than Parent or any of its Affiliates from the provisions of Section 203 of the DGCL; or

(d) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Sections 6.2(a), 6.2(b) or 6.2(c) and (ii) has not been cured by the Company by the earlier of (A) 20 Business Days after the Company’s receipt of written notice of such breach from Parent or (B)  the Outside Termination Date.

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a) if the board of directors of the Company approves, and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Proposal, but only so long as:

(i) the Requisite Company Vote has not yet been obtained;

(ii) the Company is not then and has not been in breach of any of its obligations under Section 5.3, other than any immaterial breach that has not resulted in any prejudice or disadvantage to Parent or Merger Sub;

(iii) the board of directors of the Company has determined in good faith, (A) after consulting with its Experienced Financial Advisor, that such definitive agreement constitutes a Superior Proposal and (B) after consulting with Experienced Counsel, that such action is required to comply with its fiduciary obligations to its stockholders under applicable Laws;

(iv) the Company has notified Parent in writing that it intends to enter into such definitive agreement, attaching the most current version of such definitive agreement (including any amendments, supplements or modifications) to such notice;

(v) during the four Business Day period following Parent’s receipt of such notice, (A) the Company has offered to negotiate with (and, if accepted, negotiated with), and has caused its financial and legal advisors to offer to negotiate with (and, if accepted, negotiate with), Parent in making such adjustments to the terms and conditions of this Agreement as are acceptable to Parent and as would enable the Company to proceed with the Merger and the other transactions expressly contemplated by this Agreement, and (B) the board of directors of the Company has determined in good faith, after considering the results of such negotiations and any revised proposals made by Parent that the Superior Proposal giving rise to such notice continues to be a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material term of such Superior Proposal referred to in Section 7.4(a) shall require a new notice referred to in Section 7.4(a)(iv) and a new four Business Day period referred to in this Section 7.4(a)(v)); and

(vi) each of the termination and the entrance into the definitive agreement referred to in Section 7.4(a) occurs within two Business Days following the last four Business Day period referred to in Section 7.4(a)(v);

(b) if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) (other than as a result of the failure of Parent to obtain the financing as contemplated by Section 5.17) and (ii) has not been cured by Parent by the earlier of (A) 20 Business Days after Parent’s receipt of written notice of such breach from the Company or (B) the Outside Termination Date; or

(c) if all of the conditions to Closing set forth in Article VI (other than (A) the condition set forth in Section 6.2(e) and (B) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (B), which conditions would be satisfied if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination and the condition specified in Section 6.2(e) has not been satisfied by the date that is the earlier to occur of (i) 20 Business Days after Parent’s receipt of written notice from the Company respecting the Company’s intention to terminate this Agreement pursuant to this Section 7.4(c) or (ii) the Business Day immediately prior to the Outside Termination Date.

Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such party), except that (a) if such termination results from the willful breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, then the Company shall be fully liable for any Liabilities incurred or suffered by the Parent or Merger Sub as a result of such failure or breach and (b) if such termination results from the willful breach by the Parent or any its Affiliates of any of their respective representations, warranties, covenants or agreements contained in this Agreement or any Financing Agreement, then the Parent and Merger Sub shall be fully liable for any Liabilities incurred or suffered by the Company as a result of such failure or breach. The provisions of Sections 5.13, 7.5 and 7.6 and Article  VIII shall survive any termination of this Agreement.

Section 7.6 Expenses Following Termination.

(a) Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions expressly contemplated hereby shall be paid in accordance with the provisions of Section 5.13.

(b) The Company shall pay, or cause to be paid, to Parent upon termination by wire transfer of immediately available funds an amount equal to the relevant Termination Fee:

(i) if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made before or concurrently with such termination;

(ii) if this Agreement is terminated by Parent pursuant to Sections 7.3(a), 7.3(b) or 7.3(c), in which case payment shall be made within two Business Days after such termination;

(iii) if (A) a Takeover Proposal shall have been made or proposed to the Company or its stockholders or otherwise publicly announced (whether or not conditional), (B) this Agreement is terminated by either Parent or the Company pursuant to Sections 7.2(a) or 7.2(b) and (C) within 12 months following the date of such termination, the Company or any of its Subsidiaries enters into any agreement in principle or definitive agreement providing for the implementation of a Takeover Proposal or shall consummate any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which case payment shall be made within two Business Days after the date on which the Company or such Subsidiary enters into such agreement in principle or definitive agreement or consummates such Takeover Proposal, as applicable. For purposes of the foregoing clause (C) only, references in the definition of the term “Takeover Proposal” to the figure “15%” shall be deemed to be replaced by the figure “50%”.

(iv) The parties hereto agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) If (i) this Agreement is terminated by the Company pursuant to Section 7.4(c) or (ii) all of the conditions to Closing set forth in Article VI (other than (A) the condition set forth in Section 6.2(e) and (B) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (B), which conditions would be satisfied if the Closing were held on the Outside Termination Date) have been satisfied or waived on or prior to the Outside Termination Date and the condition specified in Section 6.2(e) has not been satisfied on the Outside Termination Date, Parent shall pay, or cause to be paid, by wire transfer of immediately available funds, an amount equal to $2,000,000 to the Company, representing reimbursement of certain Expenses incurred by the Company in connection with the Transaction, in which case payment shall be made within two Business Days after such termination.

(d) Each of the Company and Parent acknowledges that (i) the agreements contained in this Section 7.6 are an integral part of the transactions expressly contemplated by this Agreement and (ii) without these agreements, the Company, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company or Parent fail to pay when due any amounts required to be paid by it pursuant to this Section 7.6 and, in order to obtain such payment, Parent or the Company, as applicable, commences a Legal Action which results in a judgment against the Company or Parent, as applicable, for such amounts, then in addition to the amount of such judgment, the Company shall pay to Parent or Parent shall pay to the Company, as applicable, an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by Parent or Company, as applicable, in connection with such Legal Action, together with interest from the date of termination of this Agreement on all amounts so owed at the base rate of Citibank, N.A. per annum in effect from time to time during such period plus 3%.

(e) Notwithstanding anything in this Agreement to the contrary, but subject to Section 7.6(e)(iii):

(i) If the Termination Fee is due and payable, the payment of such Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub and their respective Affiliates against the Company and any of its former, current or future directors, officers, stockholders, Affiliates, employees or agents (or any of their successors or permitted assignees) or against any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, Affiliate, employee or agent of any of the foregoing (or any of their successors or permitted assignees) (collectively, the “Company Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise in connection with this Agreement, and upon payment of such amount, none of the Company or any other Company Parties shall have any further liability or obligation arising out of or relating to this Agreement or the transactions expressly contemplated hereby and in no event shall Parent, Merger Sub, or any of their respective Affiliates seek, or be entitled to, any equitable relief or equitable remedies of any kind whatsoever, including specific performance.

(ii) If the expense reimbursement referenced in Section 7.6(c) becomes due and payable, the payment thereof shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub and any of their respective former, current or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or agents (or any of their successors or permitted assignees) or against any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, Affiliate, employee or agent of any of the foregoing (or any of their successors or permitted assignees) (collectively, the “Parent Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise in connection with this Agreement, and upon payment of such amount, none of Parent, Merger Sub or any other Parent Parties shall have any further liability or obligation arising out of or relating to this Agreement or the transactions expressly contemplated hereby and in no event shall the Company or any of its Affiliates seek, or be entitled to, any equitable relief or equitable remedies of any kind whatsoever, including specific performance.

(iii) Nothing in this Section 7.6 shall relieve (A) the Company from liability for any willful breach of its representations, warranties, covenants or agreements set forth in this Agreement or (B) Parent from liability for any willful breach of its or its Affiliates’ representations, warranties, covenants or agreements set forth in this Agreement or any Financing Agreement.

Section 7.7 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, so long as (a) no amendment that requires stockholder approval under applicable Laws shall be made without such required approval and (b) such amendment has been duly approved by the board of directors of each of Merger Sub and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.8 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.9 Procedure for Termination, Amendment, Extension or Waiver. In order to be effective, (a) any termination or amendment of this Agreement shall require the prior approval of that action by the board of directors of each party seeking to terminate or amend this Agreement and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of a duly authorized designee of the board of directors of the party or parties entitled to extend or waive that obligation or condition.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” means, when used with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, none of the Greenbriar Funds or any of their respect Affiliates shall be deemed to be an Affiliate of Parent or Merger Sub for purposes of this Agreement.

(b) “Business Day” means any day, other than Saturday, Sunday or a day on which banks located in New York, New York or Pittsburgh, Pennsylvania are authorized or obligated by Law to close, and shall consist of the time period from 12:01 a.m. through midnight Eastern time.

(c) “Company Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or together with other effects, events, developments, changes, states of fact, conditions, circumstances or occurrences, is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industry in which the Company operates; (ii) changes in the industry in which the Company operates, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (iii) any change in Law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (iv) acts of war, armed hostility or terrorism, in each such case to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industry in which the Company operates; (v) the announcement or pendency of this Agreement and the transactions expressly contemplated hereby; or (vi) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case to the extent that the same is required by the terms of this Agreement.

(d) “Contracts” means any written contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

(e) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, fringe benefits, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements and employment agreements, for the benefit of, or relating to, any current or former director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries or any ERISA Affiliates of the Company or any of its Subsidiaries.

(f) “ERISA” means the Employee Retirement Income Security Act of 1974.

(g) “ERISA Affiliate” means any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code) or (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), any of which includes the Company.

(h) “Excluded Subsidiary” means any Subsidiary of the Company that satisfies each of the following conditions: (i) such Subsidiary is not currently engaged, and since January 1, 2009 has not been engaged, in any material business or activity, (ii) such Subsidiary holds no material assets (including direct or indirect ownership of any interest in any other Subsidiary of the Company other than an Excluded Subsidiary), (iii) such Subsidiary is not subject to any material Liability or obligation in respect of which the Company or any other Subsidiary of the Company may have any Liability, whether as guarantor or otherwise, and (iv) the dissolution of which could not materially affect the Company and its Subsidiaries, taken as whole, or result in the Company or any other Subsidiary of the Company (other than another Excluded Subsidiary) incurring any Liability to which it is not currently subject.

(i) “Financing Agreements” means the Stock Purchase Agreement, the Debt Commitment Letter or, if applicable, any New Debt Commitment Letter and the definitive documents pertaining to the Debt Commitment Letter or, if applicable, any New Debt Commitment Letter.

(j) “Greenbriar Funds” means Greenbriar Equity Fund II, L.P., a Delaware limited partnership, Greenbriar Equity Fund II-A L.P., a Delaware limited partnership, and Greenbriar Co-Investment Partners II, L.P., a Delaware limited partnership.

(k) “Hazardous Substances” means: (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (iii) any other substance that is or may become the subject of regulatory action under any Environmental Laws.

(l) “Indebtedness” means: (i) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding trade payables and receivables in the ordinary course of business consistent with past practice), including indebtedness evidenced by a note, bond, debenture or similar instrument; (ii) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP; (iii) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (iv) liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements; and (v) any guarantee of any such obligations described in clauses (i) through (iv) of this definition.

(m) “Intellectual Property” means all rights in any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents; (ii) trademarks, service marks, logos, trade dress, trade names, and goodwill associated with the foregoing; (iii) copyrights; (iv) trade secrets, including trade secret know-how, inventions and proprietary business information; (v) computer software programs, including all source code, object code and related specifications, designs and documentation; (vi) Internet domain names, URLs and other computer identifiers; and (vii) all registrations and applications for any of the foregoing.

(n) “Knowledge” means, when used with respect to Parent, the knowledge, after due inquiry (as defined below), of Herbert S. Shear (Chief Executive Officer) or Richard L. Roadarmel (Chief Financial Officer) and, when used with respect to the Company, the knowledge, after due inquiry (as defined below), of Todd R. Peters (Chief Executive Officer), John M. Pinkerton (Chief Financial Officer), Joseph Salamunovich (Vice President - General Counsel), F. Antony Francis (President - Logistics & Electronics), Michael LePore (Senior Vice President - Operations and Business Development (Drivetrain)) or John J. Machota (Vice President - Human Resources) of the Company. “Due inquiry” means an actual reading of the representations and warranties made in this Agreement, followed by an actual inquiry of those members of senior management on subjects relevant to the areas as to which they have managerial oversight responsibility.

(o) “Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(p) “Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

(q) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

(r) “Parent Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or together with other effects, events, developments, changes, states of fact, conditions, circumstances or occurrences, is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in the industry in which the Company operates; (ii) changes in the industry in which Parent operates, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (iii) any change in Law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (iv) acts of war, armed hostility or terrorism, in each such case to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in the industry in which Parent operates; (v) the announcement or pendency of this Agreement and the transactions expressly contemplated hereby; or (vi) any action taken by Parent, or which Parent causes to be taken by any of its Subsidiaries, in each case to the extent that the same is required by the terms of this Agreement.

(s) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(t) “Qualifying SEC Report” means (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and (ii) any Company SEC Report filed after the date of filing of such Form 10-K that is filed with the SEC on the SEC’s EDGAR system at least one Business Day prior to the date of this Agreement.

(u) “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of such Person and its Subsidiaries.

(v) “Required Information” means all financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested of the Company by Parent or Merger Sub, including: (i) financial statements prepared in accordance with GAAP, financial data and audit reports; (ii) other information and data regarding the Company and the Subsidiaries of the type and form, and for the periods, in each case, required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities under the Securities Act, and of the type and form, and for the periods, in each case, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Available Financing and in the Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made; and (iii) such other information and data as otherwise required in connection with the Debt Financing and the transactions expressly contemplated by this Agreement or as otherwise necessary in order to assist in receiving a customary “comfort” letter (including “negative assurance” comfort) from the independent auditors of the Company.

(w) “Solvent” shall mean, with respect to any Person, that (i) the fair saleable value of the property of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of liabilities of such Person and its Subsidiaries as of such date, (ii) such Person and its Subsidiaries are able to pay all liabilities of such Person and its Subsidiaries as such liabilities mature and (iii) such Person and its Subsidiaries do not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries.

(x) “Subsidiary” means, when used with respect to any Person, any other Person that such first Person directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock of such Person.

(y) “Superior Proposal” means a Takeover Proposal involving a merger or consolidation of the Company, the acquisition of all or a majority of the Company Common Stock or the acquisition of all or substantially all of the Company Assets: (i) that includes consideration per share of Company Common Stock that is greater than the per share Merger Consideration and otherwise is on terms that the board of directors of the Company has determined in its good faith judgment (after consultation with its Experienced Financial Advisor and Experienced Counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) are more favorable to the Company’s stockholders from a financial point of view than this Agreement, and (ii) with respect to which the board of directors of the Company has determined in good faith (after consultation with its Experienced Financial Advisor and Experienced Counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted) without unreasonable delay.

(z) “Takeover Proposal” means any proposal or offer relating to: (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries; (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 15% or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 15% or more of the voting power of the capital stock of Company or any of its Subsidiaries, including by way of a tender offer or exchange offer; (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or any of its Subsidiaries; or (v) any other transaction having a similar effect to those described in clauses (i) – (iv), in each case other than the transactions expressly contemplated by this Agreement; provided, however, that no proposal or offer relating solely to the acquisition of all or any part of the Company’s drivetrain business (whether by merger, consolidation, reorganization, purchase of stock or assets or otherwise) shall constitute a Takeover Proposal.

(aa) “Tax Returns” means any reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(bb) “Taxes” means: (i) any federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties; (ii) any transferee liability in respect of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group); and (iii) any liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any items described in clauses (i) or (ii) above.

(cc) “Termination Fee” means (i) $15,000,000 if this Agreement is terminated because an agreement referred to in Section 7.4(a) has been entered into with any Person prior to the Go-Shop End Date, and (ii) $20,000,000 in all other cases in which a Termination Fee is payable by the Company.

(dd) “Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 8.2 Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any Contracts, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such Contracts, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of Contracts, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and permitted successors and assigns.

Section 8.3 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 8.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.

Section 8.5 Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any Legal Action in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

Section 8.6 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions expressly contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

Section 8.7 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or Merger Sub, to: Genco Distibution System, Inc. 100 Papercraft Park Pittsburgh, PA 15238
Facsimile: Attention:	(412) 826-0856 Herbert S. Shear
with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064
Facsimile: Attention:	(212) 757-3990 Toby S. Myerson, Esq. Tarun M. Stewart, Esq.

and

Thorp Reed & Armstrong, LLP

One Oxford Street Center

301 Grant Street, 14th Floor

Pittsburgh, PA 15219

Facsimile: (412) 394-2555

Attention: James K. Goldberg, Esq.

If to the Company, to:

ATC Technology Corporation

1400 Opus Place, Suite 600

Downers Grove, IL 60515

Facsimile: Attention:	(630) 663-8221 Joseph Salamunovich

with a copy to: Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071-3197
Facsimile: Attention:	(213) 229-6979 Bruce D. Meyer, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 8.7, (b) if delivered by overnight courier service, the next business day after such communication is sent to the address specified in this Section 8.7, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.7 and appropriate confirmation is received.

Section 8.8 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.9 Parties in Interest. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement, other than (a) with respect to the provisions of Section 5.8 which shall inure to the benefit of the Persons benefiting therefrom who are intended third-party beneficiaries thereof, (b) at the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) at the Effective Time, the rights of the holders of Company Stock Options to receive the payments contemplated by the applicable provisions of Section 2.3 in accordance with the terms and conditions of this Agreement.

Section 8.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.11 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation.

Section 8.13 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 8.14 Specific Performance. Subject to Section 7.6(e), the parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.15 No Reliance. The Company’s representations and warranties in Article III are the product of negotiations among the parties hereto and are solely for the benefit of Parent and Merger Sub. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto pursuant to Section 7.8 and are qualified by a confidential disclosure letter containing non-public information. Consequently, the Company’s representations and warranties in Article III may not be relied upon by Persons other than the parties hereto as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date, and such representations and warranties may not be relied upon by the Company’s stockholders in making the decision to approve and authorize this Agreement and the transactions expressly contemplated by this Agreement. This Agreement may only be enforced by Parent and Merger Sub.

Section 8.16 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

GENCO DISTRIBUTION SYSTEM, INC.

By:
Name:
Title:

TRANSFORMERS MERGER SUB, INC.

By:
Name:
Title:

ATC TECHNOLOGY CORPORATION

By:
Name:
Title:

Appendix B

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words ‘depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.)

Appendix C

Investment Banking

July 18, 2010

Board of Directors

ATC Technology Corporation

1400 Opus Place – Suite 600

Downers Grove, IL 60515

Members of the Board of Directors:

ATC Technology Corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger dated as of July 18, 2010 (the “Agreement”) by and among the Company, GENCO Distribution System, Inc., a Pennsylvania corporation (the “Parent”) and Transformers Merger Sub, Inc. a Delaware corporation and wholly-owned subsidiary of the Parent (the “Merger Sub”). Pursuant to the Agreement, the Parent will acquire the Company in a merger in which (i) the Merger Sub will merge with and into the Company (the “Merger”); and (ii) upon effectiveness of the Merger, each issued and outstanding share of common stock of the Company, par value $.01 per share (the “Common Stock”), except for excluded shares and any Dissenting Shares (each as defined in the Agreement), will be converted into the right to receive $25.00 per share in cash, without interest (the “Consideration”).

In connection with your consideration of the Merger, you have requested our opinion as to the fairness, from a financial point of view, to the holders of the Common Stock (other than the Parent, the Merger Sub and their affiliates) of the Consideration to be received by the holders of the Common Stock (other than the Parent, the Merger Sub and their affiliates) in the Merger. Pursuant to your request, we have only considered the fairness of the Consideration payable, from a financial point of view, to the holders of the Common Stock (other than the Parent, the Merger Sub and their affiliates) in the Merger, and we express no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the Consideration to be received by holders of Common Stock pursuant to the Agreement. As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts for the business in fiscal years from 2010 to 2015 (the “Forecasts”), concerning the business and operations of the Company furnished to us for purposes of our analysis; (ii) reviewed publicly available information including, but not limited, to the Company’s recent filings with the Securities and Exchange Commission and equity analyst research reports covering the Company prepared by various investment banking firms, including our firm; (iii) reviewed the draft Agreement dated July 16, 2010 in the form presented to the Company’s Board of Directors; (iv) compared the historical market prices and trading activity of the Common Stock with those of other publicly traded companies we deemed relevant; (v) compared the financial position and operating results of the Company with those of other publicly traded companies we deemed relevant and considered the market trading multiples of such companies; (vi) compared the proposed financial terms of the Merger with the financial terms of other business combinations we deemed relevant; and (vii) considered the present values of the forecasted cash flows of the Company. We have held discussions with members of the Company’s senior management concerning the Company’s historical and current financial condition and operating results, as well as the future prospects of the Company. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

Robert W. Baird & Co.

777 East Wisconsin Avenue

Milwaukee WI 53202-5391

Main 414 765-3758

Toll Free 800 792-2473

Fax 414 765-3912

www.rwbaird.com

Board of Directors

July 18, 2010

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company. We have not independently verified any information supplied to us by the Company or the Parent regarding the parties to the Merger that formed a substantial basis for our opinion. We have not been engaged to independently verify, and have not assumed any responsibility to verify, any such information, and we have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us. We have assumed that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company’s financial statements; (ii) the financial statements of the Company provided to us present fairly the results of operations, cash flows and financial condition of the Company for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company’s senior management as to the future performance of the Company, and we have relied upon such Forecasts in the preparation of this opinion; (iv) the Merger will be consummated in accordance with the terms and conditions of the draft Agreement without waiver or amendment by any party of any material term or condition to their respective obligations thereunder; (v) in all respects material to our analysis, the representations and warranties contained in the draft Agreement are true and correct and that each party will perform in all material respects all of the covenants and agreements required to be performed by it under such Agreement; and (vi) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Merger have been or will be obtained. We have not considered any strategic, operating or cost benefits that might result from the Merger or any expenses relating to the Merger. We have relied as to all legal matters regarding the Merger on the advice of counsel of the Company. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company. In each case, we have made the assumptions above with your consent.

Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement to be provided to the Company’s shareholders in connection with the Merger. Any reference to us or our opinion in the Proxy Statement, however, shall be subject to our prior review and approval. We were not authorized to, and did not, solicit indications of interest for potential alternative transactions to the Merger prior to the date hereof. Accordingly, this opinion does not address the relative merits of: (i) any other transactions that may be or might have been available as an alternative to the Merger; or (ii) the Merger compared to any other potential alternative transactions or business strategies considered by the Company’s Board of Directors. In addition, this opinion does not address the relative merits of the Merger, the draft Agreement, or any other agreements or other matters contemplated by the draft Agreement. This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger.

Board of Directors

July 18, 2010

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us against certain liabilities that may arise out of our engagement. We will not receive any other significant payment or compensation contingent upon the successful completion of the Merger. In the past, we have provided investment banking services to the Company for which we received our customary compensation. No material relationship between the Company, the Parent or any other party to the Merger is mutually understood to be contemplated in which any compensation is intended to be received.

We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time trade the securities of the Company for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Our firm may also prepare equity analyst research reports from time to time regarding the Company.

Our opinion was approved by a fairness committee, a majority of the members of which were not involved in providing financial advisory services on our behalf to the Company in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company’s common stock (other than the Parent, the Merger Sub and their affiliates) is fair, from a financial point of view, to the holders of the Company’s common stock (other than the Parent, the Merger Sub and their affiliates).

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED